                                                                     EXHIBIT T3E


OFFERING MEMORANDUM AND
SOLICITATION OF CONSENTS AND ACCEPTANCES

                               ENVIROSOURCE, INC.

                                Offer to Exchange

                       At Least $63 Million in the Form of
           Cash or Principal Amount of 14% Subordinated Notes due 2008
                                   (or Combination Thereof),
                $25 Million in the Form of Series A Redeemable Preferred Stock,
                                       and
                     All Outstanding Shares of Common Stock

                                       for

                     $270 Million Aggregate Principal Amount
                                     of its
                          9 3/4% Senior Notes due 2003
                             (CUSIP No. 29409K-AB-7)
                                       and
                     9 3/4% Senior Notes due 2003, Series B
                             (CUSIP No. 29409K-AE-1)
                                       and
                                 Solicitation of
                  Consents for Amendments to Related Indentures
                                       and
                      Acceptances of a Prepackaged Plan of Reorganization

--------------------------------------------------------------------------------

EACH EXCHANGE OFFER AND THE SOLICITATION PERIOD FOR CONSENTS TO THE PROPOSED AMENDMENTS AND ACCEPTANCES OF THE PREPACKAGED PLAN WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 12, 2001, UNLESS EXTENDED AS DESCRIBED HEREIN. WITHDRAWAL RIGHTS FOR TENDERS OF EACH SERIES OF SENIOR NOTES AND REVOCATION RIGHTS FOR CONSENTS AND ACCEPTANCES WILL EXPIRE UPON EXECUTION OF THE RELATED SUPPLEMENTAL INDENTURES.
--------------------------------------------------------------------------------



        In connection with a comprehensive restructuring of the liabilities of Envirosource, Inc. (the "Company"), the Company is offering to exchange (each an "Exchange Offer" and collectively the "Exchange Offers") all of its outstanding 9 3/4% Senior Notes due 2003 (the "Series A Senior Notes") and 9 3/4% Senior Notes due 2003, Series B (the "Series B Senior Notes" and, together with the Series A Senior Notes, the "Senior Notes") for an aggregate of at least $63 million in the form of cash or principal amount of its 14% Subordinated Notes due 2008 (the "Subordinated Notes") (or combination thereof), 270,000 shares of its new Series A Redeemable Preferred Stock, with an aggregate liquidation preference of $25 million (the "Preferred Stock"), and 1,080,000 shares of its Common Stock (the "Common Stock"), representing all of the Common Stock after the Exchange Offers. None of the Preferred Stock, Common Stock or Subordinated Notes will trade on any established exchange.

                                                        (Continued on Next Page)

               You should read the section entitled "Risk Factors" beginning on page 20 for a discussion of certain risks that should be considered in evaluating the Exchange Offers and the solicitation of consents and acceptances.



June 11, 2001

               Holders of Senior Notes will receive at least $233.33 in the form of cash or Subordinated Notes (or a combination thereof), one share of Preferred Stock with a liquidation preference of $92.5926 per share and four shares of Common Stock for each $1,000 principal amount of Senior Notes properly tendered and not withdrawn in the Exchange Offers (the "Exchange Consideration").

               The amount of cash to be paid relative to the aggregate principal amount of Subordinated Notes to be issued as Exchange Consideration is dependent upon the amount of cash that the Company has available to it. Such availability will depend in part upon the amount that the Company will be able to borrow under the New Credit Facility (as defined below) or the Existing Credit Facility (as defined below) and the amount of cash that the Company has on hand. Any adjustment to the Exchange Consideration to be paid in the Exchange Offers will be made and announced by the Company on or prior to June 28, 2001. If the Company reasonably determines on such date that it will not have sufficient cash to pay such amount entirely in cash on or prior to the Expiration Time (as defined below), all or a portion of the $63 million to be paid to the holders of Senior Notes will be paid in the form of Subordinated Notes equal in principal amount to the reduction in cash consideration. Based upon projected availability under the Existing Credit Facility the Company anticipates that holders of Senior Notes will receive an aggregate of $12 million in cash and $51 million in Subordinated Notes. The Company also will pay to the holders of Senior Notes an additional pro rata share of cash equal to the amount, if any, by which the sum of (i) cash and cash equivalents held by the Company on June 28, 2001 less the $1.2 million to be paid in connection with the Merger (as defined below) plus
(ii) amounts reasonably expected on such date to be available to be borrowed by the Company under the Existing Credit Facility or New Credit Facility immediately upon the consummation of the Exchange Offers and the Merger, less fees and expenses associated with the transactions, exceeds $7 million.

        The Subordinated Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined below).

        The Company is soliciting consents ("Consents") to amend certain provisions of the indenture, dated July 1, 1993, under which the Series A Senior Notes were issued (the "Series A Indenture") and certain provisions of the indenture, dated September 30, 1997, under which the Series B Senior Notes were issued (the "Series B Indenture" and, together with the Series A Indenture, the "Indentures"). The proposed amendments (the "Proposed Amendments") will eliminate substantially all of the restrictive covenants and modify certain of the event of default provisions and certain other provisions of the Indentures. The completion, execution and delivery of a Letter of Transmittal, Consent and Acceptance will be deemed to constitute the holder's Consent to the Proposed Amendments unless properly withdrawn on or prior to the Withdrawal Expiration Time in the manner described herein.

        The Company has obtained sufficient Consents to approve the Proposed Amendments. A supplemental indenture ("Supplemental Indenture") with respect to each of the Series A Indenture and Series B Indenture will be executed and delivered by the Company and United States Trust Company of New York, the trustee under the Indentures (the "Trustee"). Each Supplemental Indenture will be effective upon execution but will not be operative until the Exchange Offers are consummated.

        The Company is soliciting acceptances ("Acceptances") of a proposed prepackaged plan of reorganization of the Company under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") substantially in the form set forth in Annex A (the "Prepackaged Plan") pursuant to which the Senior Notes would be exchanged for the same consideration offered in the Exchange Offers. If the Exchange Offers are not consummated, but the Company has received the requisite Acceptances on or prior to the Expiration Time, the Company will file a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code and seek prompt confirmation of the Prepackaged Plan in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). This Offering Memorandum contains a detailed description of the Prepackaged Plan. See "Prepackaged Plan."

        The Exchange Offers are conditioned upon, among other things, (1) there having been validly tendered and not withdrawn prior to the Expiration Time at least 98% in outstanding principal amount of the Senior Notes (the "Minimum Condition"), (2) the certificate of merger effecting the Merger having been filed with, and accepted for recording by, the Secretary of State of the State of Delaware, (3) the indenture governing the Subordinated Notes having been qualified under the Trust Indenture Act of 1939, as amended, and (4) the Supplemental Indentures being effective. See "The Exchange Offers and Solicitation of Consents and Acceptances - Conditions of the Exchange Offers."

        The Exchange Offers will expire at 5:00 p.m., New York City time, on July 12, 2001, or at any later time and date to which the Exchange Offers may from time to time be extended by the Company (the "Expiration Time"). Senior Notes that have been tendered in the Exchange Offers may be withdrawn at any time prior to the time that the Company and the Trustee execute and deliver a Supplemental Indenture effecting the Proposed Amendments with respect to each Indenture (for each Exchange Offer, the "Withdrawal Expiration Time"). No Acceptances or Consents may be revoked after the Withdrawal Expiration Time. An extension of the Expiration Time will not result in the extension or reinstatement of withdrawal rights with respect to such Exchange Offer or revocation rights with respect to Consents or Acceptances if such extension occurs after the Withdrawal Expiration Time.

        The Company is soliciting Acceptances of the Prepackaged Plan under Chapter 11 of the Bankruptcy Code from the holders of the Senior Notes pursuant to which, if approved by the Bankruptcy Court, the Senior Notes will be exchanged for substantially the same consideration offered in the Exchange Offers. The Company will commence a Chapter 11 bankruptcy proceeding only if the Exchange Offers are not consummated but the Company has received the requisite Acceptances of the Prepackaged Plan on or prior to the Expiration Time. Only holders of a beneficial interest in the Senior Notes as of the date that is two business days prior to the Expiration Time (the "Record Date") will be entitled to vote to accept or reject the Prepackaged Plan. A tender of Senior Notes at any time prior to the Record Date shall constitute a representation that the holder of the beneficial interest in the Senior Notes so tendered will continue to be such a holder on the Record Date. In order for the Prepackaged Plan to be confirmed by the Bankruptcy Court, the Exchange Agent must receive Letters of Transmittal, Consent and Acceptance evidencing the Acceptances of (i) the holders of beneficial interests in at least two-thirds of the aggregate principal amount of the Senior Notes and (ii) not less than a majority in number of such holders of beneficial interests in the Senior Notes, in both cases of those actually voting on the Prepackaged Plan. Holders of a beneficial interest in the Senior Notes must accept the Prepackaged Plan in order to tender Senior Notes in the Exchange Offers, and the tendering of Senior Notes in the Exchange Offers will be deemed to be a vote to accept the Prepackaged Plan. Holders of a beneficial interest in the Senior Notes may reject the Prepackaged Plan if they do not tender Senior Notes in the Exchange Offers and they indicate such rejection in the Instruction Letter. Those holders of a beneficial interest in the Senior Notes that neither tender Senior Notes in the Exchange Offers nor vote to reject the Prepackaged Plan will be deemed to have abstained from voting on the Prepackaged Plan.

        If the Exchange Offers are not consummated, but the Company has received the requisite Acceptances on or prior to the Expiration Time, the Company will be obligated, pursuant and subject to the Exchange Agreement (as defined below), to file a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code and seek prompt confirmation of the Prepackaged Plan in the Bankruptcy Court.

        Accrued interest from December 16, 2000 on Senior Notes accepted for exchange in the Exchange Offers will not be paid, and a tender of Senior Notes (upon acceptance for exchange thereof) will be deemed a waiver of any right to receive such interest and any obligation of the Company to pay such interest. By tendering Senior Notes, Holders (as defined below) of the Senior Notes will be deemed to have the right to give such waiver and will indemnify the Company to the extent such waiver is not effective with respect to any liability the Company may have for failure to pay such interest on such tendered Senior Notes. No accrued interest will be paid on the Senior Notes if the Exchange Offers are not consummated and the Company seeks protection under Chapter 11 of the Bankruptcy Code as contemplated by the Prepackaged Plan.

        The Company has entered into an exchange and voting agreement (the "Exchange Agreement") with GSCP Recovery, Inc., a Cayman Islands company, and GSC Recovery II, L.P., a Delaware limited partnership, both of which are controlled by GSCP (NJ), L.P. (the "GSC Entities" or the "Principal Noteholders"), which together beneficially own 63% of the aggregate principal amount of the Senior Notes. The Exchange Agreement prohibits the Principal Noteholders from transferring beneficial ownership of Senior Notes to any person other than the Company and obligates them to tender their Senior Notes in the Exchange Offers. In addition, the Principal Noteholders have consented or caused the consent to the Proposed Amendments and accepted the Prepackaged Plan pursuant to the terms of the Exchange Agreement. Consequently, the Company will receive sufficient Acceptances to have the Prepackaged Plan confirmed by the Bankruptcy Court if holders of an additional 4% of the principal amount of the Senior Notes vote to accept the Prepackaged Plan and a majority in number of the holders of beneficial interests in Senior Notes of those actually voting on the Prepackaged Plan vote to accept the Prepackaged Plan.

        The Company has obtained from the Principal Noteholders waivers of those provisions of the Indentures, if any, that might be violated as a result of the consummation of the Merger or the entering into of the New Credit Facility. Consequently, the Merger may be consummated without the risk of causing a default under the Indentures, which default would give rise to the right of the Holders to accelerate the payment of principal and accrued and unpaid interest on the Senior Notes.

                             -----------------------

        The Company is relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the "Securities Act"), to exempt each Exchange Offer from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to "any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange." Each Exchange Offer is also, pursuant to Section 18(b)(4)(C) of the Securities Act, exempt from the registration and qualification requirements of state securities laws. The Company has no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting votes to accept or reject the Exchange Offers. In addition, none of the Company's financial advisors and no broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Exchange Offers.

        Under current interpretations of the Securities and Exchange Commission (the "Commission"), securities that are obtained in a Section 3(a)(9) exchange assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. To the extent that the Senior Notes are unrestricted securities, the Preferred Stock, Common Stock and Subordinated Notes to be issued in the Exchange Offers will be unrestricted securities. In such event, recipients who are not "affiliates" of the Company (as such term is defined in Rule 144 under the Securities Act) will be able to resell the Preferred Stock, the Common Stock or Subordinated Notes without registration. Recipients who are affiliates of the Company may resell their securities subject to the provisions of Rule 144, absent registration or the availability of another appropriate exemption.

        NONE OF THE SECURITIES OFFERED HEREBY HAVE BEEN APPROVED OR DISAPPROVED BY THE COMMISSION, ANY STATE OR FOREIGN SECURITIES AUTHORITY OR ANY OTHER REGULATORY AUTHORITY, NOR HAS THE COMMISSION OR ANY SUCH AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF THESE TRANSACTIONS OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFERING MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

        THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE EXCHANGE OFFERS ARE NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE EXCHANGE OFFERS WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, THE COMPANY MAY, IN ITS SOLE JUDGMENT, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO EXTEND THE EXCHANGE OFFERS TO HOLDERS IN SUCH JURISDICTION.

        THE COMPANY HAS NO ARRANGEMENT OR UNDERSTANDING WITH ANY BROKER, DEALER, AGENT OR OTHER PERSON TO SOLICIT TENDERS OF THE SENIOR NOTES. REGULAR EMPLOYEES OF THE COMPANY, WHO WILL NOT RECEIVE ADDITIONAL COMPENSATION THEREFOR, MAY SOLICIT TENDERS FROM HOLDERS.

        NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER HOLDERS SHOULD TENDER SENIOR NOTES PURSUANT TO THE EXCHANGE OFFERS OR DELIVER CONSENTS OR ACCEPTANCES PURSUANT TO THE SOLICITATION OF CONSENTS AND ACCEPTANCES. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFERS OR THE SOLICITATION OF CONSENTS AND ACCEPTANCES OTHER THAN THOSE CONTAINED IN THE OFFER DOCUMENTS. IF MADE OR GIVEN, SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                             -----------------------

        BECAUSE NO BANKRUPTCY CASE HAS BEEN FILED, THE ADEQUACY OF THE DISCLOSURE IN THIS OFFERING MEMORANDUM CONCERNING THE PREPACKAGED PLAN HAS NOT BEEN APPROVED BY ANY BANKRUPTCY COURT. IF SUCH A CASE IS SUBSEQUENTLY COMMENCED, THE COMPANY INTENDS TO SEEK AN ORDER OF THE BANKRUPTCY COURT THAT THE SOLICITATION OF VOTES ON THE PREPACKAGED PLAN WAS IN COMPLIANCE WITH SECTION 1126(b) OF THE BANKRUPTCY CODE.


        ANY ESTIMATES OF CLAIMS SET FORTH IN THIS OFFERING MEMORANDUM MAY VARY FROM THE FINAL AMOUNTS OF CLAIMS ALLOWED BY ANY BANKRUPTCY COURT.


        ACCEPTANCES MAY BE REVOKED AT ANY TIME BEFORE THE WITHDRAWAL EXPIRATION TIME, BUT MAY NOT BE REVOKED AFTER SUCH DATE AND BEFORE A BANKRUPTCY CASE HAS BEEN COMMENCED, EXCEPT AS REQUIRED BY LAW. IF A BANKRUPTCY CASE HAS BEEN COMMENCED, REVOCATIONS OF ACCEPTANCES MAY BE EFFECTED ONLY WITH THE APPROVAL OF THE BANKRUPTCY COURT.

                                    IMPORTANT


        Accompanying this Offering Memorandum and Solicitation of Consents and Acceptances (this "Offering Memorandum") are the following documents:

     (i)     Letter of Transmittal, Consent and Acceptance (Blue);

     (ii)    Letter to Brokers  (Yellow);

     (iii)   Instruction Letter (Green);

     (iv)    Notice of Guaranteed Delivery (Grey); and

     (v) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (White).


        Registered holders of Senior Notes (together with DTC participants authorized by The Depository Trust Company ("DTC") to tender Senior Notes, the "Holders") must complete the Letter of Transmittal, Consent and Acceptance in order to ensure that Senior Notes are validly deposited pursuant to the terms and conditions of the Exchange Offers and that votes with respect to the acceptance or rejection of the Prepackaged Plan are cast in accordance with the terms and conditions of the solicitation of Acceptances.

        Questions and requests for assistance or additional copies of this Offering Memorandum, the Letter of Transmittal, Consent and Acceptance, Letter to Brokers, Instruction Letter and the Notice of Guaranteed Delivery (collectively, the "Offer Documents") may be directed to MacKenzie Partners, Inc., the information agent in connection with the Exchange Offers and solicitation of Consents and Acceptances (the "Information Agent"), at the address, telephone number and facsimile number set forth on the back cover of this Offering Memorandum. Requests for additional copies of the Offer Documents may also be directed to brokers, dealers, commercial banks, trust companies or other nominees.

        Any Holder wishing to tender Senior Notes should either (i) complete and sign the accompanying applicable Letter of Transmittal, Consent and Acceptance (or a facsimile thereof) in accordance with the instructions set forth therein, have his or her signature thereon guaranteed (if required by Instruction 1 of the Letter of Transmittal, Consent and Acceptance), and send or deliver it together with any other required documents, including, without limitation, certificates evidencing such Senior Notes (or, in the case of Senior Notes delivered by book-entry transfer, confirmation of the transfer of such Senior Notes into the Exchange Agent's account with DTC pursuant to the procedures set forth herein and in the Letter of Transmittal, Consent and Acceptance) to the Exchange Agent at the address and facsimile number set forth on the back cover of this Offering Memorandum, or (ii) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction on his or her behalf. A beneficial owner who has Senior Notes registered or held in an account in DTC in the name of a broker, dealer, commercial bank, trust company or other nominee (a "Beneficial Owner") must complete an Instruction Letter and deliver it to such broker, dealer, commercial bank, trust company or other nominee. Copies of the Instruction Letter may be obtained from your broker, dealer or other nominee or from the Information Agent. See "The Exchange Offers and Solicitation of Consents and Acceptances -- Procedures for Tendering Senior Notes and Delivering Consents."

        DTC has authorized its participants that hold Senior Notes on behalf of Beneficial Owners to tender their Senior Notes as if they were the registered holders thereof. To tender Senior Notes, DTC participants should either (i) complete and sign the Letter of Transmittal, Consent and Acceptance, or a facsimile thereof, have the signature thereon guaranteed (if required by Instruction 1 of the Letter of Transmittal, Consent and Acceptance) and mail or deliver it to DTC pursuant to the procedures set forth under "The Exchange Offers and Solicitation of Consents and Acceptances -- Procedures for Tendering Senior Notes and Delivering Consents," or (ii) transmit their acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP") and follow the procedure for book-entry transfer set forth under "The Exchange Offers and Solicitation of Consents and Acceptances -- Procedures for Tendering Senior Notes and Delivering Consents -- Tender of Senior Notes Held Through DTC." The Letter of Transmittal, Consent and Acceptance (or a facsimile thereof) properly completed and duly executed, along with any required signature guarantees and any other required documents, must in any case be transmitted to, and received by, the Exchange Agent on or prior to the Expiration Time, or the guaranteed delivery procedures described herein must be complied with.

        Any Holder desiring to tender Senior Notes and whose Senior Notes are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Senior Notes by following the procedures for guaranteed delivery set forth under "The Exchange Offers and Solicitation of Consents and Acceptances -- Procedures for Tendering Senior Notes and Delivering Consents."

        THIS OFFERING MEMORANDUM AND THE ACCOMPANYING LETTER OF TRANSMITTAL, CONSENT AND ACCEPTANCE CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE EXCHANGE OFFERS AND THE SOLICITATION OF CONSENTS AND ACCEPTANCES.

                                 ---------------

        The board of directors of the Company (the "Board of Directors") has unanimously approved the Restructuring Plan (as defined below) and the Prepackaged Plan and deemed the transactions contemplated by such plans as being in the best interests of the Company. The Board of Directors has recommended that the Company's stockholders vote for the Merger (as defined below) pursuant to which the stockholders will receive $0.20 per share of Common Stock. The Board of Directors believes that its recommendation to the stockholders pursuant to its fiduciary obligations makes it inappropriate for the Board of Directors to make any recommendation to the Holders of the Senior Notes with respect to the Exchange Offers. Accordingly, the Board of Directors expresses no opinion and remains neutral with respect to the Exchange Offers. See "Restructuring Plan
- Background and Purpose of the Restructuring Plan - Reasons" and "Annex B -- Liquidation Analysis."

        Each Holder and Beneficial Owner must make his or her own decision concerning these matters. Holders and Beneficial Owners should carefully consider the income tax consequences of accepting the Exchange Offers and the Prepackaged Plan. See "Certain U.S. Federal Income Tax Considerations."

        Holders and Beneficial Owners should not construe the contents of this Offering Memorandum as investment, legal or tax advice. Holders and Beneficial Owners should consult their own counsel, accountants and other advisors as to legal, tax, business, financial and related aspects of an investment in the Subordinated Notes, Preferred Stock and Common Stock. In making an investment decision regarding the Preferred Stock, Common Stock and Subordinated Notes, Holders and Beneficial Owners must rely on their own examination of the Company and the terms of the Exchange Offers and Prepackaged Plan.

        Any statement contained in a document referred to in this Offering Memorandum or any supplement hereto is to be considered modified or replaced to the extent that a statement contained herein or in any supplement or any subsequently filed document modifies or replaces such statement. Any statement so modified or replaced is not to be considered, except as so modified or replaced, to be a part of this Offering Memorandum.

                                           TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
AVAILABLE INFORMATION...........................................................................................viii
INCORPORATION BY REFERENCE......................................................................................viii
FORWARD LOOKING STATEMENTS......................................................................................ix
SUMMARY ........................................................................................................1
RISK FACTORS....................................................................................................20
CAPITALIZATION..................................................................................................27
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.................................................................28
PROJECTED CONSOLIDATED FINANCIAL DATA...........................................................................29
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA.................................................................31
RESTRUCTURING PLAN..............................................................................................37
MANAGEMENT......................................................................................................53
THE EXCHANGE OFFERS AND SOLICITATION OF CONSENTS AND ACCEPTANCES................................................57
THE PROPOSED AMENDMENTS.........................................................................................66
DESCRIPTION OF CAPITAL STOCK....................................................................................68
DESCRIPTION OF THE SUBORDINATED NOTES...........................................................................74
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS..................................................................83
PLAN OF DISTRIBUTION............................................................................................89
PREPACKAGED PLAN................................................................................................90

Annex A - Prepackaged Plan.....................................................................................A-1
Annex B - Liquidation Analysis.................................................................................B-1
Annex C - Third Supplemental Indenture with respect to Series A Senior Notes...................................C-1
Annex D - First Supplemental Indenture with respect to Series B Senior Notes...................................D-1
Annex E - Certificate of Designations, Preferences and Rights of Series A Redeemable Preferred Stock...........E-1


                              AVAILABLE INFORMATION

        The Company files reports and other information with the Commission. The Company's Annual Report on Form 10-K for the year ended December 31, 2000, as amended, has been filed with the Commission. Reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                           INCORPORATION BY REFERENCE

        The Company hereby incorporates by reference into this Offering
Memorandum:

        1. its Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2000; and

        2. its Quarterly Report on Form 10-Q for the three months ended March 31, 2001.

        All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the initial delivery of this Offering Memorandum and prior to the termination of the Exchange Offers shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Memorandum to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Memorandum.

        The Company will provide without charge to each person to whom a copy of this Offering Memorandum is delivered, upon written or oral request of any such person, a copy of any and all of such documents (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Requests for such copies should be directed to:

                                 Leon Z. Heller
                  Vice President, General Counsel and Secretary
                               Envirosource, Inc.
                           1155 Business Center Drive
                        Horsham, Pennsylvania 19044-3454
                                 (215) 956-5654

                           FORWARD LOOKING STATEMENTS


        This Offering Memorandum contains "forward-looking statements" within the meaning of Section 21E of the Exchange Act. Statements that do not state historical facts are forward-looking statements. Words such as "believe," "expect" and "anticipate" and similar expressions identify forward-looking statements. Although the Company believes that its forward-looking statements are based on expectations and assumptions that are reasonable, forward-looking statements are inherently subject to risk and uncertainties, some of which cannot be predicted. Various uncertainties exist with respect to the Company's operations and business environment, and their outcomes are dependent on various important risk factors. The Company cautions users of this document that numerous important risk factors discussed below, among others, may have caused prior actual results, and could cause future results, to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Among the factors or uncertainties that could cause actual results to differ from forward-looking statements are the Company's dependence on customers in the North American steel industry, which continues to experience a general economic downturn; the Company's dependence on a few customers; changes in the regulatory environment in which the Company operates; the Company's significant financial leverage; the ability of the Company to complete its restructuring; and the impact of the restructuring on the Company's relationship with its customers. See "Risk Factors."

                                     SUMMARY

        The following summary is provided for your convenience. It does not describe all the details of the Exchange Offers and solicitation of Consents and Acceptances. Holders are urged to read the more detailed information set forth in this Offering Memorandum, including the Annexes hereto.

                                   The Company

        Envirosource, Inc. (the "Company") provides customers in the North American steel industry with a wide range of specialized services primarily related to the handling and processing of steel making co-products. These services are generally provided pursuant to long-term contracts that enable the Company to integrate its processes on-site with those of its customers. The Company is a holding company that conducts its operations exclusively through its subsidiaries. The Company's principal operating subsidiary is International Mill Service, Inc. ("IMS"), which provides steel mills with a variety of cost-effective and reliable on-site steel reclamation and other specialized services that are essential to the effective functioning of steel mills. These services include slag removal, material handling, surface conditioning and scrap handling. The Company's other principal operating subsidiary, Envirosource Technologies, Inc. ("Technologies"), provides off-site treatment, stabilization and disposal services for steel mills and other industrial customers.

        The Company has served the steel industry for over 65 years, and management believes that the Company is considered one of the premier providers of such services to the North American steel industry with a reputation for quality and reliability. For the year ended December 31, 2000, the Company generated revenues of $185 million and EBITDA of $48 million (after giving pro forma effect to the sale, in 2000, of the Company's Envirosafe Services of Idaho, Inc. subsidiary ("ESII")). While EBITDA has declined since the Series B Senior Notes were issued in 1997, management believes that the Company's operations have stabilized, coinciding with a change in management in early 1999 and an increased focus on maximizing profits. The decline in EBITDA since 1997 was due largely to (i) significant declines in production and prices in the Company's landfill business, which stabilized in 2000, (ii) significant declines in production and prices in the North American steel industry, which is expected to improve after 2001, and (iii) the loss of several significant customers, a portion of which were replaced by a major contract with a new customer, which began to ramp up in the latter half of 2000.

        The Company is a Delaware corporation. The Company's principal executive offices are located at 1155 Business Center Drive, Horsham, Pennsylvania 19044-3454, and its telephone number is (215) 956-5654.

                   Background and Purpose of the Restructuring

        The purpose of the restructuring of the Company's liabilities is to enhance the Company's long-term viability. Specifically, the restructuring is designed to reduce the book value of the Company's outstanding debt obligations from $293.6 million at March 31, 2001 to a book value of approximately $90.3 million on a pro forma basis as of the consummation of the restructuring and assuming 100% of the Senior Notes are tendered and the Company borrows $23.9 million under IMS's $40 million senior credit facility with Bank of America (the "Existing Credit Facility"). Based upon projected cash balances, the Company expects to borrow an additional $15.6 million under the Existing Credit Facility.

        The Company's liabilities exceed its assets, and it may not be able to meet its significant debt obligations as they come due in the future. At March 31, 2001, the Company had $293.6 million of total indebtedness outstanding, including $270 million aggregate principal amount of the Senior Notes, $8.3 million outstanding under the Existing Credit Facility and $14.8 million of capital lease obligations. The Company's EBITDA less net capital expenditures for the year ended December 31, 2000 would have been $20.6 million after giving pro forma effect to the sale of the Company's ESII subsidiary, and is expected to decline in 2001. The Company anticipates that if the restructuring were not consummated, its interest expense would be approximately $30 million during 2001, including an aggregate of $26.3 million payable under the Senior Notes in equal amounts in June and December. Although a failure of the Company to make the interest payments due in June on the Senior Notes would be a default under the Indentures, the Company would have until the end of a 30-day grace period on July 15, 2001 to make such payments before debt payments could be accelerated. If the Company fails to make such interest payments on or before July 15, 2001, the Holders of 25% or more of the aggregate principal amount of each of the Series A Senior Notes or the Series B Senior Notes may cause the aggregate principal amount of, and accrued and unpaid interest on, the Senior Notes of such series to be due and payable immediately.

        To date, the Company has been able to service its outstanding debt and other obligations with cash generated from operations. Although the Company is currently in compliance with all of its obligations under the Senior Notes and the Existing Credit Facility, the ability of the Company to meet both its debt obligations and capital expenditure requirements in the future will be dependent on its future operating performance. The uncertain outlook of the North American steel industry for 2001, and its inherent effect on the Company's businesses, may create significant challenges to the Company's ability to obtain capital resources sufficient to meet all of its objectives for the upcoming year. Current projections indicate operating cash flow for 2001 will likely decrease from the $21.4 million realized in 2000 (before giving effect to the sale of the Company's ESII subsidiary in 2001). Several of the Company's customers declared bankruptcy in late 2000 and early 2001, and the Company believes that additional bankruptcies are possible during 2001 as the North American steel industry continues to suffer from excess capacity, weak steel prices, high energy costs, and high levels of imported steel sold in the United States.

        The Company's high level of debt relative to expected cash flow and the resulting strain on the Company's capital resources has caused its management to consider a number of alternatives and pursue discussions with its bank lenders and major noteholders. Since April 2001, the Company has engaged in active discussions with GSCP (NJ), L.P., a private investment company that specializes in recapitalizations and control restructurings ("GSC" and, together with its affiliates "GSC Partners"), which beneficially owns approximately $170.3 million principal amount of the Senior Notes, or 63% of the outstanding principal amount of the Senior Notes. The Company and GSC Partners have agreed to pursue a comprehensive restructuring of the liabilities of the Company either through a restructuring outside of bankruptcy (the "Restructuring Plan"), of which the Exchange Offers are a part, or through a prepackaged Chapter 11 reorganization pursuant to the Prepackaged Plan. The terms of the Restructuring Plan and the Prepackaged Plan have been negotiated with GSC Partners. See "Restructuring Plan--Background and Purpose of the Restructuring Plan--Background to the Financial Restructuring Plan."

        If the Exchange Offers are not consummated, but the Company receives the requisite Acceptances of the Prepackaged Plan on or prior to the Expiration Time, the Company will, pursuant and subject to the provisions of the Exchange Agreement, file a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code and seek prompt confirmation of the Prepackaged Plan in the Bankruptcy Court. Should the restructuring of the Company be consummated under the Prepackaged Plan instead of the Restructuring Plan, the Holders will, subject to Bankruptcy Court approval, receive substantially the same consideration that the tendering Holders would have received upon consummation of the Exchange Offers, but at a later date, without interest and at the risk that the Bankruptcy Court may not confirm the Prepackaged Plan in the form sought. The stockholders of the Company also will receive the same consideration that they would have received in the Merger. However, the Company cannot estimate the potential cost to its business of such a bankruptcy filing or the increased expenses of its professional advisors. The Company has already received Acceptances of the Prepackaged Plan from the Principal Noteholders that together hold 63% of the principal amount of the Senior Notes. As a result, the Company will have the requisite Acceptances for confirmation of the Prepackaged Plan if the holders of an additional 4% of the principal amount of the Senior Notes vote to accept the Prepackaged Plan and a majority in number of the holders of a beneficial interest in the Senior Notes actually voting on the Prepackaged Plan vote to accept the Prepackaged Plan.

        The Company believes that completing a restructuring through the Restructuring Plan or the Prepackaged Plan is essential to its ability to continue to operate as a going concern. Failure to complete one of these restructuring plans could result in a bankruptcy without a pre-negotiated plan with creditors and possible liquidation of the Company. The Board of Directors has unanimously approved the Restructuring Plan and the Prepackaged Plan and deemed the transactions contemplated by such plans as being in the best interests of the Company. The Board of Directors has recommended that the Company's stockholders vote for adoption of the Merger Agreement pursuant to which the stockholders will receive $0.20 per share of Common Stock. The Board of Directors believes that its recommendation to the stockholders pursuant to its fiduciary obligations makes it inappropriate for the Board of Directors to make any recommendation to the Holders of the Senior Notes with respect to the Exchange Offers. Accordingly, the Board of Directors expresses no opinion and remains neutral with respect to the Exchange Offers. See "Restructuring Plan - Background and Purpose of the Restructuring Plan - Reasons" and "Annex B--Liquidation Analysis."

                               Restructuring Plan

        The Restructuring Plan has two principal components:

        o   the Exchange Offers and solicitation of Consents and Acceptances;
            and

        o the merger of ES Acquisition Corp., a newly formed Delaware corporation controlled by GSC Partners ("Merger Subsidiary"), with and into the Company with the Company as the surviving corporation (the "Merger").

        Neither the Exchange Offers nor the Merger will be consummated until all of the conditions to the other have been satisfied or waived.

        The Exchange Offers and Solicitation of Consents and Acceptances

        The principal purpose of the Exchange Offers is to convert not less than 98% of the aggregate principal amount of the Senior Notes into equity of the Company and a significantly reduced amount of new debt of the Company. The principal purpose of the solicitation of Consents is to amend the Indentures governing the Series A Senior Notes and the Series B Senior Notes to eliminate substantially all the restrictive covenants and certain events of default contained in such Indentures in order to give the Company greater operational and financial flexibility.

        The Company has entered into the Exchange Agreement with the Principal Noteholders, which together beneficially own 63% of the aggregate principal amount of the Senior Notes. The Exchange Agreement prohibits the Principal Noteholders from transferring beneficial ownership of the Senior Notes to any person other than the Company and obligates them to tender such Senior Notes in the Exchange Offers. In addition, the Principal Noteholders and related parties have consented to the Proposed Amendments, waived those provisions of the Indentures, if any, that might be violated as a result of the consummation of the Merger or the entering into of the New Credit Facility and agreed to accept the Prepackaged Plan. The Exchange Agreement provides that the Company may not waive any of the conditions to the Exchange Offers or amend any terms or conditions of the Exchange Offers without the prior written consent of the GSC Entities, and, upon the request of the GSC Entities, the Company will waive the condition to the Exchange Offers that 98% of the aggregate principal amount of the Senior Notes be properly tendered and the condition that the Supplemental Indentures have been executed and are effective. The Company has committed to resoliciting Acceptances of the Prepackaged Plan if it has not received Acceptances from a majority in number of those voting on the Prepackaged Plan on July 14, 2001. The Exchange Agreement further provides that the Company will reimburse GSC Partners for all reasonable out-of-pocket expenses incurred by GSC Partners and its affiliates in connection with the Restructuring and the Prepackaged Plan. The Exchange Agreement will be terminated (a) upon the mutual agreement of the Company and the GSC Entities or (b) at the sole discretion of the GSC Entities, if, among other things, (i) the Company breaches any covenant or representation or warranty that individually or in the aggregate have, or would reasonably be expected to have, a "material adverse effect" on the Company, (ii) the Exchange Offers have not been consummated and the Prepackaged Plan has not been filed with the Bankruptcy Court on or prior to July 16, 2001,
(iii) a plan of reorganization in the Chapter 11 case has not been confirmed by the Bankruptcy Court on or prior to September 30, 2001 in the context of the Prepackaged Plan or November 15, 2001 in the context of a prearranged plan, (iv) the Prepackaged Plan has not become effective within fifteen days after confirmation thereof, or (v) in the event there is a conversion of the Chapter 11 case to a case under Chapter 7 of the Bankruptcy Code, the appointment of a trustee or an examiner with expanded powers in the Chapter 11 case, or if the Chapter 11 case is dismissed. Within four business days of being advised by the Company either that FS Equity Partners II, L.P. has elected to terminate its Support Agreement, the GSC Entities will notify the Company either that Merger Subsidiary has elected to terminate the Merger Agreement, whereupon the Exchange Agreement will terminate, or that Merger Subsidiary has elected not to terminate the Merger Agreement, in which case the Company will file the Chapter 11 case. See "Restructuring Plan - Restructuring Plan - Exchange Agreement."


        The Company is soliciting Consents to the Proposed Amendments and Acceptances of the Prepackaged Plan. The Company has received sufficient Consents to approve the Proposed Amendments.

        The Company will receive sufficient Acceptances to have the Prepackaged Plan confirmed by the Bankruptcy Court if holders of an additional 4% of the aggregate outstanding principal amount of the Senior Notes vote to accept the Prepackaged Plan and a majority in number of the holders of beneficial interests in the Senior Notes actually voting on the Prepackaged Plan vote to accept the Prepackaged Plan. If the Exchange Offers are not consummated, but the Company has received the requisite Acceptances of the Prepackaged Plan on or prior to the Expiration Time, the Company will, pursuant and subject to the provisions of the Exchange Agreement, file a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code and seek prompt confirmation of the Prepackaged Plan in the Bankruptcy Court.

        Merger

        The Company and Merger Subsidiary have entered into an Agreement and Plan of Merger, dated June 8, 2001 (the "Merger Agreement"). The Merger Agreement provides that upon approval of the Merger by the holders of at least a majority of the outstanding Common Stock of the Company, Merger Subsidiary will be merged with and into the Company, with the Company as the surviving corporation. As a result of the Merger, each share of Common Stock of the Company, other than shares of Common Stock owned by Merger Subsidiary, the Company or any subsidiary of the Company, will be converted into the right to receive $0.20 in cash (the "Merger Consideration").

        The Board of Directors has called a special meeting of the stockholders of the Company to be held on July 12, 2001 for the purpose of adopting the Merger Agreement. The Board of Directors, by unanimous vote of the directors, has determined that each of the Merger Agreement and the Merger are fair to and in the best interests of the Company's stockholders, approved the Merger Agreement and the transactions contemplated by it, declared the Merger Agreement advisable and recommended that the Company's stockholders adopt the Merger Agreement. Jefferies & Company, Inc., the Company's financial advisor ("Jefferies"), has delivered an opinion that at the date of the opinion, the consideration offered in the Merger is fair to the Company's stockholders from a financial point of view. A definitive proxy statement soliciting the stockholders' proxies to be voted in favor of adoption of the Merger Agreement will be mailed to stockholders of the Company.

        FS Equity Partners II, L.P. and The IBM Retirement Plan Trust Fund, which together hold 53.7% of the outstanding Common Stock, have entered into support agreements (the "Support Agreements") with the Company pursuant to which such stockholders have agreed not to transfer any shares of Common Stock beneficially owned by them and to vote all such shares in favor of adoption of the Merger Agreement, subject to the terms thereof.

        GSC Partners will control the Board of Directors upon the consummation of the Merger. The Merger Agreement provides that all of the current directors will be replaced as of the effective time of the Merger by designees of GSC Partners except for John DiLacqua, the Company's President and Chief Executive Officer, who will continue to serve as a director. In connection with the restructuring, the Company has agreed to enter into a management agreement with GSC Partners (the "Management Agreement"), which will become effective upon consummation of the Exchange Offers or the consummation of the Prepackaged Plan. Under the terms of the Management Agreement, GSC Partners and its affiliates will provide oversight and consulting services to the Company. In exchange for such management oversight, GSC Partners will receive a monitoring fee of $750,000 per year payable monthly in arrears (the "Monitoring Fee") so long as GSC Partners and its affiliates together hold at least 50% of the issued and outstanding shares of Common Stock. GSC Partners has agreed to subordinate its right of payment of the Monitoring Fee to the Company's obligation to pay interest and principal on the Subordinated Notes and the New Credit Facility. See "Management."

        Additional Debt Financing

        The Company intends to use cash on hand and to borrow additional amounts under its Existing Credit Facility to pay the cash portion of the Exchange Consideration, pay the Merger Consideration and pay all fees and expenses incurred in connection with the restructuring. Based upon current projected cash balances, the Company expects that it will be able to borrow an amount under the Existing Credit Facility that would result in approximately $12 million of cash consideration to the Holders of Senior Notes in connection with the Exchange Offers. Bank of America has waived certain default and event of default provisions of the Existing Credit Facility that would be violated as a result of the Merger and Exchange Offers. The Company would need to obtain a similar waiver from Bank of America if it were to use the Existing Credit Facility in connection with the Prepackaged Plan.

        The Company is seeking new debt financing from a variety of lenders, including Bank of America. The Company has received a non-binding term sheet from Bank of America and is engaged in discussions with the bank. Pursuant to proposed terms and discussions with the bank, the Company believes that it may be able to obtain $50 million of new debt financing in the form of a senior secured credit facility through the Company's IMS and Technologies subsidiaries (the "New Credit Facility"). In addition to using cash on hand, the Company would use the proceeds of the New Credit Facility to, among other things, pay the cash portion of the Exchange Offers, pay the Merger Consideration, repay and cancel the Existing Credit Facility, pay fees and expenses incurred in connection with the restructuring and replace letters of credit outstanding under the Existing Credit Facility.

        The New Credit Facility, as proposed by Bank of America, would be a senior credit facility consisting of a revolving credit facility of up to $30 million, with an expected initial availability of $20 million, and a term loan of up to $20 million. The term loan would be made on the date that the New Credit Facility is executed. IMS's and Technologies's obligations under the New Credit Facility would be secured by a first priority lien on all of the current and future assets of such subsidiaries. Bank of America has indicated that it may seek a Company guarantee of IMS's and Technologies's obligations under the New Credit Facility. Advances under the revolving credit facility would be limited to 85% of IMS's and Technologies's eligible accounts receivable, while advances under the term loan will be limited to the lesser of $20 million or the sum of 70% of the orderly liquidation value of IMS's and Technologies's eligible equipment. It is anticipated that the revolving credit facility would bear interest at a rate per annum equal to the higher of LIBOR plus 275 basis points or Bank of America's prime commercial lending rate plus 125 basis points and the term loan would bear interest at a rate per annum equal to the higher of LIBOR plus 300 basis points or Bank of America's prime commercial lending rate plus 150 basis points. At June 1, 2001, the interest rate on the revolving term loan would have been 6.69% per annum and the interest rate on the term loan would have been 6.94% per annum. The principal and interest on the term loan would be paid monthly on the basis of a seven-year amortization with a balloon payment of all unpaid amounts due upon maturity. All outstanding principal of, and accrued and unpaid interest on, the New Credit Facility would be due and payable on the date that is four years after the execution of the facility.

        In the event that 98% in aggregate principal amount of the Senior Notes are not tendered in the Exchange Offers on or prior to the Expiration Time and the Company commences its Chapter 11 bankruptcy reorganization to obtain confirmation of the Prepackaged Plan, the Company would borrow amounts under the Existing Credit Facility or New Credit Facility to pay the cash distributions contemplated under the Prepackaged Plan and otherwise for the same purposes as contemplated in connection with the Restructuring Plan.

                                Prepackaged Plan

        Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders, respectively, who hold substantially similar claims against or interests in the debtor and its assets. In furtherance of these two goals, upon the filing of a petition for relief under Chapter 11, Section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the Chapter 11 case.

        The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan, and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

        The Prepackaged Plan will provide substantially the same economic result for the holders of the Senior Notes and the Company's stockholders as would be achieved under the Restructuring Plan, although at a later date, without interest and at the risk that the Bankruptcy Court may not confirm the Prepackaged Plan in the form sought. If 98% of the outstanding principal amount of the Senior Notes is not properly tendered prior to the Expiration Time or the other conditions to the Exchange Offers have not been satisfied or waived, but the Company has received the requisite Acceptances on or prior to the Expiration Time, the Company will, pursuant and subject to the provisions of the Exchange Agreement, file a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code and seek prompt confirmation of the Prepackaged Plan in the Bankruptcy Court.

                      The Exchange Offers and Solicitation of Acceptances


               Principal Terms of the Exchange Offers

The Exchange Offers.....................    The  Company  is  offering  to  exchange  for  each
                                            $1,000 principal amount of the Senior Notes:

                                                o     at least $233.33 in the form of cash or
                                                      principal amount of Subordinated Notes (or
                                                      combination thereof);

                                                o     one share of Preferred Stock ($92.5926
                                                      liquidation preference per share); and

                                                o     four shares of Common Stock.

                                            If all of the Senior Notes are properly tendered in the
                                            Exchange Offers, the aggregate consideration offered to
                                            the Holders will be at least $63 million in the form of
                                            cash or Subordinated Notes (or a combination thereof),
                                            270,000 shares of Preferred Stock with an aggregate
                                            liquidation preference of $25 million and 1,080,000
                                            shares of Common Stock, representing all of the issued
                                            and outstanding common equity of the Company after the
                                            restructuring.

                                            Should the restructuring of the Company be consummated
                                            under the Prepackaged Plan in lieu of the Restructuring
                                            Plan, the Holders and stockholders of the Company will,
                                            subject to Bankruptcy Court approval, receive
                                            substantially the same consideration that the tendering
                                            Holders would have received upon consummation of the
                                            Exchange Offers, but at a later date, without interest
                                            and at the risk that the Bankruptcy Court may not
                                            confirm the Prepackaged Plan in the form sought.

Adjustments to Exchange Consideration...    The amount of cash to be paid relative to the aggregate
                                            principal amount of Subordinated Notes to be issued as
                                            Exchange Consideration is dependent upon the amount of
                                            cash that the Company has available to it. Any
                                            adjustment to the Exchange Consideration to be paid in
                                            the Exchange Offers will be made and announced by the
                                            Company on or prior to June 28, 2001. If the Company
                                            reasonably determines on such date that it will not have
                                            sufficient cash to pay such amount entirely in cash on
                                            or prior to the Expiration Time, all or a portion of the
                                            $63 million to be paid to the Holders of Senior Notes
                                            will be paid in the form of additional Subordinated
                                            Notes equal in principal amount to the reduction in cash
                                            consideration. Based upon projected availability under
                                            the Existing Credit Facility, the Company anticipates
                                            that Holders will receive an aggregate of $12 million in
                                            cash and $51 million in Subordinated Notes.

                                                 6

                                            Holders will receive any excess cash that the Company
                                            has as follows. The Company will pay to the Holders a
                                            pro rata share of cash equal to the amount, if any, that
                                            the sum of (i) cash and cash equivalents held by the
                                            Company on June 28, 2001 less the $1.2 million to be
                                            paid in connection with the Merger plus (ii) amounts
                                            reasonably expected to be available to be borrowed by
                                            the Company under the Existing Credit Facility or New
                                            Credit Facility immediately upon the consummation of the
                                            Exchange Offers and the Merger, less fees and expenses
                                            associated with the transactions then remaining unpaid,
                                            exceeds $7 million.

Use of Proceeds.........................    The Company will not receive any cash proceeds from the
                                            issuance of the Preferred Stock, Common Stock and
                                            Subordinated Notes.

Expiration Time.........................    5:00 p.m., New York City time, on July 12, 2001, unless
                                            the Company, in its sole discretion, extends the period
                                            of time during which the Exchange Offers are open. See
                                            "The Exchange Offers and Solicitation of Consents and
                                            Acceptances - Terms of the Exchange Offers - Expiration
                                            Time."

Conditions..............................    The Exchange Offers are subject to certain conditions,
                                            including:

                                                o     98% aggregate principal amount of the Senior
                                                      Notes having been properly tendered and not
                                                      withdrawn on or prior to the Expiration Time
                                                      (the "Minimum Condition");

                                                o     the certificate of merger effecting the Merger
                                                      shall have been filed with, and accepted for
                                                      recording by, the Secretary of State of the
                                                      State of Delaware;

                                                o     the Supplemental Indentures being effective
                                                      (the "Supplemental Indenture Condition"); and

                                                o     the indenture governing the Subordinated Notes
                                                      having been qualified under the Trust
                                                      Indenture Act of 1939, as amended.

Waiver of Conditions....................    The Exchange Agreement provides that the Company may not
                                            waive any of the conditions to the consummation of the
                                            Exchange Offers or amend any of the terms or conditions
                                            of the Exchange Offers without the prior consent of the
                                            GSC Entities. Upon the written request of the GSC
                                            Entities, the Company will, pursuant and subject to the
                                            Exchange Agreement, waive the Minimum Condition or the
                                            Supplemental Indenture Condition. If the Supplemental
                                            Indenture Condition is waived and the Company
                                            consummates the Exchange Offers, the Company would be in
                                            default under the Indentures. As a result, Holders of
                                            25% or more of the aggregate principal amount of the
                                            Senior Notes not tendered in the Exchange Offers would
                                            be able to cause an acceleration of the payment of all
                                            outstanding principal of and accrued and unpaid interest
                                            on such remaining Senior Notes unless waived by the
                                            Holders of a majority of the aggregate principal amount
                                            of such remaining Senior Notes. In addition, Merger
                                            Subsidiary may terminate the Merger Agreement, and
                                            therefore prevent the Exchange Offers from being
                                            consummated, if a Material Adverse Effect has occurred
                                            to the Company prior to the consummation of the Merger.
                                            The Merger Agreement defines "Material Adverse Effect"
                                            as any adverse change measured from the date of the
                                            Merger Agreement to the date of the determination that,
                                            individually or in the aggregate with all other adverse
                                            changes, has had, or that reasonably could be expected
                                            to have, a material adverse effect on the business,
                                            results of operations, assets, liabilities or financial
                                            condition of the Company and its subsidiaries taken as a
                                            whole; provided that no adverse change will be
                                            considered in determining if a Material Adverse Effect
                                            has occurred if it results or arises from any
                                            announcement of the restructuring, as an effect of the
                                            restructuring or as an effect or change caused by
                                            economic, financial or market conditions generally or
                                            the steel industry specifically. See "The Exchange
                                            Offers and Solicitation of Consents and Acceptances -
                                            Conditions of the Exchange Offers."

                                                 7

Withdrawal Rights.......................    Holders may withdraw their tendered Senior Notes at any
                                            time prior to the Withdrawal Expiration Time, which is
                                            the time that the Company and the Trustee execute and
                                            deliver Supplemental Indentures relating to the Proposed
                                            Amendments. See "--Proposed Amendments."

Accrued Interest on the
Senior Notes............................    Accrued interest from December 16, 2000 on Senior Notes
                                            accepted for exchange in the Exchange Offers will not be
                                            paid, and a tender of Senior Notes (upon acceptance for
                                            exchange thereof) will be deemed a waiver of any right
                                            to receive such interest and any obligation of the
                                            Company to pay such interest. By tendering Senior Notes,
                                            Holders will be deemed to have the right to give such
                                            waiver and will indemnify the Company to the extent such
                                            waiver is not effective with respect to any liability
                                            the Company may have for failure to pay such interest on
                                            such tendered Senior Notes. No accrued interest will be
                                            paid on the Senior Notes if the Exchange Offers are not
                                            consummated and the Company seeks protection under
                                            Chapter 11 of the Bankruptcy Code as contemplated by the
                                            Prepackaged Plan.

Procedures for
Tendering Senior Notes..................    Any Holder wishing to tender Senior Notes should
                                            complete and sign the accompanying applicable Letter of
                                            Transmittal, Consent and Acceptance (or a facsimile
                                            thereof) in accordance with the instructions set forth
                                            therein, have his or her signature thereon guaranteed
                                            (if required by Instruction 1 of the Letter of
                                            Transmittal, Consent and Acceptance), and send or
                                            deliver it together with any other required documents,
                                            including, without limitation, certificates evidencing
                                            such Senior Notes (or, in the case of Senior Notes
                                            delivered by book-entry transfer, confirmation of the
                                            transfer of such Senior Notes into the Exchange Agent's
                                            account with DTC pursuant to the procedures set forth
                                            herein and in the Letter of Transmittal, Consent and
                                            Acceptance) to the Exchange Agent at the address and
                                            facsimile number set forth on the back cover of this
                                            Offering Memorandum.



                                                 8

Special Procedures for
Beneficial Owners.......................    If you are a Beneficial Owner whose Senior Notes are
                                            registered in the name of a broker, dealer, commercial
                                            bank, trust company or other nominee and you wish to
                                            tender Senior Notes, you should contact the registered
                                            holder and instruct the registered holder to tender on
                                            your behalf. An Instruction Letter has been delivered
                                            with the Offer Documents which may be used to deliver
                                            instructions to the registered holder of your Senior
                                            Notes. A copy of the Instruction Letter may be obtained
                                            from your broker or other nominee or from the
                                            Information Agent.

Acceptance of Senior
Notes and Delivery of
Exchange Consideration..................    Subject to the conditions set forth herein, the Company
                                            will accept for exchange all Senior Notes that are
                                            properly tendered and not withdrawn prior to the
                                            Expiration Time. The Subordinated Notes, shares of
                                            Preferred Stock, Common Stock and cash to be paid in
                                            exchange for the Senior Notes will be delivered promptly
                                            after the consummation of the Exchange Offers.

Exchange Agent..........................    The Company has appointed United States Trust Company of
                                            New York as the exchange agent for the receipt of Senior
                                            Notes and Letters of Transmittal, Consent and
                                            Acceptance. The Exchange Agent's address and telephone
                                            and facsimile numbers are set forth on the back cover of
                                            this Offering Memorandum.

Information Agent.......................    Questions relating to the Exchange Offers and the
                                            solicitation of Consents and Acceptances may be directed
                                            to, and copies of the Offer Documents may be obtained
                                            from, MacKenzie Partners, Inc. The Information Agent's
                                            address and telephone numbers are set forth on the back
                                            cover of this Offering Memorandum.

Financial Advisor.......................    Jefferies & Company, Inc. is acting as financial advisor
                                            to the Company with respect to the Restructuring Plan
                                            and the Prepackaged Plan.


        Solicitation of Consents

Consenting to Proposed Amendments.......    The completion, execution and delivery of a Letter of
                                            Transmittal, Consent and Acceptance will be deemed to
                                            constitute the Holder's Consent to the Proposed
                                            Amendments unless properly withdrawn in the manner and
                                            during the periods described herein.

Revocation of Consents..................    Holders must withdraw their tender of Senior Notes in
                                            the manner described herein in order to revoke their
                                            Consents. Consents may not be revoked after the
                                            Withdrawal Expiration Time.

Consequences to
Non-Consenting Holders..................    If the Supplemental Indentures become operative, Holders
                                            who have not consented prior to the Expiration Time, or
                                            who have revoked such Consent prior to the Withdrawal
                                            Expiration Time, will be bound by the Proposed
                                            Amendments. See "Proposed Amendments."

                                                 9

        Solicitation of Acceptances

Prepackaged Plan........................    The Company is soliciting Acceptances of the Prepackaged
                                            Plan from the holders of a beneficial interest in the
                                            Senior Notes as of the date of this Offering Memorandum.
                                            See "Prepackaged Plan."

How to Vote on the Prepackaged Plan.....    Only holders of a beneficial interest in the Senior
                                            Notes as of the date that is two business days prior to
                                            the Expiration Time (the "Record Date") will be entitled
                                            to vote to accept or reject the Prepackaged Plan.
                                            Holders of a beneficial interest in the Senior Notes
                                            must accept the Prepackaged Plan in order to tender
                                            Senior Notes in the Exchange Offers, and the tendering
                                            of Senior Notes in the Exchange Offers will be deemed to
                                            be a vote to accept the Prepackaged Plan. A tender of
                                            Senior Notes at any time prior to the Record Date shall
                                            constitute a representation that the holder of the
                                            beneficial interest in the Senior Notes so tendered
                                            shall continue to be such a holder on the Record Date.
                                            Holders of a beneficial interest in the Senior Notes may
                                            reject the Prepackaged Plan if they do not tender Senior
                                            Notes in the Exchange Offers and they indicate such
                                            rejection in the Instruction Letter. DTC participants
                                            who hold Senior Notes on behalf of Beneficial Owners
                                            will tabulate the acceptances and rejections of the
                                            Prepackaged Plan received from Beneficial Owners and
                                            record such votes in the Letter of Transmittal, Consent
                                            and Acceptance.

                                            Under the Bankruptcy Code, for purposes of determining
                                            whether the requisite Acceptances of the Prepackaged
                                            Plan have been received from the holders of a beneficial
                                            interest in the Senior Notes, the vote will be tabulated
                                            based on the ratio of (a) the votes to accept the
                                            Prepackaged Plan received through the tender of Senior
                                            Notes in the Exchange Offers to (b) all valid votes
                                            received. Those holders of a beneficial interest in the
                                            Senior Notes that either do not tender Senior Notes in
                                            the Exchange Offers or do not submit a vote to reject
                                            the Prepackaged Plan will be deemed to have abstained
                                            from voting under section 1126(b) of the Bankruptcy Code
                                            for purposes of confirmation of the Prepackaged Plan.

Revocation of Acceptances...............    Holders must withdraw their tender of Senior Notes in
                                            the manner described herein in order to revoke their
                                            Acceptances. Acceptances may not be revoked after the
                                            Withdrawal Expiration Time.

Consequences to Non-Accepting
Holders.................................    Holders who have not accepted the Prepackaged Plan will
                                            be bound by the Prepackaged Plan if it is confirmed by
                                            the Bankruptcy Court.

                                                 10

                             Supplemental Indentures

Proposed Amendments.....................    The primary purpose of the Proposed Amendments is to
                                            eliminate substantially all of the restrictive covenants
                                            and to modify certain of the event of default provisions
                                            of each of the Indentures. The Proposed Amendments would
                                            among other things, eliminate:

                                                o     the Company's obligation to maintain all of
                                                      its material properties and maintain insurance
                                                      coverage on its business;

                                                o     restrictions on paying dividends, or making
                                                      certain investments;

                                                o     limitations on subsidiaries of the Company
                                                      from placing restrictions on their ability to
                                                      dividend or otherwise distribute property to
                                                      the Company;

                                                o     restrictions on the incurrence of
                                                      indebtedness;

                                                o     restrictions on the Company or its
                                                      subsidiaries from granting liens on their
                                                      respective properties;

                                                o     the Company's obligation to offer to purchase
                                                      the Senior Notes upon a change of control;

                                                o     restrictions on the Company and its
                                                      subsidiaries from selling assets; and

                                                o     restrictions on the Company's ability to
                                                      consolidate or merge with another company or
                                                      to sell all or substantially all of its
                                                      assets.

                                            See "The Proposed Amendments."

Effectiveness of Supplemental
   Indentures...........................    The Supplemental Indentures will become effective upon
                                            execution and delivery by the Company and Trustee, but
                                            will not become operative unless and until the Exchange
                                            Offers are consummated.

                                     Waiver

        The Company has obtained from the Principal Noteholders waivers of those provisions of the Indentures, if any, that might be violated as a result of the consummation of the Merger. Consequently, the Merger may be consummated without the risk of causing a default under the Indentures, which default would give rise to the right of the Holders to accelerate the payment of principal and accrued and unpaid interest on the Senior Notes.

                               Exchange Securities

        The following provides a summary of the principal terms of the Preferred Stock, Common Stock and Subordinated Notes to be distributed in connection with the Exchange Offers. See the more detailed description of the Preferred Stock and the Common Stock under "Description of Capital Stock" and of the Subordinated Notes under "Description of the Subordinated Notes."

  Series A Redeemable Preferred Stock

Issuer..................................    Envirosource, Inc.

Dividends and Distributions.............    Dividends will accrue and cumulate from the date of
                                            issuance at a rate of 12% of the liquidation preference
                                            per annum ($92.5926 per share). Accrued and unpaid
                                            dividends will compound semi-annually. The dividends
                                            will be payable on June 15 and December 15 of each year,
                                            commencing on December 15, 2001, in arrears to holders
                                            of record of the Preferred Stock on the immediately
                                            preceding June 1 or December 1, as the case may be.
                                            Dividends will be payable in cash and holders of
                                            Preferred Stock will be entitled to receive dividends,
                                            when, as and if declared by the Board of Directors.

Ranking and Priority....................    The Preferred Stock will be senior to or on parity with
                                            all classes and series of the Company's existing and
                                            future equity securities with respect to dividends and
                                            distributions and rights upon liquidation, dissolution
                                            or winding up.

Liquidation Preference..................    In the event of the liquidation, dissolution or winding
                                            up of the Company, each holder will be entitled to
                                            receive $92.5926 per share of Preferred Stock plus an
                                            amount equal to any accrued and unpaid dividends thereon
                                            to the date of payment.

Optional Redemption.....................    The Company may redeem all or a portion of the Preferred
                                            Stock at any time at its option and at no penalty upon
                                            30 days' prior written notice to the holders of
                                            Preferred Stock. The redemption price per share of
                                            Preferred Stock will be equal to the liquidation
                                            preference of the Preferred Stock plus an amount equal
                                            to any accrued and unpaid dividends thereon to the date
                                            of payment.

Mandatory Redemption....................    The Company shall redeem all of the outstanding
                                            Preferred Stock on the date that is 11 years after the
                                            date of initial issuance. The redemption price per share
                                            of Preferred Stock will be equal to the liquidation
                                            preference of the Preferred Stock plus an amount equal
                                            to any accrued and unpaid dividends thereon to the date
                                            of payment.

Voting Rights...........................    The holders of the Preferred Stock will not have the
                                            right or power to vote on any matters, including those
                                            upon which the holders of Common Stock are entitled to
                                            vote, except as required by applicable law and as
                                            provided below.

                                            If the Company files the Prepackaged Plan, the holders
                                            of Preferred Stock will have the following additional
                                            voting right in order to comply with the Bankruptcy
                                            Code. Unless waived by the holders of a majority of the
                                            outstanding shares of Preferred Stock, upon the failure
                                            to pay dividends for six consecutive semi-annual
                                            dividend periods, the holders of a majority of the
                                            Preferred Stock will be entitled to elect one director
                                            to the Board of Directors for successive one-year terms
                                            until one of the unpaid dividends is paid to the holders
                                            of the Preferred Stock. The term of any director elected
                                            by the holders of Preferred Stock will immediately
                                            terminate upon such payment.


                                                 12

        Common Stock

Issuer..................................    Envirosource, Inc.

Dividends and Distributions.............    Subject to the preferential rights of the Preferred
                                            Stock and any future series of preferred stock, the
                                            holders of the Common Stock are entitled to such
                                            dividends as may be declared from time to time by the
                                            Board of Directors from funds available therefor, and
                                            upon liquidation are entitled to receive pro rata all
                                            assets of the Company available for distribution to such
                                            holders.

Ranking and Priority....................    The Common Stock ranks junior to the Preferred Stock and
                                            any other series of preferred stock that ranks senior to
                                            the Common Stock with respect to dividends and
                                            distributions and rights upon liquidation, dissolution
                                            or winding up.

Voting Rights...........................    The holders of the Common Stock are entitled to one vote
                                            per share on all matters voted on by stockholders,
                                            including elections of directors and, except as
                                            otherwise required by law or provided in any resolution
                                            adopted by the Company's Board of Directors in
                                            connection with the creation of any series of preferred
                                            stock, the holders of such shares exclusively possess
                                            all voting power.


   14% Subordinated Notes due 2008

Issuer..................................    Envirosource, Inc.

Maturity Date...........................    December 15, 2008

Interest and Interest Payment Dates.....    14% per annum payable in cash semi-annually on June 15
                                            and December 15 of each year, commencing December 15,
                                            2001.

Ranking.................................    The Subordinated Notes will be general unsecured
                                            obligations of the Company, subordinated in right of
                                            payment to all of the Company's Senior Indebtedness (as
                                            defined). The Subordinated Notes will rank on parity
                                            with the Senior Notes and all unsecured indebtedness of
                                            the Company and will rank senior to all Subordinated
                                            Obligations (as defined therein) including the
                                            Monitoring Fee to be paid to GSC Partners. None of the
                                            Company's subsidiaries have guaranteed the Senior Notes
                                            or will guarantee the Subordinated Notes. The Company's
                                            IMS and Technologies subsidiaries will be the borrowers
                                            or otherwise obligated to repay any amounts that may be
                                            outstanding under the New Credit Facility. The Senior
                                            Notes and the Subordinated Notes will be structurally
                                            subordinated in right of payment to the New Credit
                                            Facility. If the Company guarantees the New Credit
                                            Facility, the Senior Notes would rank pari passu in
                                            right of payment to that guarantee. If any guarantee of
                                            the Company is secured, however, the Senior Notes would
                                            be structurally subordinated to that guarantee to the
                                            extent of the value, validity and priority of the liens
                                            on the collateral securing that guarantee.

                                                 13

Optional Redemption.....................    The Subordinated Notes will be redeemable at the option
                                            of the Company, in whole or in part, at any time at 100%
                                            of the principal amount thereof, plus accrued and unpaid
                                            interest to the date of redemption. See "Description of
                                            the Subordinated Notes-- Optional Redemption."


                                Prepackaged Plan

Prepackaged Plan........................    The Company will pursue prompt confirmation of the
                                            Prepackaged Plan in the event that, among other things,
                                            98% in aggregate principal amount of the Senior Notes is
                                            not tendered in the Exchange Offers on or prior to the
                                            Expiration Time but it has received the requisite
                                            Acceptances to seek confirmation of the Prepackaged
                                            Plan.

Conditions to Prepackaged Plan..........    The Bankruptcy Code requires that the Bankruptcy Court
                                            determine that the Prepackaged Plan complies with the
                                            requirements of Section 1129 of the Bankruptcy Code.
                                            Approval of holders of at least two-thirds of the
                                            aggregate amount of the Senior Notes and at least a
                                            majority in number of the holders of a beneficial
                                            interest of the Senior Notes voting on the Prepackaged
                                            Plan is required for the confirmation of the Prepackaged
                                            Plan.

                                            In addition, consummation of the Prepackaged Plan will
                                            be conditioned on the following:

                                                o     no stay of consummation of the Prepackaged
                                                      Plan pending appeal of the confirmation order
                                                      shall be in effect;

                                                o     the indenture governing the Subordinated Notes
                                                      having been qualified under the Trust
                                                      Indenture Act of 1939, as amended; and

                                                o     the absence of any change that could have a
                                                      Material Adverse Effect on the Company.

                                            A "Material Adverse Effect" means any adverse change
                                            measured from the date of the Merger Agreement to the
                                            date of determination that, individually or in the
                                            aggregate with all other adverse changes, has had, or
                                            that could reasonably be expected to have, a material
                                            adverse effect on the business, results of operations,
                                            assets, liabilities or financial condition of the
                                            Company and its subsidiaries taken as a whole; provided
                                            that no adverse change shall be considered in
                                            determining if a Material Adverse Effect has occurred if
                                            it results or arises from an announcement of the
                                            Restructuring Plan, as an effect of the Restructuring
                                            Plan, as an effect or change caused by economic,
                                            financial or market conditions generally or the steel
                                            industry specifically or as a result of the commencement
                                            of a bankruptcy proceeding under Chapter 11 of the
                                            Bankruptcy Code.

                                                 14

                                            GSC may waive the foregoing conditions.

Board of Directors and Management.......    Upon confirmation of the Prepackaged Plan, the Board of
                                            Directors will be comprised of five members, four of
                                            whom will be designated by GSC Partners, and John
                                            DiLacqua, a current director and the President and Chief
                                            Executive Officer of the Company. The existing
                                            indemnification obligations and director and officer
                                            liability insurance obligations of the Company will be
                                            assumed and continue as obligations of the reorganized
                                            Company. The Prepackaged Plan also contains releases
                                            from liability of the current directors and officers.

Classification and Treatment of
Claims and Interests Under the
Prepackaged Plan (capitalized terms
used in this section and not
otherwise defined herein are
defined in the Prepackaged Plan)........    The classification and treatment of Allowed Claims and
                                            Allowed Interests pursuant to the Prepackaged Plan are
                                            as follows:

        Senior Notes....................    Holders of Senior Notes shall receive the same
                                            consideration as they would have received in the
                                            Exchange Offers.

        Common Stock....................    All currently issued and outstanding shares of Common
                                            Stock of the Company will be cancelled and extinguished.
                                            Holders of shares of Common Stock will receive a
                                            reallocation of cash otherwise payable to holders of
                                            Senior Notes in an amount equal to the same cash as they
                                            would have received in the Merger.

        Secured Claims..................    Unimpaired. Reinstated and all defaults, if any, cured,
                                            or paid in full as they are incurred in the ordinary
                                            course of business or on the effective date of the
                                            Prepackaged Plan, with any interest payable under
                                            applicable law.

        General Unsecured Claims........    Either paid in full as they are incurred in the ordinary
                                            course of business or on the effective date of the
                                            Prepackaged Plan.

        Executory Contracts.............    Executory contracts will be assumed, defaults cured and
                                            liabilities for obligations of the Company's
                                            subsidiaries will be assumed.

                                  Risk Factors


        Before making a decision to tender your Senior Notes in the Exchange Offers, you should consider the information presented under the caption "Risk Factors."

   Summary of Historical and Unaudited Pro Forma Consolidated Financial Data


        The following table provides a summary of the Company's historical consolidated financial data for each of the three years ended December 31, 1998, 1999 and 2000, the three months ended March 31, 2000 and 2001 and at March 31, 2001 and unaudited pro forma consolidated financial data for the year ended December 31, 2000 and at and for the three months ended March 31, 2001. The historical consolidated financial data for each of the three years in the period ended December 31, 2000 have been derived from, and should be read in conjunction with, the Company's audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, which has been incorporated herein by reference. The summary financial data for the three month period ended March 31, 2000 and 2001 and at March 31, 2001 have been derived from the Company's unaudited financial statements which, in the opinion of the Company, include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the operating and non-operating results of the Company for the unaudited interim periods.

        The summary unaudited pro forma statement of income data for the year ended December 31, 2000 and the three months ended March 31, 2001 give effect to the Restructuring Plan or the Prepackaged Plan as if such transaction had occurred at January 1, 2000 and January 1, 2001, respectively. The summary unaudited pro forma balance sheet data at March 31, 2001 give effect to the Restructuring Plan and the Prepackaged Plan as if such transactions had occurred at March 31, 2001. The pro forma data give effect to (i) the exchange of an aggregate principal amount of $270 million of the Senior Notes for an aggregate of $25 million of Preferred Stock, 100% of the newly issued Common Stock, $51 million of Subordinated Notes and $12 million in cash, (ii) the exchange of all outstanding shares of Common Stock for an aggregate of $1.2 million in cash,
(iii) the incurrence of an annual $750,000 fee payable to GSC Partners pursuant to the Management Agreement and (iv) the borrowing of $23.9 million under the Existing Credit Facility and the use of the proceeds described herein. The summary unaudited pro forma consolidated statement of income data for the year ended December 31, 2000 and March 31, 2001 eliminate the results of operations of the Company's ESII subsidiary, which was sold on February 1, 2001. The summary unaudited pro forma consolidated information data are derived from, and should be read in conjunction with, the unaudited pro forma data and notes appearing in "Unaudited Pro Forma Consolidated Financial Data." The unaudited pro forma consolidated financial data are not necessarily indicative of the results of operations that the Company would have attained, or may attain in the future, had the transactions contemplated by the pro forma information occurred.

                                                                 Pro Forma
                                                                 Year Ended      Three Months Ended     Months  Ended
                                Year Ended December 31,          December 31        March 31,             March 31,
                           ----------------------------------    -----------     ------------------     -------------
                              1998        1999         2000         2000         2000         2001         2001
                              ----        ----         ----         ----         ----         ----         ----
                                        (In thousands, except for per share amounts and financial ratios)
Statement of Operations
Data:

  Revenues .............   $ 232,376    $ 211,975    $ 199,579    $ 185,347    $  50,483    $  42,739    $  41,724
  Costs and expenses ...     217,383      201,828      179,911      167,477       47,157       41,451       40,523
                           ---------    ---------    ---------    ---------    ---------    ---------    ---------
  Operating income
     before impairment
     loss ..............      14,993       10,147       19,668       17,870        3,326        1,288        1,201
  Loss on impairment of
  long-lived assets ....           -      (75,192)           -            -            -            -            -
  Gain on sale of ESII .           -            -            -            -            -        2,261            -
                           ---------    ---------    ---------    ---------    ---------    ---------    ---------
  Operating income
     (loss) ............      14,993      (65,045)      19,668       17,870        3,326        3,549        1,201
  Interest expense, net       29,248       29,754       26,196        6,424        7,152        7,016        2,074
  Monitoring fees ......           -            -            -          750            -            -          188
                           ---------    ---------    ---------    ---------    ---------    ---------    ---------
  Income (loss) before
     income taxes ......     (14,255)     (94,799)      (6,528)      10,696       (3,826)      (3,467)      (1,061)
  Income tax expense
    (benefit) ..........      16,384          952          945        4,278          243          210         (424)
                           ---------    ---------    ---------    ---------    ---------    ---------    ---------
  Net income (loss)
     before gain on debt
     extinguishment ....     (30,639)     (95,751)      (7,473)       6,417       (4,069)      (3,677)        (637)
  Net gain on debt
     extinguishment ....           -            -            -       93,234            -            -      100,324
                           ---------    ---------    ---------    ---------    ---------    ---------    ---------
  Net income (loss) ....   $(30,639) $(999,651473)   $  (4,069)   $  (3,677)   $  99,687    $  (3,677)   $  99,687
                           =========    =========    =========    =========    =========    =========    =========
  Net income (loss) per
     share before
     gain on debt
     extinguishment.....   $   (5.27)   $  (16.47)   $  (1.29)    $   (1.10)   $   (0.70)   $   (0.70)   $   (0.11)
  Net income (loss) per
     share .............   $   (5.27)   $  (16.17)   $  (1.29)    $   17.14    $   (0.70)   $   (0.70)   $  (17.15)
                           =========    =========    =========    =========    =========    =========    =========
  Average common shares
     outstanding .......       5,813        5,813        5,813(2)     5,813        5,813        5,813        5,813(2)
                           =========    =========    =========    =========    =========    =========    =========

Operating Data and
  Financial Ratios:

 Capital expenditures ..   $  35,588    $  17,336    $  35,748    $  35,701    $   8,112    $  12,847    $  12,847

 EBITDA (1) ............   $  53,906    $  48,149    $  51,917    $  47,737    $  10,607    $  10,692    $   8,164
 EBITDA to interest
 expense ...............        1.77x        1.58x        1.80x        5.36x        1.44x        1.46x        3.45x

                              At March 31, 2001
                            ---------------------
                             Actual     Pro Forma
                             ------     ---------
Balance Sheet Data:

 Total assets.............. $249,502     $244,440
 Working capital
   (deficiency)............ $ (6,688)    $   (457)
 Total debt................ $293,621     $ 90,277
 Preferred stock........... $  -         $ 25,000
 Common stockholders'
   equity (deficit)........ $(97,095)    $ 83,925

------------
(1) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization expenses (net of amortization of deferred financing costs), the Monitoring Fees which are subordinated to payment of principal and interest, asset impairment charges and before the gain from debt extinguishment. It should not be considered as an alternative measure to operating income as an indicator of the Company's results of operations, nor should it be viewed as an alternative to cash flow as an indicator of the Company's overall liquidity, as presented in the accompanying financial statements. Furthermore, EBITDA measures shown for the Company in this Offering Memorandum may not be comparable to similarly titled measures given by other companies.
(2) Does not give pro forma effect to the cancellation and conversion of the currently outstanding Common Stock through the Merger and the issuance of up to 1,080,000 shares of Common Stock in connection with the Exchange Offers. Giving pro forma effect to the transactions, including the issuance of shares of Common Stock in the Exchange Offers, and assuming that all of the Senior Notes are tendered, net income (loss) per share before gain on debt extinguishment would have been $5.94 and $(0.59) for the year ended December 31, 2000 and the three months ended March 31, 2001, respectively, and net income per share would have been $92.27 and $92.30 for the year ended December 31, 2000 and the three months ended March 31, 2001, respectively.

                 Summary Projected Financial and Operating Data


        In connection with evaluating the financial restructuring plan, the Company's management and operating personnel prepared three-year financial projections for the fiscal years ending December 31, 2001 through December 31, 2003. These projections were based upon a number of assumptions and estimates that, while considered reasonable by the Company, are inherently subject to significant business, economic and competitive uncertainties and contingencies which are beyond the control of the Company, and upon assumptions with respect to future business decisions which are subject to change. These assumptions give pro forma effect to the Restructuring Plan and the Prepackaged Plan. The degree of uncertainty inherent in these projections increases significantly with each year covered by the projections. Accordingly, the projections are only estimates, from which actual results will vary. Such variations may be material. The projections assume the success of the Company's business strategy. No assurance can be given that the Company's business strategy will be effective or that the anticipated benefits from the strategy will be realized in the periods for which the projections have been prepared. The assumptions described herein are those that the Company believes are most significant to the projections. However, not all assumptions used in preparing the projections have been set forth herein. See "Projected Consolidated Financial Data - Significant Assumptions for Projected Financial Data."


                                                            Year Ended December 31,
                                                  --------------------------------------------
                                                      2001            2002            2003
                                                      ----            ----            ----
                                                  (In thousands, except per share amounts and
                                                               financial ratios)
Statement of Operations Data:

Revenues ...................................      $ 178,459       $ 191,989       $ 203,374
Costs and expenses .........................        168,760         177,361         185,279
                                                  ---------       ---------       ---------
Operating income ...........................          9,699          14,628          18,095

Interest expense, net of income ............         10,333          10,105           9,425
Gain on sale of assets .....................          2,261               -               -
Proceeds from litigation settlement ........          1,500               -               -
Monitoring fees (2) ........................            750             750             750
                                                  ---------       ---------       ---------
Income before income taxes .................          2,377           3,773           7,920

Income tax expense (3) .....................            951           1,509           3,168
                                                  ---------       ---------       ---------
 Net income ................................          1,426           2,264           4,752

Preferred dividends ........................          3,090           3,472           3,901

 Net income available to common shareholders      $  (1,664)      $  (1,208)      $     851
                                                  =========       =========       =========

 Net income (loss) per share ...............      $   (0.29)      $   (0.21)      $    0.15
                                                  =========       =========       =========

Average common shares outstanding ..........          5,813           5,813           5,813
                                                  =========       =========       =========

Operating Data and Financial Ratios:

EBITDA (1) .................................      $  40,487       $  45,506       $  51,073
Capital expenditures .......................         25,519          23,496          28,123

Total debt .................................      $  90,816       $  83,503       $  79,691
Total preferred ............................         28,090          31,562          35,463
Interest expense ...........................         10,333          10,355           9,865

Total debt to EBITDA .......................           2.24x           1.83x           1.56x
EBITDA to interest expense .................           3.92x           4.39x           5.18x


----------------
(1) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization expenses (net of amortization of deferred financing costs), the Monitoring Fees which are subordinated to payment of principal and interest, asset impairment charges, and gain on sale of assets. It should not be considered as an alternative measure to operating income as an indicator of the Company's results of operations, nor should it be viewed as an alternative to cash flow as an indicator of the Company's overall liquidity, as presented in the accompanying financial statements. Furthermore, EBITDA measures shown for the Company in this Offering Memorandum may not be comparable to similarly titled measures given by other companies.
(2) Monitoring Fees payable to GSC Partners which is subordinated to payment of principal and interest payments.
(3) Assumes a 40.0% income tax rate.

                                  RISK FACTORS


        Holders should carefully consider the risks described below and the other information included or incorporated by reference in this Offering Memorandum.

        Risks Related to the Restructuring Plan and the Prepackaged Plan

The Company may not be able to complete its restructuring.

        It is possible that the Company will not be able to complete its restructuring. In that event, the following undesirable events may happen:

        o the Company may not be able to make the June 15, 2001 interest payment on the Senior Notes, which would result in a default under the Indentures and give Holders the right to demand full payment of the Senior Notes and accrued interest in the amount of approximately $283.2 million on and after July 16, 2001;

        o an involuntary bankruptcy petition could be filed against the Company by its creditors;

        o the Company may need to commence a bankruptcy to reorganize under applicable provisions of the Bankruptcy Code without the benefit of any pre-negotiated restructuring plan with its creditors;

        o the Company could lose business if its customers and suppliers doubt its ability to satisfy obligations on a timely or long-term basis; and

        o the Company may be unable to invest adequate capital in its business.

        If a restructuring pursuant to the Restructuring Plan or the Prepackaged Plan is not completed, the Company may need to reorganize and restructure under the protection of the Bankruptcy Code without the benefit of a pre-negotiated plan with its creditors. There is no assurance that a bankruptcy case will result in a reorganization rather than a liquidation, or that any reorganization would be on terms as favorable to the Holders as the terms of the restructuring pursuant to the Restructuring Plan or the Prepackaged Plan. If a liquidation or lengthy bankruptcy proceeding were to occur, there is a substantial risk that the Holders would receive substantially less than the recovery anticipated in the restructuring.

        For purposes of comparing the distributions under the Restructuring Plan or the Prepackaged Plan versus a liquidation, the Company, with the assistance of Jefferies, its financial advisor, has prepared an analysis of estimated recoveries in a liquidation of the Company under applicable provisions of the Bankruptcy Code. The liquidation analysis is attached as Annex B to this Offering Memorandum. The procedures followed and the assumptions and qualifications used in this analysis are presented in the notes following the analysis.

The Bankruptcy Court may not confirm the Prepackaged Plan in the form sought.


        The Bankruptcy Court has discretion to confirm a prepackaged reorganization plan under Chapter 11 of the Bankruptcy Code in whole or in part and to fashion its own remedy. No assurance can be given that the Bankruptcy Court will confirm the Prepackaged Plan in the form sought.

GSC Partners will control the Board of Directors of the Company and control voting securities of the Company sufficient to approve extraordinary corporate actions.

        The Merger Agreement provides that, upon the consummation of the Merger, all of the current directors will be replaced by designees of GSC Partners, except that Mr. DiLacqua, the President and Chief Executive Officer of the Company, will continue to serve as a director. GSC Partners will control at least a majority of the issued and outstanding Common Stock of the Company after the Restructuring Plan has been consummated, and will therefore be able to elect all of the directors of the Company and direct the management of the Company without the support of any other stockholder, including taking such corporate actions as amending the Company's charter documents, issuing new debt or equity securities and selling the Company by way of merger or the sale of all or substantially all of the Company's assets.

The announcement of the restructuring, either through the Restructuring Plan or the Prepackaged Plan, could adversely affect the Company's business and thus, the value of the Preferred Stock, Common Stock and Subordinated Notes.

        It is possible that announcing the Company's restructuring either through the Restructuring Plan or filing the Prepackaged Plan or the filing of a prepackaged bankruptcy case could adversely affect the Company's operations and relationships with employees, customers and suppliers. Due to uncertainties, many risks exist, including the following:

        o employees may be distracted from performance of their duties or more easily attracted to other employment opportunities including with the Company's competitors;

        o customers, equipment lessors, and trade creditors may suspend or terminate their relationship with the Company, exercise rights of set-off or similar remedies, further restrict ordinary credit terms or require guarantee of payment; and

        o   competitors may take business away from the Company.

        A delay in completing the Restructuring Plan or Prepackaged Plan may result in the same adverse consequences. The occurrence of one or more of these events could have a material and adverse effect on the financial condition, operations and prospects of the Company and the value of the Preferred Stock, Common Stock and Subordinated Notes.

The Company's actual results of operations may differ materially from the Company's projections.

        The projected financial information contained in this Offering Memorandum is based on the Company's estimated results of operations based upon certain assumptions described more fully under "Projected Consolidated Financial Data - Significant Assumptions for Projected Financial Data." The Company does not intend to update or otherwise revise the projections to reflect events or circumstances existing or arising after the date of this Offering Memorandum or to reflect the occurrence of unanticipated events. The independent public accountants for the Company have not examined or provided any other form of assurance on the projected financial information. Consequently, no person other than the Company assumes any responsibility for the projected financial information. The projected financial information necessarily is based upon numerous estimates and assumptions described in "Projected Consolidated Financial Data - Significant Assumptions for Projected Financial Data." These estimates and assumptions are inherently subject to significant business, economic and competitive uncertainties, contingencies and risks, many of which are beyond the control of the Company. Actual results will vary from these projections and the variations may be material. Financial projections are necessarily speculative in nature and one or more of the assumptions underlying these projections may prove not to be valid. The projections should not be regarded as a representation by the Company, any of its affiliates or any other person that the projections will be achieved. Holders are cautioned not to place undue reliance on the projected financial information contained in this Offering Memorandum.

The Company will be limited in the use of its net operating loss carryforwards if the financial restructuring occurs.

        The Exchange Offers will result in taxable income to the Company and may reduce or limit the use of its net operating loss carryovers. In the Exchange Offers, the Company will realize income from the discharge of indebtedness. This income will not be taxed to the extent that the Company is insolvent at the time of the Exchange Offers. Any debt discharge income over the amount by which the Company is insolvent will be taxed. The amount of untaxed debt discharge income must be used to reduce the Company's net operating loss carryovers and other tax attributes.

        The Exchange Offers will limit the future use of the Company's remaining net operating loss carryovers. After the Exchange Offers, the Company's net operating losses may be used in any year only to the extent of the product of the "tax-exempt long-term interest rate" in effect at the time of the Exchange Offers multiplied by the value of the Company's stock at the time of the Exchange Offers.

        Risks Related to the Exchange Offers

Senior Notes that are not exchanged will become less liquid and will not have the benefit of substantially all of the restrictive covenants of the Indentures.

        The Exchange Offers are conditioned upon, among other things, there having been tendered not less than 98% aggregate principal amount of the Senior Notes. As a result, the liquidity of the market for Senior Notes that remain outstanding after the completion of the Exchange Offers will be more limited.

        Adoption of the Proposed Amendments may have adverse consequences for Holders that elect not to tender Senior Notes in the Exchange Offers since Holders of Senior Notes outstanding after the Exchange Offers have been consummated will not have the benefit of all of the restrictive covenants and event of default provisions presently contained in the Indentures. The elimination of substantially all of the restrictive covenants and other provisions would permit the Company to, among other things, incur indebtedness, pay dividends or make other payments that would otherwise have been restricted, and incur liens or make investments that would otherwise not have been permitted. It is possible that any such actions that the Company would be permitted to take as a result of the Proposed Amendments to the Indentures will increase the credit risk with respect to the Company faced by the non-tendering Holders or otherwise adversely affect the interests of the non-tendering Holders.

The Company's ability to pay cash dividends on the Preferred Stock is limited.

        The Company's ability to pay cash dividends on the Preferred Stock is subject to applicable provisions of state law and is severely restricted by the Company's financial condition. No assurance can be made that that the Company will be able to pay cash dividends on the Preferred Stock that holders of Senior Notes may acquire pursuant to the Exchange Offers. To the extent that the Company has cash available to it, the Company currently plans to use any such cash for its operations and does not plan to distribute available cash to its stockholders in the form of cash dividends.

The Preferred Stock is junior to all the Company's liabilities.

        In the event of bankruptcy, liquidation or winding up, the Company's assets will be available to pay obligations on the Preferred Stock only after all of the Company's indebtedness and other liabilities have been paid. Because the Preferred Stock is junior to all of the Company's current and future indebtedness, it is possible that there would not be sufficient assets remaining to pay amounts due pursuant to the liquidation provisions of the Preferred Stock then outstanding.

The Subordinated Notes will be subordinated to all Senior Indebtedness of the Company.

        The Subordinated Notes will be subordinated in right of payment to all existing and future Senior Indebtedness. The Subordinated Notes will not restrict the Company from incurring indebtedness or secured indebtedness. By reason of such subordination, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company or upon a default in payment with respect to any indebtedness of the Company or an event of default with respect to such indebtedness resulting in the acceleration thereof, the assets of the Company will be available to pay amounts due on the Subordinated Notes only after all Senior Indebtedness has been paid in full. The Subordinated Notes will rank on parity with other unsecured obligations of the Company, including any Senior Notes outstanding after the Exchange Offers. None of the Company's subsidiaries have guaranteed the Senior Notes or will guarantee the Subordinated Notes. The Company's IMS and Technologies subsidiaries will be the borrowers or otherwise obligated to repay any amounts that may be outstanding under the New Credit Facility. The Senior Notes and the Subordinated Notes will be structurally subordinated in right of payment to the New Credit Facility. If the Company guarantees the New Credit Facility, the Senior Notes would rank pari passu in right of payment to that guarantee. If any guarantee of the Company is secured, however, the Senior Notes would be structurally subordinated to that guarantee to the extent of the value, validity and priority of the liens on the collateral securing that guarantee.

        The Subordinated Notes will be structurally subordinated to all liabilities (including trade payables) of the Company's subsidiaries and all secured debt of the Company. The right of the Company to participate in the assets of any subsidiary (and thus the ability of holders of the Subordinated Notes to benefit indirectly from such assets) are generally subject to the prior claims of creditors, including trade creditors, of that subsidiary except to the extent that the Company is recognized as a creditor of such subsidiary. The Subordinated Notes, therefore, will be subordinated by operation of law to creditors, including trade creditors, of subsidiaries of the Company with respect to the assets of the subsidiaries against which such creditors have a claim. At March 31, 2001, as adjusted to give pro forma effect to the transactions contemplated by the Restructuring Plan and the Prepackaged Plan, the Company's subsidiaries would have had approximately $20.1 million of trade payables and accrued liabilities.

The Company is a holding company and relies upon cash distributions and loans from its operating subsidiaries to meet its obligations, and the Company's subsidiaries may agree to restrictions on distributions to the Company that could limit the Company's ability to meet its obligations under the Subordinated Notes and pay dividends on the Preferred Stock.

        The Company is a holding company and conducts all of its operations exclusively through its subsidiaries. The Company's only significant assets are the capital stock of its direct and indirect wholly owned subsidiaries. As a holding company, the Company is dependent on dividends or other distributions of funds from its subsidiaries to meet its debt service and other obligations. The ability of its subsidiaries to make distributions to the Company is and will continue to be restricted by, among other limitations, applicable provisions of state laws and contractual provisions. The Subordinated Notes and the Indentures, as amended by the Proposed Amendments, will not limit the ability of the Company's subsidiaries to agree to be bound by such contractual restrictions in the future. If the Company's subsidiaries were unable to pay dividends or make distributions or loans to use at a time when interest payments are due under the Subordinated Notes or cash dividends were payable on the Preferred Stock, the Company would be unable to make those payments.

The securities to be distributed to the Holders of Senior Notes will not be listed on any securities exchange or quoted on any automated inter-dealer quotation system, and it is anticipated that no market will develop for the securities offered in the Exchange Offers.

        The Company does not anticipate that a market will develop for the securities being offered to the Holders of Senior Notes, and the holders of such securities may be required to bear the risk of their investment for an indefinite period of time. The Preferred Stock and Subordinated Notes constitute new issues of securities with no established trading market and will not be listed on any securities exchange or quoted on any automated inter-dealer quotation system. Although the Common Stock currently trades over the OTC Bulletin Board, the Company intends to cause all trading in the Common Stock through such automated system to cease immediately upon consummation of the Merger. The Company believes that fewer than 300 persons will hold the securities of the Company after the consummation of the Restructuring Plan or the Prepackaged Plan.

The Company will no longer be a public company and will cease filing reports and other information publicly with the Commission.

        The Common Stock is currently registered under the Exchange Act. Such registration may be terminated upon application to the Commission if shares of Common Stock are held by fewer than 300 holders of record. The Company intends to cause the registration of the Common Stock to be terminated upon the effectiveness of the Merger. Termination of registration under the Exchange Act will substantially reduce the information required to be furnished by the Company to its stockholders and would make certain provisions of the Exchange Act no longer applicable to the Company, such as short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement to furnish an annual report to stockholders. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated.

The exchange of Senior Notes for Preferred Stock, Common Stock, Subordinated Notes and cash in the Exchange Offers could be treated as a taxable exchange if the Internal Revenue Service determines that the Senior Notes are not "securities" for federal income tax purposes.

        The Company anticipates that the Senior Notes will qualify as "securities" for federal income tax purposes and, as a result, the exchange of the Senior Notes for shares of Preferred Stock, Common Stock, Subordinated Notes and cash in the Exchange Offers should be classified as a recapitalization under section 368(a) (1) (E) of the Internal Revenue Code of 1986, as amended (the "Code"). If this is the case, an exchange generally will be nontaxable to a Holder except to the extent of the lesser of the gain realized and the cash received. If the Internal Revenue Service determines, however, that the Senior Notes are not securities, the exchanges would be taxable to the participating Holders, who would then generally recognize a capital gain (or loss) as a result of the exchanges. For a more detailed discussion of the potential tax consequences to exchanging Holders, see "Certain U.S. Federal Income Tax Considerations -- Consequences of the Exchange Offer for U.S. Holders -- Exchange of Senior Notes for Common Stock, Preferred Stock, Subordinated Notes and Cash."

The Company may incur an income tax liability as a result of the Exchange
Offers.

        As a result of the Exchange Offers, the Company will realize cancellation of debt income in an amount equal to the difference between the adjusted issue price of the Senior Notes accepted for exchange and the cash and fair market value of the Preferred Stock and Common Stock and the principal amount of the Subordinated Notes issued in exchange for the Senior Notes. All or most of this cancellation of debt income may be excluded from the Company's taxable income to the extent that, as of the time immediately before the exchange, the Company is considered insolvent for federal income tax purposes. In addition, to the extent such insolvency exception does not apply, the Company has accumulated net operating losses that should offset most or all of this cancellation of debt income. For alternative minimum tax purposes, however, the Company may not use its net operating losses to offset more than 90% of its alternative minimum taxable income. Accordingly, the Company may have an alternative minimum tax liability for the taxable year of the Exchange Offers. See "Certain U.S. Federal Income Tax Considerations to the Company --Consequences to the Company.

        Risks Related to the Company's Business

The Company provides services to customers in the North American steel industry, which has been undergoing, and may continue to undergo, an economic downturn. The continued slump in the North American steel industry will have a negative impact on the Company's financial condition and results of operations.

        The Company derives a significant portion of its revenues from providing specialized services to customers in the steel industry primarily related to the handling and processing of co-products produced in the steel making process. A decline in steel production at the customer steel mills has a direct impact on the Company's revenues. In addition to commercial factors such as the demand for steel, steel prices, and foreign imports, other factors such as weather, energy prices, labor issues or mill outages for refurbishment can or could affect production levels of the Company's customers. The North American steel industry has experienced a general decline in production, and some of the Company's customers are experiencing significant financial difficulties. Five of the Company's customers that contributed $15.6 million to 2000 revenues declared bankruptcy at or near year-end 2000. Currently, more than a dozen steel companies are operating under Chapter 11 bankruptcy protection. More bankruptcies are possible as competition intensifies and more of the Company's customers report operating losses. The Company's provision for bad debt in 2000 increased $2.7 million from the prior year. More customer bankruptcies could impact the Company's revenues and profits through reduced production, cash flow from operations through reduced collections of receivables, and impact the Company's operating expenses by requiring larger provisions for bad debt.

The Company has insurance policies that cover significant product liability obligations arising from asbestos-related products distributed by two discontinued subsidiary entities. The insolvency of one or more of the insurance companies that have insured the Company against these liabilities could have a material and adverse effect on the Company's financial condition and results of operations.

        The Company has certain product liability obligations related to personal injury claims for certain asbestos-related products distributed by two discontinued subsidiaries during the 1960s and 1970s. During 2000, the Company paid claims and claims expenses totaling $6.4 million, and received recoveries from insurance carriers totaling $3.4 million. Based on current factors, management believes that most of the Company's product liability and related litigation defense costs will ultimately be recovered through insurance coverage in place during the periods covered by such claims, and the ultimate exposure to the Company will result primarily from certain insurance companies that provided the Company with insurance coverage for such claims, and have since become insolvent. However, no assurance can be given that the number of asbestos-related claims or the expenses associated with such claims will remain constant or that the Company's insurance coverage for such claims will be adequate on a long-term basis. Moreover, the insolvency of insurance carriers that provide insurance coverage for these asbestos-related claims could reduce the insurance recoveries that the Company receives. Each of these possibilities could have a material and adverse effect on the financial condition and operating results of the Company by diverting capital resources away from financing the Company's operations.

The Company relies upon long-term contracts with a few customers, the loss of any of which could have a material adverse effect on the Company's financial condition and operating results.

        The Company derives significant revenue from a single customer. The loss of any key customer as a result of termination or non-renewal of its contracts could have a material adverse effect on the Company's revenue and operating income. Both the IMS and Technologies operating segments face significant competition in their respective industries. Heightened competition during 1999 resulted in the loss of two large steel mill contracts for IMS. The Company's Technologies business experienced significant price reductions for waste processing during the 1990s due to competitive pressures. There can be no assurance that the Company will not continue to experience negative effects from increased competition, with possible future effects of reduced revenue, gross margins, and operating income.

The Company has experienced significant losses in recent years and may continue to do so.

        The Company has recorded net losses of approximately $30.6 million, $95.8 million and $7.5 million for the years ended December 31, 1998, 1999 and 2000, respectively. The Company may continue to incur losses over next several years.

The Company's business is subject to governmental and environmental regulation, changes in which could increase the Company's cost of operations and hinder its ability to meet its business plan objectives.

        The Company's business is subject to a variety of federal, state, local and international governmental regulations, including regulations concerning the discharge of hazardous materials into the environment, permits for processing and handling of hazardous materials, reports concerning operations and various other matters. Laws and regulations protecting the environment are stringent and may in certain circumstances impose strict liability, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. Such laws and regulations may expose the Company to liability for the conduct of operations or conditions caused by others or for its acts that were in compliance with all applicable laws at the time such acts were performed. An increase in federal, state or local production or property taxes, the modification of existing laws or regulations or the adoption of new laws or regulations relating to environmental matters could have a material adverse effect on the Company's results of operations.

                                 CAPITALIZATION

        The following table sets forth the Company's consolidated capitalization at March 31, 2001, and on a pro forma basis to give effect to the Restructuring Plan and the Prepackaged Plan. The pro forma data give effect to (i) the exchange of all issued and outstanding Senior Notes for an aggregate of 270,000 shares of Preferred Stock with an aggregate liquidation preference of $25 million, 1,080,000 shares of Common Stock, $51 million aggregate principal amount of Subordinated Notes and $12 million in cash, (ii) the exchange of all shares of Common Stock for an aggregate consideration of $1.2 million in cash and (iii) the incurrence of $23.9 million under the Existing Credit Facility and the use of the proceeds therefrom as described herein.

                                              At March 31, 2001
                                           --------------------------

                                            Actual      Pro Forma(1)
                                            ------      ------------
                                                (in thousands)

Cash and cash equivalents ...........      $   1,507       $       -
                                           =========       =========

Total debt:
  Existing Credit Facility ..........      $   8,281       $  23,937
  Senior Notes ......................        270,000               -

  Subordinated Notes ................              -          51,000

  Capital leases ....................         14,801          14,801
  Other debt ........................            539             539
                                           ---------       ---------
    Total debt ......................        293,621          90,277

Preferred stock .....................              -          25,000

Common stockholders' equity (deficit)        (97,095)         83,925
                                           ---------       ---------

    Total capitalization ............      $ 196,526       $ 199,202
                                           =========       =========

------------

(1) For a description of pro forma adjustments, see "Unaudited Pro Forma Consolidated Financial Data."
(2) Represents necessary borrowings based on March 31, 2001 balance sheet. The Company expects borrowings under the Existing Credit Facility to be $22.7 million at the consummation of the Exchange Offers and the Merger based upon projected cash balances.

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA


        The following selected historical consolidated financial data have been taken or derived from, and should be read in conjunction with, the audited consolidated financial statements of the Company and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated herein by reference.


                                                                   Year Ended December 31,
                                         -------------------------------------------------------------------------
                                            1996           1997            1998            1999            2000
                                            ----           ----            ----            ----            ----
                                                      (In thousands, except for per share amounts)

Statement of Operations Data:

Revenues ..........................      $ 212,789       $ 227,678       $ 232,376       $ 211,975       $ 199,579
Costs and expenses ................        193,914         206,687         217,383         201,828         179,911
                                         ---------       ---------       ---------       ---------       ---------

Operating income before impairment
loss ..............................         18,875          20,991          14,993          10,147          19,668
Loss on impairment of long-lived
assets ............................              -               -               -         (75,192)              -
                                         ---------       ---------       ---------       ---------       ---------

Operating income (loss) ...........         18,875          20,991          14,993         (65,045)         19,668
Interest expense, net .............         26,831          28,085          29,248          29,754          26,196
                                         ---------       ---------       ---------       ---------       ---------

Loss from continuing operations
before
   income taxes ...................         (7,956)         (7,094)        (14,255)        (94,799)         (6,528)
Income tax expense (benefit) ......         (3,266)          1,368          16,384             952             945
                                         ---------       ---------       ---------       ---------       ---------

Loss from continuing operations ...         (4,690)         (8,462)        (30,639)        (95,751)         (7,473)
Income from discontinued operations            399           9,600               -               -               -
Cumulative effect of accounting
change ............................              -            (639)              -               -               -
                                         ---------       ---------       ---------       ---------       ---------

Net income (loss) .................      $  (4,291)      $     499       $ (30,639)      $ (95,751)      $  (7,473)
                                         =========       =========       =========       =========       =========

Income (loss) applicable to common
shares ............................      $  (4,442)      $     499       $ (30,639)      $ (95,751       $  (7,473)
                                         =========       =========       =========       =========       =========

Per Share:
   Loss from continuing operations       $   (0.84)      $   (1.46)      $   (5.27)      $  (16.47)      $   (1.29)
   Income from discontinued
   operations .....................           0.07            1.66               -               -               -
   Cumulative effect of accounting
   change .........................              -           (0.11)              -               -               -
                                         ---------       ---------       ---------       ---------       ---------

   Net income (loss) ..............      $   (0.77)      $    0.09       $   (5.27)      $  (16.47)      $   (1.29)
                                         =========       =========       =========       =========       =========

Average common shares outstanding
                                             5,775           5,787           5,813           5,813           5,813
                                         =========       =========       =========       =========       =========

Balance Sheet Data (at period end):

Total assets ......................      $ 459,909       $ 413,302       $ 387,456       $ 278,257       $ 263,471
Working capital (deficiency) ......      $  (8,762)      $    (779)      $    (444)      $   9,946       $  (1,753)
Long-term debt ....................      $ 268,424       $ 281,614       $ 298,023       $ 284,651       $ 289,621
Total debt ........................      $ 332,928       $ 295,400       $ 303,572       $ 284,952       $ 290,822
Stockholders' equity (deficit)  ...      $  39,057       $  40,211       $   9,843       $ (85,563)      $ (93,165)

Other Data:

EBITDA of continuing operations (1)      $  51,875       $  58,183       $  53,906       $  48,149       $  51,917
Cash flow provided by operating
activities ........................      $  28,163       $  30,523       $  27,883       $  24,948       $  21,449
Cash flow provided (used) before
financing activities ..............      $  (4,158)      $  41,032       $ (12,980)      $  16,359       $   4,763

---------------
(1) EBITDA represents earnings from continuing operations before the interest expense, income taxes, depreciation and amortization expenses (net of amortization of deferred financing costs), and asset impairment charges. It should not be considered as an alternative measure to operating income as an indicator of the Company's results of operations, nor should it be viewed as an alternative to cash flow as an indicator of the Company's overall liquidity, as presented in the accompanying financial statements. Furthermore, EBITDA measures shown for the Company in this report may not be comparable to similarly titled measures given by other companies.

                      PROJECTED CONSOLIDATED FINANCIAL DATA


        In connection with evaluating the financial restructuring plan, the Company's management and operating personnel prepared three-year financial projections for the fiscal years ending December 31, 2001 through December 31, 2003. These projections were based upon a number of assumptions and estimates that, while considered reasonable by the Company, are inherently subject to significant business, economic and competitive uncertainties and contingencies which are beyond the control of the Company, and upon assumptions with respect to future business decisions which are subject to change. The degree of uncertainty inherent in these projections increases significantly with each year covered by the projections. Accordingly, the projections are only estimates, from which actual results will vary. Such variations may be material. See "--Significant Assumptions for Projected Financial Data."


                                                             Year Ended December 31,
                                                 ---------------------------------------------
                                                    2001             2002              2003
                                                    ----             ----              ----
                                                   (In thousands, except per share amounts)
Statement of Operations Data:

Revenues ...................................      $ 178,459        $ 191,989        $ 203,374
  Growth ...................................             NA              7.6%             5.9%

Costs and expenses .........................        168,760          177,361          185,279
                                                  ---------        ---------        ---------
  Operating income .........................          9,699           14,628           18,095
  Operating Margin .........................            5.4%             7.6%             8.9%

Interest expense, net ......................         10,333           10,105            9,425
Gain on sale of assets .....................          2,261                -                -
Proceeds from litigation settlement ........          1,500                -                -
Monitoring fees (2) ........................            750              750              750
                                                  ---------        ---------        ---------
Income  from  continuing  operations  before          2,377            3,773            7,920
income taxes

Income tax expense (3) .....................            951            1,509            3,168
                                                  ---------        ---------        ---------
  Net income ...............................          1,426            2,264            4,752

Preferred dividends ........................          3,090            3,472            3,901

  Net income available to common
    shareholders ...........................      $  (1,664)       $  (1,208)       $     851
                                                  =========        =========        =========

  Net income (loss) per share ..............      $   (0.29)       $   (0.21)       $    0.15
                                                  =========        =========        =========

Average common shares outstanding ..........          5,813            5,813            5,813
                                                  =========        =========        =========

Operating Data and Financial Ratios:
EBITDA (1) .................................      $  40,487        $  45,506        $  51,073
  EBITDA Margin ............................           22.7%            23.7%            25.1%
Capital expenditures .......................      $  25,519        $  23,496        $  28,123

Total debt .................................      $  90,816        $  83,503        $  79,691
Total preferred ............................         28,090           31,562           35,463
Interest expense ...........................         10,333           10,355            9,865

Total debt to EBITDA .......................          2.24x            1.83x            1.56x
EBITDA to interest expense .................          3.92x            4.39x            5.18x

--------------
(1) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization expenses (net of amortization of deferred financing costs), the Monitoring Fees which are subordinated to payment of principal and interest, asset impairment charges, and gain on sale of assets. It should not be considered as an alternative measure to operating income as an indicator of the Company's results of operations, nor should it be viewed as an alternative to cash flow as an indicator of the Company's overall liquidity, as presented in the accompanying financial statements. Furthermore, EBITDA measures shown for the Company in this Offering Memorandum may not be comparable to similarly titled measures given by other companies.
(2) Monitoring Fees payable to GSC Partners which are subordinated to payment of principal and interest.
(3) Assumes a 40.0% income tax rate.

        Significant Assumptions for Projected Financial Data

        Revenues

        The projections assume that IMS revenues will decrease approximately 3% to $158 million in the year ended December 31, 2001, primarily reflecting expected continued declines in the North American steel industry capacity utilization. Thereafter, IMS revenues are expected to gradually increase each year, primarily reflecting the gradual recovery in the U.S. steel industry and annual increases from the escalation clauses included in most customer contracts. No new significant contracts are anticipated to contribute until 2003.

        The projections assume that Technologies will contribute approximately $21 million to the Company's revenues for the year ended December 31, 2001, a decline of $16 million from the year ended December 31, 2000, primarily reflecting the February 2001 sale of certain operations which contributed revenues of $14 million in 2000 and the decline of the North American steel industry. Management expects that Technologies's revenues will remain relatively constant thereafter with an expected 2% average annual price increase offset by the expiration and non-renewal of a material customer contract in 2003.

        Operating Costs and Expenses

        The financial projections assume that cash operating expenses increase for inflation by about 2% per year. Energy prices are projected to remain comparable to 2000 price levels. As a percentage of sales, operating expenses fluctuate primarily reflecting changes in fixed cost absorption to match expected volume changes in North American steel industry and new customer contracts.

        The projections assume that Technologies's operating expenses decline in 2001, primarily reflecting the sale of certain operations in February 2001.

        Interest Expense

        The financial projections assume a reduction in interest expense to reflect the revisions in the capital structure resulting from the Restructuring Plan. In addition, as the Company's cash flow from operations is projected to reduce outstanding borrowings each year, annual interest expense is expected to decline.

        Income Taxes

        Income tax projections are based on an effective federal and state rate of 40%.

        Capital Expenditures

        The projections assume $23 million to $28 million in annual capital spending between 2001 and 2003 to primarily fund (1) equipment purchases for new and existing customer contracts and (2) maintenance spending on existing equipment. After 2001, approximately $15 million to $17 million per year of the total capital expenditures are projected for a five-year program designed to upgrade IMS's fleet of equipment. While capital expenditures presented herein are gross, the Company will seek to finance some of these capital expenditures as operating leases.

                 UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

Envirosource, Inc.
Unaudited Pro Forma Consolidated Statement of Operations Data
For Year Ended December 31, 2000

        The unaudited pro forma consolidated statement of income data for the year ended December 31, 2000 give effect to the Restructuring Plan and the Prepackaged Plan as if such transactions had occurred at January 1, 2000. The pro forma consolidated statement of operations data also give effect to the sale of the Company's ESII subsidiary as if such sale had occurred at January 1, 2000. See "--Notes to Unaudited Pro Forma Consolidated Financial Data."

                                                       Year Ended December 31, 2000
                                             -----------------------------------------------
                                                           Sale of
                                                             ESII      Restructurin   Pro
                                             Historical  Adjustments   Adjustments   Forma
                                             ----------  -----------   -----------   -----
                                                 (In thousands, except per share amounts)

Statement of Operations Data:
Revenues.................................    $199,579     (14,232)(a)               $185,347
Costs and expenses.......................     179,911     (11,001)(b)   (1,433)(d)   167,477
                                             --------                               --------
   Operating income......................     19,668                                 17,870

Interest expense, net....................     26,196        (541)(c)    (19,230(e)    6,424
Monitoring fees..........................          -                       750 (f)      750
                                             --------                               --------
   Income (loss) before income taxes ....     (6,528)                                10,696

Income tax expense.......................        945                     3,333 (g)    4,278
                                             --------                               --------
   Income (loss) from continuing operations   (7,473)                                 6,417

   Net gain on debt extinguishment.......          -                    93,234 (h)   93,234
                                             --------                               --------

   Net income (loss).....................    $(7,473)                               $99,651
                                             ========                               =======

Per Share:
   Net income (loss) before gain on debt
extinguishment...........................    $ (1.29)                              $   1.10
                                             ========                              ========

   Net gain on debt extinguishment.......          -                               $  16.04
                                             --------                              --------

   Net income (loss).....................    $ (1.29)                              $  17.14
                                             ========                              ========

Average common shares outstanding........      5,813                                  5,813
                                             ========                              ========

Envirosource, Inc.
Unaudited Pro Forma Consolidated Balance Sheet Data
At March 31, 2001


        The unaudited pro forma balance sheet data at March 31, 2001 give effect to the Restructuring Plan and the Prepackaged Plan as if such transactions had occurred at March 31, 2001. See "--Notes to Unaudited Pro Forma Consolidated Financial Data."

                                                           At March 31, 2001
                                              -----------------------------------------------
                                                             Restructuring
                                              Historical      Adjustments          Pro Forma
                                              ----------      -----------          ---------
                                                            (In thousands)
Balance Sheet Data:

Assets
  Current assets:
    Cash and cash equivalents ............      $   1,507          (1,507)(i)      $       -
    Accounts receivable, net .............         24,943                             24,943

                                                    4,668                              4,668
                                                ---------                          ---------
    Other current assets

      Total current assets ...............         31,118                             29,611


  Property, plant and equipment, net .....        111,156                            111,156
  Goodwill, net ..........................         99,247                             99,247
  Other assets ...........................          7,981          (3,555)(j)          4,426

    Total Assets .........................      $ 249,502                          $ 244,440
                                                =========                          =========


Liabilities and Shareholders' Equity
(Deficit)
  Current liabilities:
    Accounts payable .....................      $   9,302                          $   9,302
    Salaries, wages and related benefits .          6,883                              6,883
    Insurance obligations (excluding IU ..
      International)......................          2,440                              2,440
    IU International acquisition
      obligations...........................        4,268                              4,268
    Other current liabilities ............         12,845          (7,738)(k)          5,107
    Current portion of debt ..............          2,068                              2,068
                                                ---------                          ---------
      Total current liabilities ..........         37,806                             30,068
  Long-term debt .........................        291,553        (203,344)(l)         88,209
  Other liabilities ......................         17,238                             17,238
                                                ---------                          ---------

    Total liabilities ....................        346,597                            135,515

Preferred stock ..........................              -          25,000(m)          25,000

Common stockholders' equity (deficit) ....        (97,095)        181,020(n)          83,925
                                                                ---------          ---------

  Total Liabilities & Stockholders' Equity      $ 249,502                          $ 244,440
                                                =========                          =========

Envirosource, Inc.
Unaudited Pro Forma Consolidated Statement of Operations Data
Three Months Ended March 31, 2001


        The unaudited pro forma consolidated statement of income data for the three months ended March 31, 2001 give effect to the Restructuring Plan, Prepackaged Plan and the sale of ESII as if such transactions had occurred at January 1, 2001. See "--Notes to Unaudited Pro Forma Consolidated Financial Data."

                                                     Three Months Ended March 31, 2001
                                            --------------------------------------------------
                                                           Sale of
                                                            ESII        Restructuring
                                            Historical     Adjustments   Adjustments  Pro Forma
                                            ----------     -----------  ------------- -----------
                                                  (In thousands, except per share amounts)

Statement of Operations Data:
Revenues................................     $42,739      (1,015)(p)                     $41,724
Costs and expenses......................      41,451        (928)(q)                      40,523
                                             -------                                     -------
  Operating income......................       1,288                                       1,201

Gain on sale of ESII....................       2,261      (2,261)(r)                           -
                                             -------                                     -------
  Operating income......................       3,549                                        1,201

Interest expense, net...................       7,016         (58)(s)    (4,883)(t)          2,074
  Other expense (income)                           -                       188(u)             188
                                             -------                                      -------
    Loss before income taxes ...........      (3,467)                                      (1,861)

Income tax expense (benefit)............         210                      (634)(v)           (424)
                                             -------                                     --------

  Loss from continuing operations.......      (3,677)                                        (637)

  Net gain on debt extinguishment.......           -                    100,324(w)        100,324
                                             -------                                      -------

  Net income (loss)....................      $(3,677)                                     $99,087
                                             ========                                     =======

Per Share:
  Net income (loss) before gain on debt
    extinguishment.....................      $ (0.63)                                      $(0.11)
                                             ========                                     =======

  Net gain on debt extinguishment......            -                                       $17.26
                                             -------                                     --------

  Net income (loss)....................      $ (0.63)                                      $17.15
                                             ========                                     =======

Average common shares outstanding......        5,813                                        5,813
                                             =======                                      =======

Envirosource, Inc.
Notes to Unaudited Pro Forma Consolidated Financial Data

1.  Basis of Presentation of Unaudited Pro Forma Consolidated Financial Data

        The unaudited pro forma statement of income data for the year ended December 31, 2000 and the unaudited pro forma statement of income and balance sheet data at and for the three months ended March 31, 2001 for the Restructuring Plan or Prepackaged Plan give effect to:

        o the exchange of an aggregate principal amount of $270 million of the Senior Notes;

        o the distribution of $12 million in cash to the Holders tendering Senior Notes in the Exchange Offers;

        o   the issuance of $25 million of Preferred Stock;

        o the issuance of $51 million aggregate principal amount of Subordinated Notes;

        o   the issuance of 1,080,000 shares of Common Stock;

        o the incurrence of $23.9 million of indebtedness under the Existing Credit Facility and the use of proceeds described herein ($22.7 million projected as of the consummation of the Exchange Offers and the Merger);

        o the payment by the Company of an aggregate of $1.2 million in cash for 5,813,394 shares of Common Stock in connection with the Merger or the Prepackaged Plan;

        o the sale of ESII as if such sale had taken place at the beginning of the respective period;

        o   the elimination of restructuring related expenses; and

        o the incurrence of an annual $750,000 fee payable to GSC Partners under the Management Agreement.

        For purposes of the pro forma balance sheet data, it is assumed that the book value of all assets other than deferred financing costs were properly valued and would not require adjustment. Upon completion of the Restructuring Plan or the Prepackaged Plan, the Company will reevaluate the recording of fair values of all assets and liabilities and record any further adjustments at that time.

        The average common shares outstanding set forth in the unaudited pro forma consolidated data does not give pro forma effect to the cancellation and conversion of all outstanding shares of Common Stock through the Merger and the issuance of up to 1,080,000 shares of Common Stock in connection with the Exchange Offers. After giving pro forma effect to the transactions, including the issuance of shares of Common Stock in the Exchange Offers, and assuming that all of the Senior Notes are tendered, net income (loss) before gain on debt extinguishment would have been $5.94 and ($0.59) for the year ended December 31, 2000 and the three months ended March 31, 2001, respectively, and net income per share would have been $92.27 and $92.30 for the year ended December 31, 2000 and the three months ended March 31, 2001, respectively.

        It is assumed the restructuring qualifies as a nontaxable transaction. The Company will realize cancellation of debt income for federal income tax purposes as a result of the Restructuring Plan or the Prepackaged Plan. The Company anticipates that the amount of such income will not exceed the amount by which the Company is insolvent immediately prior to the implementation of the Restructuring Plan and the Prepackaged Plan plus the amount of its available net operating loss carryforwards that exist prior to the Restructuring Plan and the Prepackaged Plan. Accordingly, the Company does not anticipate that it will have taxable cancellation of debt income as a result of the Restructuring Plan and the Prepackaged Plan. If, however, the Internal Revenue Service were to successfully challenge the Company's quantification of its insolvency, the Company could be required to recognize taxable cancellation of debt income as a result of the Restructuring Plan and Prepackaged Plan.

        The unaudited pro forma consolidated financial data are not necessarily indicative of the results of operations that the Company would have obtained, or may obtain in the future, had the transactions contemplated by the pro forma information occurred. Neither Grant Thornton LLP, the Company's independent auditors, nor any other independent accountant or financial advisor, examined or performed any procedures with respect to the unaudited pro forma consolidated financial information, and they (i) express no opinion or any other form of assurances with respect to such information and (ii) assume no responsibility for, and disclaim any association with, the unaudited pro forma consolidated financial information.


2. Pro Forma Adjustments

Statement of Operations Adjustments for Year Ended December 31, 2000

ESII Adjustments:
----------------
(a)   To eliminate revenues associated with ESII which was sold on February
      1, 2001...................................................................     $ (14,232)
                                                                                     =========
(b)   To eliminate costs and expenses associated with ESII which was sold on
      February 1, 2001..........................................................     $ (11,001)
                                                                                     =========
(c)   To eliminate net interest expense associated with ESII which was sold
      on February 1, 2001.......................................................     $    (541)
                                                                                     =========

Restructuring Adjustments:
-------------------------
(d)   To eliminate restructuring related expenses...............................     $  (1,433)
                                                                                     =========
(e)   To adjust Net Interest Expense for the following:
      (i)   Elimination of interest expense on the Senior Notes.................
      (ii)  Additional interest expense associated with the Existing Credit          $ (26,325)
            Facility............................................................     $   1,311
      (iii) Elimination of deferred financing costs on Senior Notes.............     $  (1,356)
      (iv)  Addition of interest expense on Subordinated Notes..................     $   7,140
                                                                                     ---------
                                                                                     $ (19,230)
(f)   To adjust Other Expense for the following:
      (i)Addition of GSC Partners Monitoring Fees...............................     $     750
                                                                                     =========
(g)   To adjust Income Tax Expense for the following:
      (i)   Assumes 40% income tax rate.........................................     $   3,333
                                                                                     =========
(h)   To reflect the Extraordinary Gain from extinguishment of debt, net of
      the following:............................................................     $  93,234
                                                                                     =========
      (i)   The write-off of deferred financing costs...........................     $   4,004
      (ii)  The write-off of accrued interest expense...........................     $   1,097

Balance Sheets Adjustments At March 31, 2001

Restructuring Adjustments:
-------------------------
(i)   To adjust Cash and cash equivalents for the following:
      (i)   Existing cash distributed to Holders of Senior Notes................     $  (1,507)
                                                                                     =========
(j)   To write-off remaining debt issuance costs related to the existing
      Senior Notes..............................................................     $  (3,555)
                                                                                     =========
(k)   To write-off accrued interest related to the existing Senior Notes.......      $  (7,738)
                                                                                     =========
(l)   To adjust Total Debt for the following:
      (i)   Cancellation of the Senior Notes....................................     $(270,000)
      (ii)  Additional borrowings under the Existing Credit Facility............     $  15,656
      (iii) The issuance of Subordinated Notes..................................     $  51,000
                                                                                     ---------
                                                                                     $(203,344)


                                       35


(m)   To adjust Preferred Stock for the following:
      (i)   The issuance of Redeemable Preferred Stock..........................   $   25,000
                                                                                   ==========
(n)   To adjust Additional Paid-In Capital - Common Stock for the following:
      (i)   The cash paid to existing stockholders..............................
      (ii)  The fair value of Common Stock issued to the Holders of Senior Notes   $  (1,163)
                                                                                   $  81,859
                                                                                   $  80,696
(o)   To adjust Retained Earnings (Deficit) for the following:
      (i)   The gain on forgiveness of debt related to the exchange of the
            Senior Notes, net of the following:.................................   $ 100,324
      (ii)  The write-off of deferred financing costs...........................   $   3,555
      (iii) The write-off of accrued interest...................................   $   7,738
                                                                                   =========

Statement of Operations Adjustments For Three Months Ended March 31, 2001

ESII Adjustments:
----------------
(p)   To eliminate revenues associated with ESII which was sold on February
      1, 2001...................................................................   $  (1,015)
                                                                                   =========
(q)   To eliminate costs and expenses associated with ESII which was sold on
      February 1, 2001..........................................................   $    (928)
                                                                                   =========
(r)   To eliminate the gain recorded on the sale of ESII........................   $  (2,261)
                                                                                   =========
(s)   To eliminate net interest expense associated with ESII which was sold
      on February 1, 2001.......................................................   $     (58)
                                                                                   =========

Restructuring Adjustments:
-------------------------
(t)   To adjust Net Interest Expense for the following:
      (i)   Elimination of interest expense on the Senior Notes.................   $   (6,581)
      (ii)  Additional  interest  expense  associated  with the
            Existing  Credit Facility...........................................   $      252
      (iii) Elimination of deferred financing costs on the Senior Notes.........   $     (339)
      (iv)  Addition of interest expense on Subordinated Notes..................   $    1,785
                                                                                   ----------
                                                                                   $   (4,883)
                                                                                   ==========
(u)   To adjust Other Expense for the following:
      (i)  Addition of GSC Partners Monitoring Fees.............................   $     188
                                                                                   =========
(v)   To adjust Income Tax Expense (Benefit) for the following:
      (i) Assumes 40% income tax rate...........................................   $    (634)
                                                                                   =========
(w)   To reflect the Extraordinary Gain from extinguishment of debt, net of
      the following:............................................................   $ 100,324
                                                                                   =========
      (i)  The write-off of deferred financing costs............................   $   3,555
      (ii) The write-off of accrued interest expense............................   $   1,738


                               RESTRUCTURING PLAN

               Background and Purpose of the Restructuring Plan

        The purpose of the restructuring is to enhance the Company's long-term viability. Specifically, the restructuring is designed to reduce the book value of the Company's outstanding debt obligations from approximately $293.6 million at March 31, 2001 to a book value of approximately $90.3 million on a pro forma basis as of the consummation of Restructuring Plan and assuming 100% of the Senior Notes are tendered and the Company borrows $23.9 million under the Existing Credit Facility as described below. Based upon projected cash balances, the Company expects to borrow an additional $15.6 million under the Existing Credit Facility.

        The Company's high level of debt relative to expected cash flow and the resulting strain on the Company's capital resources has caused its management to consider a number of alternatives and pursue discussions with its bank lenders and major noteholders. Since April 2001, the Company has engaged in active discussions with GSC Partners, which beneficially owns approximately $170.3 million principal amount of the Senior Notes, or 63% of the outstanding principal amount of the Senior Notes. The Company and GSC Partners have agreed to pursue a comprehensive restructuring of the liabilities of the Company either through the Restructuring Plan, of which the Exchange Offers are a part, or through a prepackaged Chapter 11 reorganization pursuant to the Prepackaged Plan. The terms of the Restructuring Plan and the Prepackaged Plan have been negotiated with GSC Partners.

        If the Exchange Offers are not consummated, but the Company receives the requisite Acceptances on or prior to the Expiration Time, the Company will file a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code and seek prompt confirmation of the Prepackaged Plan in the Bankruptcy Court. Should the restructuring of the Company be consummated under the Prepackaged Plan instead of the Restructuring Plan, the Holders will, subject to Bankruptcy Court approval, receive substantially the same consideration that the tendering Holders would have received upon consummation of the Exchange Offers, but at a later date and without additional interest. The stockholders of the Company also will receive the same consideration that they would have received in the Merger. However, the Company cannot estimate the potential cost to its business of such a bankruptcy filing or the increased expenses of its professional advisors. The Company has already received Acceptances of the Prepackaged Plan from the Principal Noteholders that together hold 63% of the principal amount of the Senior Notes. As a result, the Company will have the requisite Acceptances for confirmation of the Prepackaged Plan if the holders of an additional 4% of the principal amount of the Senior Notes vote to accept the Prepackaged Plan and a majority in number of the holders of a beneficial interest in the Senior Notes actually voting on the Prepackaged Plan vote to accept the Prepackaged Plan.

        Financial Condition of the Company

        The Company's liabilities exceed its assets, and it may not be able to meet its significant debt service obligations as they come due in the future. At March 31, 2001, the Company had $293.6 million of total indebtedness outstanding, including $270 million aggregate principal amount of the Senior Notes, $8.3 million outstanding under the Existing Credit Facility and $14.8 million of capital lease obligations. The Company's EBITDA less net capital expenditures for the year ended December 31, 2000 would have been $20.6 million after giving pro forma effect to the sale of the Company's ESII subsidiary, and is expected to decline in 2001. The Company anticipates that if the restructuring were not consummated its interest expense would be approximately $30 million during 2001, including an aggregate of $26.3 million payable under the Senior Notes in equal amounts in June and December. Although a failure of the Company to make the interest payments due in June on the Senior Notes would be a default under the Indentures, the Company would have until the end of a 30-day grace period on July 16, 2001 to make such payments. If the Company fails to make such interests payments on or before July 16, 2001, the Holders of 25% or more of the aggregate principal amount of the Series A Senior Notes or the Series B Senior Notes may cause the aggregate principal amount of, and accrued and unpaid interest on, the Senior Notes of such series to be due and payable immediately.

        To date, the Company has been able to service its outstanding debt and other obligations with cash generated from operations. Although the Company is currently in compliance with all of its requirements under the Senior Notes and the Existing Credit Facility, the ability of the Company to meet both its debt obligations and capital expenditure requirements in the future will be dependent on its future operating performance. The uncertain outlook of the North American steel industry for 2001, and its inherent effect on the Company's businesses, may create a significant challenge for the Company to obtain sufficient capital resources to meet all of its objectives for the upcoming year. Current projections indicate operating cash flow for 2001 will likely decrease from the $21.4 million realized in 2000. Several of the Company's customers declared bankruptcy in late 2000 and early 2001, and the Company believes that additional bankruptcies are possible during 2001 as the North American steel industry continues to suffer from excess capacity, weak steel prices, high energy costs, and high levels of foreign imported steel.

        Background to the Financial Restructuring Plan

        By the middle of 2000, senior officers of the Company began to evaluate the Company's strategic options as it became more apparent that projected cash flows may not be able to support the Company's obligations under the Senior Notes in the future. In May 2000, the Company engaged Jefferies on an exclusive basis to render financial advisory services to the Company in connection with the possible financial restructuring of the Company's outstanding indebtedness and other strategic options. At a meeting held on October 26, 2000, the Board of Directors authorized management to pursue alternatives through which the Company might restructure its indebtedness and to enter into discussions with Holders.

        Prior to April 2001, senior officers had preliminary discussions with representatives of GSC Partners. At a meeting held on April 2, 2001, the senior officers of the Company and the Company's legal and financial advisors met with representatives of GSC Partners and GSC Partners' legal advisors. The general outline of a possible restructuring plan was discussed, and GSC Partners indicated that it would likely prepare a formal proposal for presentation to the Company's Board of Directors.

        During the remainder of April 2001, the Company's senior officers and legal and financial advisors continued to discuss the terms and conditions of a financial restructuring plan with the representatives of GSC Partners and its legal counsel. On April 20, 2001, GSC Partners delivered a written, non-binding proposal to the Board of Directors of the Company concerning the terms of a restructuring. GSC Partners proposed that the Exchange Consideration be comprised of at least $63 million in cash, subject to increase with excess cash of the Company, Preferred Stock with an aggregate liquidation preference of $25 million, and all of the Common Stock of the Company. GSC Partners also proposed that the Company pay its stockholders $0.125 per share of Common Stock in connection with the Merger.

        The Board of Directors held a special meeting on April 23, 2001 and continued on April 25, 2001 to discuss the GSC Partners proposal at which all directors were present in person or by telephone. Jefferies made a presentation on the Company's highly leveraged financial condition and factors to be considered in reviewing potential strategic alternatives, including the Company's ability to continue operations as a going concern given the burden of servicing the Company's debt obligations under the Senior Notes. The Company's legal advisors were also present and answered questions with respect to the non-binding proposal presented by GSC Partners. The members of the Board of Directors discussed the terms of the proposal and the other options of the Company, including the risks involved in not taking any action and, alternatively, filing a petition for protection under the Bankruptcy Code. Jefferies reported on indications from banks for a new credit facility, and the Board of Directors and the Company's financial and legal advisors discussed issues related to the likelihood of obtaining adequate financing prior to the consummation of the Exchange Offers. After lengthy discussions, the Board of Directors directed Jefferies to engage in further discussion with GSC Partners. Among other things, the Board of Directors directed Jefferies to indicate that the price per share proposed by GSC Partners was too low and to discuss whether GSC Partners would accept additional securities in order to cover any shortfall in cash consideration.

        Jefferies engaged in discussions with GSC Partners between April 26, 2001 and April 30, 2001 on the terms of the proposal presented by GSC Partners. GSC Partners indicated that it would accept Subordinated Notes to the extent that the Company was unable to pay cash consideration in the Exchange Offers and offered $0.172 per share to be paid to the stockholders in connection with the Merger.

        The Board of Directors met on May 1, 2001 by telephone conference call. Jefferies reported on its negotiations with GSC Partners. The members discussed a number of issues, including the price per share to be offered to the stockholders of the Company and the form of consideration to be offered to the Holders of the Senior Notes. Jefferies was instructed to engage in further negotiations with GSC Partners regarding these issues. The Company's legal counsel prepared written comments to the term sheet that GSC Partners had delivered on April 20, 2001 and delivered such comments to GSC Partners' legal counsel.

        The Board of Directors again met on May 4, 2001 by telephone conference call to discuss the progress of discussions with GSC Partners. Jefferies reported to the Board of Directors on the reaction of GSC Partners to the Company's counter proposals. The Board of Directors directed Jefferies to try to seek a higher price per share to be offered to the Company stockholders in restructuring.

        Jefferies engaged in further discussions with GSC Partners between May 4 and May 7, 2001. The Board of Directors met by telephone conference call on May 7, 2001. Jefferies reported to the Board of Directors that GSC Partners had agreed that the Company would pay its stockholders $0.20 per share in connection with the Merger. The Board of Directors then requested that the senior officers of the Company proceed with negotiating definitive documents.

        The Company's financial and legal advisors met with GSC Partners' legal advisors on May 14, 2001 to discuss the timing and documentation of the transactions.

        During the next two weeks, the Company or its advisors met in person or by telephone with GSC Partners or its advisors to discuss various issues relating to a possible transaction, including the timing thereof.

        On May 29, 2001, the Board of Directors held a telephone conference call to discuss drafts of the transaction documents that had been prepared by the Company's legal advisors and issues raised thereby. The directors also reviewed and discussed the liquidation analysis that the Company's management had prepared with the assistance of Jefferies.

        The legal counsel for the Company and GSC Partners met on May 31, 2001 and again on June 1, 2001 to discuss GSC Partners' comments on the transaction documents and the terms of the transactions.

        On June 4, 2001, the Board of Directors held a meeting at which the Board of Directors considered the terms of the Exchange Offers, the Exchange Agreement, the Support Agreements, the Merger, the Merger Agreement, the Management Agreement and the Prepackaged Plan. Jefferies made a presentation to the Board of Directors on the financial advisor's analysis of the financial condition of the Company and fairness of the consideration to be received by the Company's stockholders in connection with the Merger. Jefferies indicated that it was prepared to deliver an opinion that, as of such date, the consideration offered to the stockholders in the Merger is fair to the Company's stockholders from a financial point of view. The Board of Directors also considered the Company's liquidation analysis, which Jefferies had assisted the Company in preparing, which compares the estimated proceeds to the holders of the Senior Notes and stockholders in a liquidation of the Company to the estimated value of the consideration being offered to such holders and stockholders in the Restructuring Plan or Prepackaged Plan. Holders and Beneficial Owners are urged to read the liquidation analysis attached hereto as Annex B.

        The Board of Directors directed the Company's legal advisors to bring its discussions with GSC Partners' legal advisors to a conclusion and to finalize the transaction documentation. The meeting was adjourned until June 6, 2001.

        On June 6, 2001, the Board of Directors reconvened by telephone conference call. All directors were present and the Company's legal advisors summarized the changes to the transaction documents. At this meeting, Jefferies delivered its oral opinion (which was subsequently confirmed in writing) that, as of such date, the consideration offered to the stockholders in the Merger is fair to the Company's stockholders from a financial point of view. After asking a number of questions about the final terms of the restructuring, subject to the final negotiation and drafting of definitive documents, the directors unanimously approved each of the agreements and the transactions contemplated thereby, and authorized and directed the senior officers of the Company to execute and deliver the agreements on behalf of the Company. The Board of Directors unanimously approved, and declared the advisability of, the Merger Agreement and the transactions contemplated thereby and recommended that the stockholders vote for the adoption of the Merger Agreement.

        Thereafter, the Merger Agreement, the Support Agreements, the Exchange Agreement and all other transaction documents were executed by the appropriate parties and delivered.

        Reasons

        The Board of Directors has unanimously approved the Restructuring Plan and the Prepackaged Plan and deemed the transactions contemplated by such plans as being in the best interests of the Company. The Company believes that completing the restructuring through the Restructuring Plan or the Prepackaged Plan is essential to its ability to continue to operate as a going concern. In reaching this determination, the Board of Directors considered a number of factors, including the following:

        o the growing perception among the Company's suppliers and customers of the Company's poor financial condition and risks involved in continuing to engage in business with the Company and the potential impact on the Company's business;

        o management's financial projections, which indicated that the Company may not be able to service its debt obligations;

        o the Company's limited ability to pursue other strategic alternatives due to the Company's expected liquidity constraints;

        o the low likelihood of realizing greater value from other strategic alternatives, including, a liquidation or bankruptcy filing not structured as a prepackaged plan;

        o the potential negative impact on the Company's operations of other strategic alternatives, including a bankruptcy filing not structured as a prepackaged plan;

        o the liquidation analysis prepared by the Company with the assistance of Jefferies which shows that the stockholders of the Company would likely receive nothing in a Chapter 7 liquidation and the Holders of Senior Notes would likely receive less in value than the consideration to be received in the Exchange Offers;

        o the fact that because Subordinated Notes will be delivered to Holders of Senior Notes in the event and to the extent cash is not available, the Restructuring Plan is not dependent upon obtaining financing under the New Credit Facility (as an alternative facility) to fund the exchange of the Senior Notes; and

        o the fact that Holders of 63% of the Senior Notes have committed to support the transactions by executing the Exchange Agreement and the low likelihood of being able to consummate an alternative transaction without such Holders' support.

        The Board of Directors has unanimously approved the Merger Agreement and the Merger, and has determined that the Merger is fair to and in the best interests of the Company's stockholders, and has recommended unanimously that the Company's stockholders vote in favor of adopting the Merger Agreement. In reaching this determination, the Board of Directors considered, in addition to the factors set forth above, a number of factors including, without limitation, the following:

        o the complete financial restructuring of the Company as described herein;

        o the Company's financial condition, results of operations and business and strategic objectives, as well as the risks involved in achieving those objectives;

        o current conditions and trends in the steel industry, and the effect of those conditions and trends on the Company;

        o the financial and valuation analyses presented to the Board of Directors by Jefferies, including market prices and financial data relating to other companies engaged in businesses considered comparable to the Company and the prices and premiums paid in recent selected acquisitions of companies engaged in businesses considered comparable to those of the Company;

        o the oral opinion of Jefferies, which was later confirmed in a written opinion, dated June 6, 2001, to the effect that, as of the date of the opinion, the consideration to be received in the Merger by the Company's stockholders pursuant to the Merger Agreement is fair to such stockholders from a financial point of view;

        o the terms and conditions of the Merger Agreement, including, without limitation, that the terms of the Merger Agreement will not prevent other third parties from making proposals to the Company after the execution of the Merger Agreement, will not prevent the Board of Directors from providing information to and engaging in negotiations with other third parties that make unsolicited proposals that (A) a majority of the Board reasonably determines in good faith (after consultation with its counsel and its financial advisor) that taking such action would be reasonably likely to lead to the delivery to the Company of a proposal that is superior to the Merger Subsidiary's proposal and (B) a majority of the Board of Directors determines in good faith (after consultation with legal counsel) that it is necessary to take such actions in order to comply with its fiduciary duties under applicable law, and will permit the Company, subject to the non-solicitation provisions of the Merger Agreement and the payment of a termination fee to enter into a transaction with another third party that a majority of the Board of Directors determines in good faith to be superior to the Company and its stockholders (in their capacity as stockholders) from a financial point of view to the holders of Common Stock and Senior Notes (in light of the Board of Directors' fiduciary duties to the Holders as well as to stockholders, as such may exist under applicable law) than the transactions contemplated by the Merger Agreement (after consultation with its legal counsel and its financial advisor), taking into account all the terms and conditions of such proposal and the Merger Agreement, and is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal;

        o the fact that the Restructuring Plan provides for the same consideration to be paid to the stockholders whether under the Merger or the Prepackaged Plan;

        o the support of the transaction by the Principal Stockholders holding 53.7% of the issued and outstanding shares of Common Stock, as evidenced by the execution of their respective Support Agreements;

        o the fact that the Principal Stockholders' obligations under the Support Agreements terminate upon termination of the Merger Agreement;

        o the relationship of the consideration to the historical market prices for the shares of Common Stock and to the Company's per share book value, including the fact that the consideration represents an 82% premium over the closing price of Common Stock on June 5, 2001; and

        o the potential availability to the Company's stockholders of appraisal rights in the Merger under applicable law.

        In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its respective determinations.

        The Board of Directors believes that its recommendation to the stockholders pursuant to its fiduciary obligations makes it inappropriate for the Board of Directors to make any recommendation to the Holders of the Senior Notes with respect to the Exchange Offers. Accordingly, the Company and the Board of Directors express no opinion and remain neutral with respect to the Exchange Offers.

Restructuring Plan

        The Restructuring Plan has two principal components: the Exchange Offers and solicitation of Consents and Acceptances and the Merger of Merger Subsidiary with and into the Company. Neither the Exchange Offers nor the Merger will be consummated until all of the conditions to the other component have been satisfied or waived, and both transactions will be consummated simultaneously. In addition, the Company is seeking to increase its borrowings under the Existing Credit Facility or enter into the New Credit Facility with Bank of America. The amount of cash to be paid to the Holders in the Exchange Offers is dependent upon the amount of cash the Company will have on hand and amounts available to be borrowed. The amount of cash offered in the Exchange Offers will be reduced and a principal amount of Subordinated Notes offered will be increased on a dollar for dollar basis.

        Exchange Offers and Solicitation of Consents and Acceptances

        The principal purpose of the Exchange Offers is to convert not less than 98% of the aggregate principal amount of the Senior Notes into equity of the Company and a significantly reduced amount of new debt of the Company. The Exchange Offers will significantly de-leverage the Company by eliminating at least $264.6 million aggregate principal amount of the Senior Notes. At March 31, 2001, the Company had a negative net worth of $97.1 million. On a pro forma basis after giving effect to (i) the exchange of $270 million aggregate principal amount of the Senior Notes in the Exchange Offers and (ii) borrowings of $23.9 million under the Existing Credit Facility as if such transactions had occurred at December 31, 2000, the Company would have had positive net worth of $83.9 million. The Company anticipates that the reduction in its debt obligations will reduce the Company's interest expense by approximately $18 million and thereby free additional cash flows from operations to be used in its operations. The Company's interest expense was $28.8 million during the year ended December 31, 2000, and the Company anticipates that its interest expense for the year ended December 31, 2001 will be approximately $30 million if the Exchange Offers are not consummated, although it could be higher if the Company needs to borrow more under its Existing Credit Facility to cover unanticipated operating expenses.

        Concurrently with the Exchange Offers, the Company has commenced a solicitation of Consents and Acceptances. The principal purpose of the solicitation of Consents is to amend the Indentures governing the Series A Senior Notes and the Series B Senior Notes to eliminate substantially all the restrictive covenants and certain event of default provisions contained in such Indentures in order to give the Company greater operational and financial flexibility. See "The Exchange Offers and Solicitation of Consents and Acceptances."

        Exchange Agreement

        The Company has entered into the Exchange Agreement with the Principal Noteholders, which together beneficially own 63% of the aggregate principal amount of the Senior Notes. The Exchange Agreement provides that the Principal Noteholders will (i) within five (5) days from the date the Exchange Offers are commenced, tender or cause to be tendered all of their Senior Notes in the Exchange Offers, (ii) refrain from, directly or indirectly, supporting or consenting to any other restructuring, exchange offer, consent solicitation, sale or acquisition relating to the Company or its affiliates, and (iii) not instruct the Trustee to take any action that is inconsistent with the terms and conditions of the Exchange Agreement and, if the Trustee takes or threatens any such action, direct or cause the Trustee to be directed not to take such action. The Principal Noteholders agree that, during the term of the Exchange Agreement, they will not sell, assign, pledge, transfer or otherwise dispose of their beneficial interests in any of the Senior Notes other than to tender them pursuant to the Exchange Offers. In addition, the Principal Noteholders have consented to the Proposed Amendments, waived those provisions of the Indentures that might be violated, if at all, as a result of the consummation of the Merger or the entering into of the New Credit Facility and agreed to accept the Prepackaged Plan. The Company has committed to resoliciting Acceptances of the Prepackaged Plan in the Chapter 11 case if it has not received Acceptances from a majority in number of those voting on the Prepackaged Plan on July 14, 2001.

        The Exchange Agreement prohibits the Company from waiving any condition to the consummation of the Exchange Offers or amending any of the terms or conditions of the Exchange Offers without the prior written consent of the GSC Entities, which consent, if given, will be delivered to the Company promptly. Upon the written request of the GSC Entities, the Company will waive the Minimum Condition and the Supplemental Indenture Condition to the Exchange Offers. If the Supplemental Indenture Condition is waived and the Company consummates the Exchange Offers, the Company would be in default under the Indentures. As a result, Holders of 25% or more of the aggregate principal amount of the Senior Notes not tendered in the Exchange Offers would be able to cause an acceleration of the payment of all outstanding principal of and accrued and unpaid interest on such remaining Senior Notes unless waived by the Holders of a majority of the remaining Senior Notes.

        Whether or not the transactions contemplated by the Exchange Agreement are consummated, all expenses of GSC Partners and its affiliates incurred in connection with the negotiation, execution and performance of the Exchange Agreement will be reimbursed by the Company, except if the Exchange Offers are not consummated as a result of any material breach by the GSC Entities, Merger Subsidiary or any other affiliate of the GSC Entities.

        The Exchange Agreement will terminate and all of the obligations thereunder of the Company and the Principal Noteholders will be of no further force or effect:

        (a) upon the mutual agreement of the GSC Entities and the Company; or

        (b) at the sole discretion of the GSC Entities, upon notice delivered to the Company:

            (i) upon the material breach of any covenant of the Company contained in the Exchange Agreement or if any representation or warranty of the Company shall have become untrue and such breach has not been cured within ten (10) business days following notice of such breach to the Company by the GSC Entities; provided, however, that the GSC Entities may not terminate the Exchange Agreement in the event that such breach would not, individually or in the aggregate with any other breach, constitute a Material Adverse Effect; and provided further, that the Exchange Offers may not be consummated during the pendency of any such notice period if the notice would be one that relates to circumstances that would, if not cured, permit termination of the Exchange Agreement under this clause (i);

            (ii) if the Exchange Offers have not been consummated and the Chapter 11 case has not been commenced with the Bankruptcy Court on or prior to July 16, 2001;

            (iii) if a plan of reorganization in the Chapter 11 case has not be confirmed by the Bankruptcy Court on or prior to (A) September 30, 2001 in the context of a prepackaged plan or (B) November 15, 2001 in the context of a prearranged plan;

            (iv) if the Prepackaged Plan has not become effective within fifteen days after confirmation thereof; or

            (v) in the event that there is (A) a conversion of the Chapter 11 case to a case under Chapter 7 of the Bankruptcy Code, (B) the appointment of a trustee or an examiner with expanded powers in the Chapter 11 case or (C) if the Chapter 11 case is dismissed.

        Within four business days of being advised by the Company (which will immediately provide such notice) that FS Equity Partners II, L.P. has elected to terminate its Support Agreement as contemplated therein, the GSC Entities will notify (and cause Merger Subsidiary to notify) the Company either (1) that Merger Subsidiary has elected to terminate the Merger Agreement where, upon termination of the Merger Agreement, the Exchange Agreement will terminate or
(2) that Merger Subsidiary has elected not to terminate the Merger Agreement, in which case the Company agrees, within one business day of delivery of such notice, to file the Chapter 11 case and the Exchange Agreement will remain in full force and effect. If a notice is not delivered to the Company under clause
(1) above within the contemplated four business day period, notice under clause
(2) shall deemed to have been given and the Company will file the Chapter 11 case within the contemplated one business day period.

        Merger

        The Company and Merger Subsidiary, a newly formed Delaware corporation controlled by GSC Partners, have entered into the Merger Agreement. The Merger Agreement provides that upon approval of the Merger by the holders of at least a majority of the outstanding Common Stock, Merger Subsidiary will be merged with and into the Company, with the Company as the surviving corporation. As a result of the Merger, each share of Common Stock of the Company, other than shares of Common Stock owned by Merger Subsidiary, the Company or any of its Subsidiaries, will be converted into the right to receive $0.20 in cash (the "Merger Consideration"). The stockholders of the Company will receive an aggregate of $1.2 million of Merger Consideration. It is anticipated that the consideration to be paid to the stockholders in the Merger will be funded by the Company with cash on hand and amounts drawn under the New Credit Facility or Existing Credit Facility.

        The Board of Directors has called a special meeting of the stockholders of the Company to be held on July 12, 2001 for the purpose of adopting the Merger Agreement. The Board of Directors, by unanimous vote of the directors, has determined that each of the Merger Agreement and the Merger are fair and in the best interests of the Company's stockholders, approved the Merger Agreement and the transactions contemplated by it, declared the Merger Agreement advisable and recommended that the Company's stockholders adopt the Merger Agreement. A definitive proxy statement soliciting the stockholders votes in favor of the Merger will be mailed to the stockholders of the Company.

        FS Equity Partners II, L.P. and The IBM Retirement Plan Trust Fund, which together hold 53.7% of the outstanding Common Stock, have entered into Support Agreements with the Company pursuant to which such stockholders have agreed not to transfer any shares of Common Stock beneficially owned by them and to vote all such shares in favor of the Merger.

        GSC Partners will control the Board of Directors upon the consummation of the Merger. The Merger Agreement provides that all of the current directors will be replaced as of the effective time of the Merger by designees of GSC Partners except for Mr. DiLacqua, the Chief Executive Officer of the Company, who will continue to serve as a director of the Company.

        Certain Agreements

        Agreement and Plan of Merger

        The following provides a description of the material terms of the Merger Agreement. This description is qualified in its entirety by reference to the complete text of the Merger Agreement, which has been filed as Annex A to the Company's Preliminary Proxy Statement, and is incorporated herein by reference.

        The Merger. The Merger Agreement provides that subject to the conditions thereof, and in accordance with the Delaware General Corporation Law (the "DGCL"), the Merger will be effected and Merger Subsidiary will be merged with and into the Company. Following the Merger, the separate existence of Merger Subsidiary will cease and the Company will continue as the surviving corporation.

        At the time that a certificate of merger is duly filed with, and accepted for recording by, the Secretary of State of the State of Delaware (the "Certificate of Merger"), or at such other time as the parties may agree and specify in the Certificate of Merger (the time the Merger becomes effective being herein referred to as the "Effective Time"), and without any further action on the part of the Company or Merger Subsidiary, the amended and restated certificate of incorporation of the Company as in effect immediately prior to the Effective Time will be the certificate of incorporation of the surviving corporation, until duly amended as provided therein or by applicable law, except as amended by the Merger Agreement pursuant to Section 251(e) of the DGCL. The Company will file the Certificate of Designations (as defined below) with respect to the Preferred Stock with the Secretary of State of the State of Delaware concurrently with the Certificate of Merger, and such Certificate of Designations will become effective as of the Effective Time. At the Effective Time and without any further action on the part of the Company or Merger Subsidiary, the bylaws of the Company as in effect immediately prior to the Effective Time will be the bylaws of the surviving corporation until thereafter changed or amended as provided therein or by applicable law. The directors of Merger Subsidiary at the Effective Time, and John T. DiLacqua, the President and Chief Executive Officer, will be the directors of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time will be the officers of the surviving corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

        Effect of the Merger on the Capital Stock of the Constituent Corporations. At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock held by the Company or by Merger Subsidiary or any wholly-owned subsidiaries of the Company, which will automatically be canceled and will cease to exist and no cash or other consideration will be delivered or deliverable in exchange therefor, and other shares of Common Stock, if any, held by stockholders who have not voted such shares of Common Stock in favor of the Merger and who have perfected their appraisal rights under the DGCL) will, by virtue of the Merger and without any action by the stockholders thereof, be converted into the right to receive an amount in cash equal to the Merger Consideration payable to the holder thereof, without interest thereon, less any required withholding taxes, upon surrender and exchange of a share certificate (or to the extent entitled thereto, amounts paid upon the proper and timely assertion of appraisal rights).

        The Merger Agreement provides that at the Effective Time, each then unexpired and unexercised outstanding option to purchase shares of Common Stock, whether or not otherwise vested and exercisable in accordance with its terms (a "Stock Option"), previously granted by the Company or its subsidiaries under any plan, agreement or arrangement (collectively, the "Company Equity Plans"), will be cancelled by the Company and in consideration of such cancellation the Company will pay to such holders of Stock Options cash in an amount equal to the product of (i) the Merger Consideration minus the exercise price per share under such Stock Option times (ii) the number of shares of Common Stock which are purchased upon exercise of such Stock Option (whether or not then exercisable or vested), less any required withholding and thereupon each Stock Option shall terminate and each holder thereof shall have no further rights to any Common Stock with respect thereto. If the Company's representation in the Merger Agreement as it relates to (i) the number of outstanding Stock Options, (ii) the cancellation of such outstanding Stock Options without cost to the Company or
(iii) the number of outstanding shares of Common Stock, shall not be true and correct and, as a result thereof, the aggregate amount of Merger Consideration payable in cash together with the expense to cancel any such outstanding Stock Options ("Option Termination Expense") would exceed $1,262,679, then the aggregate of the Merger Consideration and the Option Termination Expense payable under the Merger Agreement shall be reduced to $1,162,679, with appropriate adjustment to the per share consideration

        No outstanding Stock Options have exercise prices less than $0.20 per share and all Stock Options will be cancelled upon the consummation of the Merger.

        Prior to the Effective Time, the Company will (A) obtain all necessary consents from, and provide (in a form acceptable to Merger Subsidiary) any required notices to, holders of Stock Options and (B) amend the terms of the applicable Company Equity Plan, in each case as is necessary to give effect to the conversion of Stock Options under the Merger Agreement (including, without limitation, obtaining from each holder of any outstanding Stock Option issued under the Envirosource Stock Option Plan for Non-Affiliate Directors, a consent to all of the foregoing).

        Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto including, without limitation, representations and warranties by the Company as to the Company's organization, authorization, consents and noncontravention, capital structure, filings with the Commission, financial statements, absence of material untrue statements, compliance with laws and regulations, litigation, taxes, absence of certain material adverse changes or events, voting requirements, employee benefits and labor matters, change of control payments and takeover restrictions, undisclosed liabilities, intellectual property, environmental matters, material contracts, insurance, opinion of Jefferies and lack of a broker. Some of the representations are qualified by the limitation that, in order for the representation to have been breached, the event breaching the representation must have a Material Adverse Effect. A "Material Adverse Effect" means, with respect to the Company, any adverse change measured from the date of the Merger Agreement to the date of determination that, individually or in the aggregate with all other adverse changes, has had, or could reasonably be expected to have, a material adverse effect on the business, results of operations, assets, liabilities or financial condition of the Company and its subsidiaries taken as a whole; provided that no adverse change shall be considered in determining if a Material Adverse Effect has occurred if it results or arises from any announcement of the Restructuring Plan, as an effect of the Restructuring Plan or effect or change caused by economic, financial or market conditions generally or the steel industry specifically; provided further that with respect to Merger Subsidiary, the term Material Adverse Effect means solely, any adverse change, circumstance, event or effect that is materially adverse to Merger Subsidiary's ability to perform its obligations under the Merger Agreement.

        In addition, the Merger Agreement contains representations and warranties of Merger Subsidiary concerning its organization, authorization, consents and noncontravention, absence of material untrue statements, voting requirements, brokers, ownership of shares of Common Stock, and absence of business activities by Merger Subsidiary.

        Conduct of Business of the Company. Pursuant to the Merger Agreement, the Company has agreed that prior to the Effective Time, the Company and its subsidiaries will carry on its business in the usual, regular and ordinary course in all material respects and to use its reasonable best efforts to preserve intact their current business organizations, and their relationships with customers, suppliers and others having business dealings with the Company. Without limiting the generality of the foregoing, except as expressly contemplated by the Merger Agreement, the Company and its subsidiaries will not, without the prior consent of Merger Subsidiary:

        (i) declare or pay any dividends on, or make other distributions in respect of, any of its stock; split, combine or reclassify any stock or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its stock; repurchase, redeem or otherwise acquire any shares of its stock or any securities convertible into or exercisable or exchangeable for any shares of its stock except as otherwise permitted under certain option agreements to effect cashless option exercises; or issue, deliver or sell, or authorize or propose the issuance, delivery or sale of any shares of its stock of any class or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matter on which stockholders may vote, or enter into any agreement with respect to any of the foregoing, other than the issuance of Common Stock upon the exercise of stock options granted in accordance with the terms of the Company Equity Plans as in effect on the date of the Merger Agreement;

        (ii) except to the extent required to comply with the Company's obligations to Merger Subsidiary under the Merger Agreement, amend or propose to amend the charter documents of the Company or any of its subsidiaries other than to adopt and file with the Secretary of State of the State of Delaware the Certificate of Designations;

        (iii) (A) incur any indebtedness for borrowed money, other than financing to be incurred in connection with the Restructuring Plan, or assume, endorse or guarantee or otherwise become liable for any such indebtedness or issue, assume or sell any debt securities or warrants or rights to acquire any debt securities of the Company or guarantee or otherwise become liable for any debt securities of other persons other than (w) the Subordinated Notes, (x) indebtedness of the Company or its subsidiaries to the Company or its subsidiaries, (y) borrowings under existing credit lines, including in support of letters of credit, in the ordinary course of business or (z) otherwise in the ordinary course of business for capital or operating leases, (B) make any loans, advances or capital contributions to, or investments in, any other person, other than by the Company or its subsidiaries to or in the Company or its subsidiaries or (C) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than, in the case of clauses (B) and (C), loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business or in connection with the Restructuring Plan;

        (iv) repurchase or otherwise acquire any Senior Notes other than pursuant to the Exchange Offers;

        (v) directly or indirectly acquire, make any investment in, or make any contributions to, any person (other than a subsidiary of the Company);

        (vi) make any change in any method of accounting or accounting practice or policy, except as required by generally accepted accounting principles;

        (vii) acquire, sell, transfer, lease or encumber any assets except in the ordinary course of business and consistent with past practice, enter into any commitment or transaction outside the ordinary and usual course of business consistent with past practice, or acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein, or enter into any contract or agreement, other than in the ordinary and usual course of business consistent with past practice, or amend in any material respect any other agreement that is material to the Company or any of its subsidiaries, except in the ordinary course of business consistent with past practice;

        (viii) adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring or recapitalization of the Company or any of its subsidiaries other than the Restructuring Plan;

        (ix) sell or transfer any property or assets of the Company or its subsidiaries, or purchase or acquire any property or assets from, or otherwise engage in any of the foregoing with any affiliate or subsidiary of the Company, except that the Company may engage in any of the foregoing transactions with any subsidiary of the Company that is directly or indirectly wholly owned by the Company and except as expressly contemplated by the Restructuring Plan; or

        (x) make or revoke any tax election, or settle or compromise any tax liability, or change (or make a request to any taxing authority to change) any aspect of its method of accounting for tax purposes, except in the ordinary course of business consistent with past practice; (y) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated by the Merger Agreement; or (z) enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its subsidiaries or any successor thereto or that could, after the Effective Time, limit or restrict the surviving corporation and its affiliates (including GSC Partners) or any successor thereto, from engaging or competing in any line of business or in any geographic area.

        In addition to the foregoing, the Board of Directors or any committee thereof will take no action to waive any provision of any Company equity plan that would otherwise cause the stock options thereunder to be cancelled or converted at the Effective Time in accordance with their terms and without further action by the Company, the Board of Directors or any committee thereof.

        Immediately after the Effective Time, the Company will accept for exchange all Senior Notes properly tendered and not withdrawn in the Exchange Offers.

        No Solicitation. The Merger Agreement provides that the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company to (i) solicit, initiate, knowingly encourage the submission of, or participate in any discussions or negotiations regarding or furnish to any person, any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Company Takeover Proposal (as defined below) or (ii) enter into any agreement with respect to any Company Takeover Proposal. The Merger Agreement requires that the Company cause, and cause its officers and directors and any investment banker, attorney or other advisor or representative of the Company or any subsidiary of the Company, to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal. The Merger Agreement prohibits the Board of Directors or any committee thereof from approving any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or approving or recommending, or proposing to approve or recommend, any Company Takeover Proposal.

        Notwithstanding the foregoing, if the Company receives a proposal or offer that was not solicited by the Company and that did not otherwise result from a breach of the non-solicitation provisions of the Merger Agreement and that the Board of Directors determines in good faith (after consultation with its outside counsel and its financial advisor) could result in a third party making a Superior Company Proposal (as defined below), the Company may, to the extent necessary to comply with the applicable fiduciary duties of the Board of Directors', as determined in good faith by it after consultation with outside counsel, (A) furnish information with respect to the Company to the person making such proposal or offer pursuant to a confidentiality agreement containing terms at least as stringent as those set forth in the confidentiality agreement among the parties to the Merger Agreement, as determined by the Company after consultation with its outside counsel, and (B) participate in discussions or negotiations with such person regarding such proposal or offer.

        The Company may terminate the Merger Agreement if (i) the Board of Directors has received a Superior Company Proposal, (ii) in light of such Superior Company Proposal the Board of Directors has determined in good faith, after consultation with outside counsel, that it is necessary for the Board of Directors to withdraw or modify its approval or recommendation of the Merger Agreement, or the Merger in order to comply with applicable fiduciary duties,
(iii) the Company has notified Merger Subsidiary in writing of the determination described in clause (ii) above, (iv) the Company is in compliance with the non-solicitation provisions of the Merger Agreement, and (v) the Board of Directors concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Company Proposal.

        The Merger Agreement provides that the Company promptly will advise Merger Subsidiary orally and in writing promptly upon receipt of any Company Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal or inquiry.

        Neither the Company nor the Board of Directors nor any committee thereof may withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Merger Subsidiary, the approval or recommendation of the Board of Directors of the Merger Agreement or the Merger, or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal, unless a withdrawal or modification of such approval or recommendation is, in the good faith judgment of the Board of Directors after consultation with its outside counsel, necessary to comply with applicable fiduciary duties. Notwithstanding the foregoing, the Company will be permitted to (i) take and disclose to its stockholders a position and make disclosure required by Rule 14e-2 promulgated under the Exchange Act or (ii) make any other required disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors, in consultation with outside counsel, failure to make such disclosure would be inconsistent with its fiduciary duties under law.

        The term "Company Takeover Proposal" means any inquiry, proposal or offer for a merger, consolidation, dissolution, liquidation, recapitalization or other business combination involving the Company or its subsidiaries, any proposal or offer for the issuance by the Company of over 50% of its equity securities as consideration for the assets or securities of any person or any proposal or offer to acquire in any manner, directly or indirectly, over 50% of the equity securities or consolidated total assets of the Company, in each case, other than the transactions contemplated by the Merger Agreement.

        The term "Superior Company Proposal" means any proposal made by a third party to acquire all or substantially all of the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of its assets or otherwise, which a majority of the Board of Directors determines in its good faith judgment (i) to be superior from a financial point of view to the holders of shares of Common Stock and Senior Notes (in light of the Board of Directors' fiduciary duties to the Holders as well as to stockholders, as such may exist under applicable law) than the transactions contemplated by the Merger Agreement and the Exchange Offers (after consultation with Jefferies), taking into account all the terms and conditions of such proposal and the Merger Agreement and (ii) reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

        Access to Information. The Merger Agreement provides that the Company and its subsidiaries will afford to Merger Subsidiary and its officers, employees, accountants, counsel, financial advisors and other representatives reasonable access during normal business hours prior to the Effective Time to all of the Company's and its subsidiaries' properties, books, contracts, commitments and records and its officers, management employees and representatives and the Company will furnish promptly to Merger Subsidiary all information concerning the Company's business, properties and personnel as Merger Subsidiary may reasonably request.

        Directors' and Officers' Insurance and Indemnification. The Merger Agreement provides that as of the Effective Time, indemnification provisions set forth in the certification of incorporation of the surviving corporation will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of the Company.

        The Merger Agreement provides that from and after the Effective Time and until the sixth anniversary of the Effective Time and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, the Company will indemnify, defend and hold harmless each person who is now or who becomes prior to the Effective Time, a director or officer of the Company or any of its subsidiaries against (i) all losses, claims, damages, costs and expenses (including reasonable attorneys' fees), liabilities, judgments and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is based in whole or in part on, or arises in whole or in part out of, the fact that such person is or was a director or officer or agent of the Company or any of its subsidiaries and relates to or arises out of any action or omission occurring at or prior to the Effective Time except to the extent arising out of such person's gross negligence or willful misconduct, and (ii) all such indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case to the full extent a corporation is permitted under applicable law to indemnify its own directors or officers, as the case may be; provided that the Company will not be liable for any settlement of any claim effected without its written consent, which consent will not be unreasonably withheld.

        The Merger Agreement provides that the Company will purchase a continuance of its directors' and officers' liability insurance for a period of six years after the Effective Time and the surviving corporation will take no actions to cancel or modify in a manner adverse to the persons covered by such insurance policy. The Company has obtained such continuance of insurance coverage.

        Conditions to the Merger. The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver on or prior to the Effective Time, of the following conditions: (i) the Company will have obtained all approvals of stockholders of the Company necessary to adopt the Merger Agreement to the extent required by law, (ii) all conditions to the consummation of the Exchange Offers will have been satisfied or waived, (iii) no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental authority of competent jurisdiction will be in effect making the Merger illegal or otherwise prohibiting consummation of the Merger if such restriction is not in effect due to the lack of cooperation of one of the parties to the Merger Agreement, and (iv) the Merger Agreement will not have been terminated by the Company or Merger Subsidiary pursuant to its terms.

        Termination and Breakup Fee. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Agreement, by the stockholders of the Company:

        (a) by mutual written consent of Merger Subsidiary and the Company by action of their respective boards of directors; or

        (b) by the Company or Merger Subsidiary if any governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order, decree, ruling or other action has become final and nonappealable; or

        (c) by the Company or Merger Subsidiary if the Merger has not been consummated on or before July 14, 2001; provided that such failure to consummate is not due to a material breach of the Merger Agreement by the party seeking to terminate; or

        (d) by the Company or Merger Subsidiary if any approval by the stockholders of the Company required for the consummation of the Merger or the other transactions contemplated by the Merger Agreement has not been obtained at the Company stockholders' meeting or any adjournment thereof by reason of the failure to obtain the required votes at a duly held meeting of stockholders or at any adjournment thereof; or

        (e) by the Company, if the Company is entitled to terminate the Merger Agreement in connection with a Superior Takeover Proposal as contemplated by the Merger Agreement; or

        (f) by Merger Subsidiary upon a breach of any covenant or agreement on the part of the Company, or any representation or warranty of the Company set forth in the Merger Agreement that will have become untrue, and such breach has not been cured within ten (10) business days following notice of such breach to the Company by Merger Subsidiary; provided, however, that Merger Subsidiary may not terminate the Merger Agreement in the event that such a breach would not individually or in the aggregate constitute a Material Adverse Effect; or

        (g) by the Company (i) upon a material breach of any covenant or agreement on the part of Merger Subsidiary set forth in the Merger Agreement, or
(ii) if (A) any representation or warranty of Merger Subsidiary that is qualified as to materiality has become untrue or (B) any representation or warranty of Merger Subsidiary that is not so qualified has become untrue in any material respect and such breach has not been cured within ten (10) business days following notice of such breach to Merger Subsidiary by the Company; or

        (h) by Merger Subsidiary if the Board of Directors by the Specified Vote (defined below) withdraws or modifies, in a manner adverse to Merger Subsidiary, its approval or recommendation of the Merger Agreement or the Merger (notice of which the Company shall promptly provide to Merger Subsidiary in writing) and FS Equity Partners II, L.P. has terminated its Support Agreement pursuant to its rights thereunder. "Specified Vote" means a vote of the Board of Directors in which at least four of the following five directors not affiliated with FS Equity Partners II, L.P. shall approve the withdrawal or modification of the Board of Directors' recommendation: Messrs. Askins, Caldiero, DiLacqua, Gurnitz and Miller.

        The Merger Agreement provides that, in the event of termination of the Merger Agreement by either Merger Subsidiary or the Company pursuant to the provisions described above, the Merger Agreement will become void and have no effect and there will be no liability or obligation thereunder on the part of Merger Subsidiary or the Company, except with respect to the parties thereto, that (i) certain provisions, including fees and expenses, governing law, confidentiality and specific enforcement, will survive termination, and (ii) no party will be relieved of liability for any willful breach of the Merger Agreement).

        If (x) the Company terminates the Merger Agreement pursuant to paragraph
(e) above, then the Company will pay, or cause to be paid to Merger Subsidiary or, at the direction of Merger Subsidiary to any affiliate thereof, at the time of termination, or (y) Merger Subsidiary terminates the Merger Agreement pursuant to paragraph (h) above, then the Company will pay, or cause to be paid to Merger Subsidiary or, at the direction of Merger Subsidiary, to any affiliate of Merger Subsidiary, within five business days of termination, in either case (but in no event will amounts be paid under both clause (x) and (y) above) an amount equal to $2.5 million plus an amount equal to the actual and reasonably documented expenses of Merger Subsidiary and its affiliates (except to the extent otherwise paid under the Exchange Agreement). Merger Subsidiary may make its termination under paragraph (h) above and the termination by FS Equity Partners II, L.P. of its Support Agreement conditional upon its receipt of these payments.

        Confidentiality. Except as required by law, Merger Subsidiary has agreed to keep all information provided by the Company, other than information generally available to the public or information available on a nonconfidential basis prior to its disclosure by the Company, confidential and not to disclose the information to anyone, other than those actively participating in the Merger or Restructuring Plan. Merger Subsidiary also has agreed not to use the confidential information other than in connection with the Merger and not to disclose any information about the Merger to anyone not involved with the Merger. If Merger Subsidiary is requested pursuant to, or required by, legal process to disclose any confidential information concerning the Company or the Merger, it agrees to promptly notify the Company of such request or disclosure and use its reasonable best efforts to ensure the disclosed information will be accorded confidential treatment.

        This confidentiality provision terminated upon distribution by the Company of this Offering Memorandum and is of no further force or effect, regardless of whether the same is later amended and regardless of whether the Exchange Offers shall later be withdrawn. Notwithstanding the foregoing, Merger Subsidiary will, and will cause its affiliates, to keep confidential for a period of two years after the earlier of the termination of the Merger Agreement or the Effective Time all commercially sensitive, non-public information of the Company, other than such information that would be required to be disclosed in accordance with federal securities laws in connection with the purchase or sale of the Company's securities.

        Support Agreement

        The Company has entered into separate Support Agreements with each of FS Equity Partners II, L.P. and The IBM Retirement Plan Trust Fund (together, the "Principal Stockholders"). Pursuant to the Support Agreements, the Principal Stockholders have agreed to vote their beneficially owned shares of Common Stock together with any shares acquired by the Principal Stockholders after the date of the Support Agreement (the "Voting Shares") in favor of adopting the Merger Agreement.

        During the time the Merger Agreement and the Support Agreements are in effect, at any meeting of the stockholders of the Company, however called, the Principal Stockholders will vote or caused to be voted the Voting Shares (a) in favor of adopting the Merger Agreement; (b) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries with any entity other than an affiliate of GSC Partners; (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization or liquidation of the Company and its subsidiaries other than any such transaction that is a part of the Restructuring Plan; or (iii) any transaction entered into pursuant to a Company Takeover Proposal.

        Each Principal Stockholder has agreed that it will not (i) except to (a) the Merger Subsidiary or (b) members of the Principal Stockholder's family or any trusts or partnerships the beneficiaries or equity owners of which, respectively, are members of the Principal Stockholder's family (and which agree to be bound by the provisions of the Support Agreement), transfer (which term includes, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Voting Shares or any interest therein, (ii) except with GSC Partners, enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Voting Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Voting Shares, (iv) deposit any Voting Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Voting Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of the Principal Stockholder's obligations hereunder or the transactions contemplated by the Support Agreement or by the Merger Agreement or which would make any representation or warranty of the Principal Stockholder under the Support Agreement untrue or incorrect.

        The Support Agreement and the Principal Stockholder's obligations thereunder will terminate on the earlier of: (i) the Effective Time, (ii) the time the Merger Agreement is terminated in accordance with its terms; provided that any such termination will not affect the Principal Stockholder's liability for any breach of the Principal Stockholder's obligations under the Support Agreement arising prior to such termination, (iii) upon written notice to the Company given by FS Equity Partners II, L.P., after the Board of Directors has, by Specified Vote, withdrawn or modified, in a manner adverse to Merger Subsidiary, its approval or recommendation of the Merger Agreement or the Merger; provided, that such notice of termination must be received by the Company prior to adoption of the Merger Agreement by the Company's stockholders and within five business days of the date the Board of Directors has taken the Specified Vote (which the Company agrees to promptly advise the Principal Stockholder of upon occurrence) or (iv) the Board of Directors approves an amendment to the Merger Agreement that either (a) reduces the consideration to be received by holders of Shares to less than $0.20 per Share in cash or (b) imposes any liability or obligation on any holder of Shares in excess of those specified in the Merger Agreement.

        Merger Subsidiary, GSC Recovery II, L.P. and GSCP Recovery, Inc. are third-party beneficiaries of each of the Support Agreements and will be entitled to enforce such agreements.

        The IBM Retirement Plan Trust Fund's liability for damages arising from any breach by that stockholder of any covenant, representation or warranty in the Support Agreement will be limited to the aggregate Merger Consideration received by the IBM Retirement Plan Trust Fund in the Merger, or approximately $77,000.

        The Principal Stockholders together hold 53.7% of the outstanding Common Stock and will be able to cause the Merger Agreement to be adopted without the vote of any other stockholder.

        Additional Debt Financing

        The Company intends to use cash on hand and to borrow additional amounts under its Existing Credit Facility to pay the cash portion of the Exchange Consideration, pay the Merger Consideration and pay all fees and expenses incurred in connection with the transactions. Based upon current projected cash balances, the Company expects that it will be able to borrow an amount under the Existing Credit Facility that would result in approximately $12 million of cash consideration to the Holders of Senior Notes in connection with the Exchange Offers. Bank of America, the lender under the Existing Credit Facility, has waived certain default and event of default provisions of the Existing Credit Facility that would be violated as a result of the Merger and Exchange Offers. The Company would need to obtain a similar waiver from Bank of America if it were to use the Existing Credit Facility in connection with the Prepackaged Plan.

        The Company is seeking new debt financing from a variety of lenders, including Bank of America. The Company has received a non-binding term sheet from Bank of America and is engaged in discussions with the bank. Pursuant to proposed terms and discussions with the bank, the Company believes that it may be able to obtain $50 million of new debt financing in the form of a senior secured credit facility through the Company's IMS and Technologies subsidiaries. In addition to using cash on hand, the Company would use the proceeds of the New Credit Facility to, among other things, pay the cash portion of the Exchange Consideration, pay the Merger Consideration, repay and cancel the Existing Credit Facility, pay fees and expenses incurred in connection with the restructuring and replace letters of credit outstanding under the Existing Credit Facility.

        The New Credit Facility, as proposed by Bank of America, would be a senior credit facility consisting of a revolving credit facility of up to $30 million, with an expected availability of $20 million, and a term loan of up to $20 million. The amount of such potential debt financing is subject to change as discussions with Bank of America proceed. The term loan would be made on the date that the New Credit Facility is executed. IMS's and Technologies's obligations under the New Credit Facility would be secured by a first priority lien on all of the current and future assets of such subsidiaries. Bank of America has also indicated that it may seek a Company guarantee of IMS's and Technologies's obligations under the New Credit Facility. Advances under the revolving credit facility would be limited to 85% of IMS's and Technologies's eligible accounts receivable, while advances under the term loan will be limited to the lesser of $20 million or the sum of 70% of the orderly liquidation value of IMS's and Technologies's eligible equipment. It is anticipated that the revolving credit facility would bear interest at a rate per annum equal to the higher of LIBOR plus 275 basis points or Bank of America's prime commercial lending rate plus 125 basis points and the term loan would bear interest at a rate per annum equal to the higher of LIBOR plus 300 basis points or Bank of America's prime commercial lending rate plus 150 basis points. At June 1, 2001, the interest rate on the revolving term loan would have been 6.69% per annum and the interest rate on the term loan would have been 6.94% per annum. The principal and interest on the term loan would be paid monthly on the basis of a seven-year amortization with a balloon payment of all unpaid amounts due upon maturity. All outstanding principal of, and accrued and unpaid interest on, the New Credit Facility would be due and payable on the date that is four years after the execution of the facility.

        In the event that 98% in aggregate principal amount of the Senior Notes are not tendered in the Exchange Offers on or prior to the Expiration Time and the Company commences its Chapter 11 bankruptcy reorganization to obtain confirmation of the Prepackaged Plan, the Company would borrow amounts under the Existing Credit Facility or New Credit Facility to pay the cash distributions contemplated under the Prepackaged Plan and otherwise for the same purposes as contemplated in connection with the Restructuring Plan.

                                   MANAGEMENT

Board of Directors

        GSC Partners will control the Board of Directors upon the consummation of the Merger. The Merger Agreement provides that all of the current directors will be replaced as of the effective time of the Merger with designees of GSC Partners, except that Mr. DiLacqua, the President and Chief Executive Officer of the Company, will continue to serve as a director of the Company. The Certificate of Merger will amend the Company's Amended and Restated Certificate of Incorporation, among other things, to remove provisions that establish a classified or "staggered" Board of Directors. After the Merger, directors will serve one-year terms and stand for re-election at each annual meeting of the Company. GSC Partners has not designated individuals to serve as directors yet.

Executive Officers

        Under the Merger Agreement, the executive officers of the Company immediately prior to the consummation of Merger will be the executive officers of the Company after the Merger.

        The Company's executive officers are as follows:


       Name                                 Age     Position
       ----                                 ---     --------

       John T. DiLacqua                     49      President and Chief
                                                    Executive Officer;
                                                    Director

       John C. Heenan                       50      Senior Vice President,
                                                    Treasurer and Chief
                                                    Financial Officer

       John P. Carroll                      46      Vice President, Human
                                                    Resources

       Richard J. Fitz                      52      Vice President and
                                                    Controller

       Leon Z. Heller                       51      Vice President, General
                                                    Counsel and Secretary

        The specified age of each Executive Officer of the Company is as of June 1, 2001.

        Officers are elected annually and hold office until their successors are elected and qualified.

        John T. DiLacqua became President, Chief Executive Officer and a director of the Company in January 1999. From October 1997 to December 1998, Mr. DiLacqua served as President of the U.S. Ferrous Operations of Philip Services Corporation, which included, among other, the former Luria Brothers Division of Connell Limited Partnership. Prior to that, he served as the President of the Luria Brothers Division of Connell Limited Partnership from May 1994 to October 1997, and, from December 1990 to May 1994, he served as its Vice President of Finance and Administration.

        John C. Heenan has been Senior Vice President and Chief Financial Officer of the Company since August 1999, and Treasurer since January 2001. Prior to that, Mr. Heenan had been Senior Vice Present, Finance, Administration and Planning of the Company since February 1999. From October 1997 to December 1998, Mr. Heenan served as Chief Financial Officer of the U.S. Ferrous Operations of Philip Services Corporation, which included, among others, the former Luria Brothers Division of Connell Limited Partnership. Prior to that, he served as the Vice President - Controlled of the Luria Brothers Division of Connell Limited Partnership from April 1997 to October 1997. Prior to that, he served as Chief Financial Officer of Standard Chlorine Chemical Company from 1993 to 1997.

        John P. Carroll has been Vice President - Human Resources of the Company since June 1999. Mr. Carroll also has been the Vice President - Human Resources of the Company's IMS subsidiary since September 1995. Prior to that, Mr. Carroll had been IMS's Director - Human Resources since September 1994. Mr. Carroll joined IMS in 1980.

        Richard J. Fitz has been Controller of the Company since June 1999 and a Vice President since May 2001. Prior to that, Mr. Fitz had been the Company's Director of Corporate Audit Services since March 1988.

        Leon Z. Heller has been Vice President of the Company since February 1998 and has served as the Company's General Counsel and Secretary since September 1996. Mr. Heller also has been the Vice President and General Counsel of IMS, a subsidiary of the Company, since February 1991.

        Employment Agreements

        The Company entered into an employment agreement with Mr. DiLacqua dated January 20, 1999 that provides that Mr. DiLacqua will serve as President and Chief Executive Officer of the Company for an initial term of three years, subject to renewal for successive three-year terms by mutual agreement of the parties. The agreement provides for a base annual salary to Mr. DiLacqua of $400,000 and an annual incentive bonus based on the achievement of certain performance targets set by the Compensation Committee of the Board of Directors. Mr. DiLacqua's target bonus is 50% of his base salary. The agreement guaranteed Mr. DiLacqua an annual bonus for 1999 of at least $100,000, but it does not guarantee any bonus thereafter. The agreement also provided Mr. DiLacqua with an option to purchase 100,000 shares of Common Stock. In the event the Company terminates the agreement without cause, the Company is obligated to pay Mr. DiLacqua a severance payment equal to one year's salary plus the amount of his target bonus for the year in which the termination occurs. Mr. DiLacqua is also entitled to receive this amount if he terminates the agreement following a change in control of the Company if he is not offered a similar position with similar responsibilities and equal or greater compensation, or if he is asked to relocate more than 50 miles following such change in control. If the Company does not renew the agreement at the end of the initial three-year term, it will be obligated to pay Mr. DiLacqua a severance payment equal to one year's salary.

        The Company entered into employment agreements dated January 3, 2000 with each of Mr. Carroll, Mr. Heenan and Mr. Heller. The agreements provide for an initial term of three years and are subject to renewal for successive three-year terms by mutual agreement of the parties. The agreements provide that base annual salary for each successive year shall not be less than the prior year's base salary and also provide for an annual incentive bonus based on the achievement of certain performance targets set by the Compensation Committee. The target bonus is to be set each year by the Compensation Committee; for 2001, the target bonus is 40% of base salary for Mr. Carroll and Mr. Heller, and 45% for Mr. Heenan. The agreements do not guarantee any bonus. In the event the Company terminates an agreement without cause, the Company is obligated to pay the employee severance pay equal to one year's salary plus the amount of his target bonus for the year in which the termination occurs. The employee is also entitled to receive this amount if he terminates the agreement following a change in control of the Company if he is not offered a similar position with similar responsibilities and equal or greater compensation, if he is asked to relocate more than 35 miles following such change in control, or if the acquiring company does not assume the agreement. If the Company does not renew the agreement at the end of the initial three-year term, it will be obligated to pay the employee severance pay equal to one year's salary. See "--Management Bonus Policy."

        The Company entered into an agreement dated February 8, 2000 with Mr. Fitz that provides that, in the event the Company terminates the employment of Mr. Fitz without just cause, the Company is obligated to pay him severance pay equal to one year's salary.

        Management Agreement

        In connection with the restructuring, the Company has agreed to enter into a Management Agreement with GSC Partners which will become effective upon consummation of the Exchange Offers or the confirmation of the Prepackaged Plan. Under the terms of the Management Agreement, GSC Partners and its affiliates will provide oversight and consulting services to the Company. In exchange for such services, GSC Partners will receive a Monitoring Fee of $750,000 per year payable monthly in arrears so long as GSC Partners and its affiliates together hold at least 50% of the issued and outstanding shares of Common Stock. GSC Partners has agreed to subordinate its right of payment of the Monitoring Fee to the Company's obligation to pay interest and principal on the New Credit Facility and the Subordinated Notes.

        Management Incentive Plan

        GSC Partners has proposed that a stock option incentive plan be established for the management of the Company which would represent 10% of the Common Stock of the Company on a fully diluted and converted basis. It is not anticipated that such a plan will be adopted until after the Restructuring Plan or the Prepackaged Plan has been consummated.

        Management Bonus Policy

        The Company maintains bonus plans for its key managers that award annual bonuses based on the Company's achievement of certain performance targets and the individual's performance. These plans, which provide for target bonuses ranging from 8% to 50% of base salary, do not generally guarantee that the individual will receive a bonus. However, because the Company believes that the success of its restructuring and business going forward will depend, in part, on the Company's ability to retain key managers, the Compensation and Stock Option Committee of the Board of Directors has approved an amendment to the 2001 bonus plans. As amended, each participant who remains in the Company's employment until the date on which 2001 bonuses are paid (expected to be in February 2002) will receive a bonus equal to not less than 85% of the participant's target bonus, and any participant who is terminated without cause prior to that date will receive a prorated bonus based on 85% of the participant's target bonus. The Board of Directors has also approved an amendment to the Company's Profit Sharing Plan to provide for monthly, rather than annual, contributions. A similar amendment has been approved with regard to the Company's Cash Balance Retirement Plan, in which certain of the Company's employees participate in lieu of the Profit Sharing Plan.

               GSC Partners has indicated that upon consummation of the Merger it intends to have the Board of Directors approve further amendments to the bonus plans. In the plas applicable to participants at the Company's operating sites, the amendments would provide that participants who would otherwise get a bonus in excess of 85% of the target bonus would get an additional bonus of up to 15% of the target bonus. In the plans applicable to participants other than those at the Company's operating sites, the amendments would provide that (i) the 85% guaranteed amount referred to in the preceding paragraph would be increased to 110% and (ii) participants would get an additional 10% of their target bonus if the Company achieves 110% of its performance target.

        Indenification and Release of Present Directors and Officers

        The Company and IMS have entered into indemnification agreements with each of the Company's present directors and officers. The agreements provide that the Company and IMS will hold harmless and indemnify each of the Company's present directors and officers to the fullest extent permitted by Delaware law and the Company's charter documents, except, among other things, for acts of willful misconduct or gross negligence finally determined by a court of competent jurisdiction. The agreements further provide that, subject to certain limitations set forth in the agreements, the Company and IMS will hold harmless and indemnify each of the Company's present directors and officers for all expenses incurred in connection with any claim, suit or proceeding arising out of the performance of such director or officer's duties as a director, officer, employee or agent of the Company or of another entity if the director or officer is serving in such capacity at the request of the Company.

        The Merger Agreement provides that the Company will purchase a continuance of its directors' and officers' liability insurance for a period of six years ater the effective time of the Merger. The Company has obtained such insurance coverage.

        The Company anticipates that it will release current officers and directors from any liability that such persons may have for actions and omissions committed in their respective capacities as directors or officers of the Company, except for acts of willful misconduct or gross negligence finally determined by a court of competent jurisdiction.

        THE EXCHANGE OFFERS AND SOLICITATION OF CONSENTS AND ACCEPTANCES

The Exchange Offers

        Terms of the Exchange Offers

        The Company hereby offers, upon the terms and subject to the waiver or satisfaction of conditions set forth in this Offering Memorandum and the accompanying Letter of Transmittal, Consent and Acceptance, to exchange all outstanding Series A Senior Notes and Series B Senior Notes for an aggregate of at least $63 million in the form of cash or principal amount or Subordinated Notes (or a combination thereof), 270,000 shares of its Preferred Stock with an aggregate liquidation preference of $25 million and 1,080,000 shares of its Common Stock, for Senior Notes (together with any additional cash consideration described below, the "Exchange Consideration") properly tendered and not withdrawn prior to the Expiration Time. The amount of cash to be paid and the aggregate principal amount of Subordinated Notes to be issued as Exchange Consideration is subject to adjustment. Any adjustment to the Exchange Consideration will be made and announced on or prior to June 28, 2001. The Company will pay to the holders of Senior Notes a pro rata share of cash equal to the amount, if any, that the sum of (i) cash and cash equivalents held by the Company on June 28, 2001 less any amounts to be paid in connection with the Merger plus (ii) amounts reasonably expected on such date to be available to be borrowed by the Company under the New Credit Facility or Existing Credit Facility immediately upon the consummation of the Exchange Offers and the Merger, less fees and expenses associated with the transactions exceeds $7 million. If the Company reasonably believes that it will not be able to successfully consummate the New Credit Facility on or prior to the Expiration Time, all or a portion of the $63 million in cash to be paid to the holders of Senior Notes as Exchange Consideration will be paid in the form of Subordinated Notes equal in principal amount to the reduction in cash.


        Accrued interest from December 16, 2000 on Senior Notes accepted for exchange in the Exchange Offers will not be paid, and a tender of Senior Notes (upon acceptance for exchange thereof) will be deemed a waiver of any right to receive such interest and any obligation of the Company to pay such interest. By tendering Senior Notes, Holders will be deemed to have the right to give such waiver and will indemnify the Company to the extent such waiver is not effective with respect to any liability the Company may have for failure to pay such interest on such tendered Senior Notes. No accrued interest will be paid on the Senior Notes if the Exchange Offers are not consummated and the Company seeks protection under Chapter 11 of the Bankruptcy Code as contemplated by the Prepackaged Plan.

        The Company will exchange the Exchange Consideration for Senior Notes properly tendered prior to the Expiration Time and not properly withdrawn in accordance with the procedures described below. Holders must tender Senior Notes in denominations of $1,000 or integral multiples thereof. Subject to the waiver or satisfaction of the conditions, the Company will issue and pay the Exchange Consideration as soon as practicable after the Expiration Time.

        Each Exchange Offer is not being made to, and the Company will not accept tenders of Senior Notes for exchange from, Holders of Senior Notes in jurisdictions in which such Exchange Offer or the acceptance of the offer made hereby would not be in compliance with the securities or blue sky laws of that jurisdiction.

        Senior Notes that are not tendered, or are tendered but not accepted, will remain outstanding and will be entitled to the benefits of the Indentures, as amended by the Proposed Amendments.

        The Company will be considered to have accepted validly tendered Senior Notes if and when the Company gives oral notice of such acceptance followed by written confirmation or written notice to the Exchange Agent. The Exchange Agent will act as the tendering Holders' agent for purposes of receiving the Exchange Consideration from the Company. If the Company does not accept any tendered Senior Notes for exchange because of an invalid tender or the occurrence of other events, the Exchange Agent will return the certificates representing the unaccepted Senior Notes, without expense, to the tendering Holder as soon as practicable after the Expiration Time, or, if the Senior Notes are uncertificated, those securities will be returned to the tendering Holder, as soon as practicable after the Expiration Time via book-entry transfer.

        No one has been authorized to make any recommendation concerning whether Holders should tender their Senior Notes in the Exchange Offers or accept the Prepackaged Plan. Holders must make their own decision whether to tender their Senior Notes and deliver Consents and Acceptances.

        Expiration Time. The Expiration Time for each Exchange Offer is 5:00 p.m., New York City time, on July 12, 2001, unless extended by the Company. In that case, the Expiration Time will be the latest date and time on which such Exchange Offer is extended.

        Extension, Termination or Amendment. If, by the Expiration Time, any or all conditions of the Exchange Offers have not been satisfied, the Company reserves the right (but will not be obligated) to (i) extend the Exchange Offers on a daily basis or for such period or periods as the Company in its sole discretion may determine and retain all tendered Senior Notes until the Expiration Time, (ii) amend the Exchange Offers in any respect by giving written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by law; provided, however, that the Company will not amend the Exchange Offers after the Expiration Time. In addition, the Company expressly reserves the right to terminate the Exchange Offers if any condition of the Exchange Offer is not satisfied or, in the judgment of the Company, is unlikely to be satisfied on or before July 14, 2001.

        Subject to the applicable regulations of the Commission, the Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether any of the events set forth in "-- Conditions of the Exchange Offers" shall have occurred or shall have been determined by the Company to have occurred, to extend the period during which the Exchange Offers are open and thereby delay acceptance for purchase of, and the payment for, any Senior Notes, by giving written notice of such extension to the Exchange Agent and by making public disclosure of such extension to the extent required by law. The rights reserved by the Company in this paragraph are in addition to the Company's rights to terminate the Exchange Offers pursuant to the conditions under "-- Conditions of the Exchange Offers."

        The Exchange Offers may be amended, extended or terminated. There can be no assurance that the Company will exercise its right to extend, terminate or amend the Exchange Offers. During any extension and irrespective of any amendment to the Exchange Offers, all Senior Notes previously tendered pursuant to the Exchange Offers and not accepted for exchange or withdrawn will remain subject to the Exchange Offers and may be accepted thereafter for exchange by the Company. See "-- Procedures for Tendering Senior Notes and Delivering Consents -- Withdrawal of Tenders and Revocation of Consents." Subject to compliance with applicable law, the Company may waive conditions without extending the Exchange Offers.

        Announcements. Any extension, termination or amendment will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York time, on the next business day following the previously scheduled Expiration Time. Without limiting the manner in which the Company may choose to make such announcement, the Company will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to the Dow Jones News Service, Business Wire or such other means of announcement as the Company deems appropriate.

        Beneficial Owners. Persons who are Beneficial Owners and who seek to tender Senior Notes and deliver Consents should contact the Holder and instruct such Holder to tender Senior Notes on its behalf or either (a) obtain and include with the accompanying Letter of Transmittal, Consent and Acceptance, Senior Notes properly endorsed for transfer by the Holder or accompanied by a properly completed bond power from the Holder with signatures on the endorsement or bond power guaranteed by an Eligible Institution (as hereinafter defined) or
(b) effect a record transfer of such Senior Notes from the Holder to such Beneficial Owner and comply with the requirements applicable to Holders for tendering Senior Notes, prior to the Expiration Time, as the case may be. Any Senior Notes properly tendered prior to the Expiration Time accompanied by a properly completed Letter of Transmittal, Consent and Acceptance will be transferred as of the Expiration Time at the discretion and upon the request of the Company. Neither the Company nor the applicable transfer agent has any obligation to effect the transfer of any Senior Notes from the name of the Holder thereof if the Company does not accept for purchase any of the principal amount of the Senior Notes.

        An Instruction Letter has been included in the Offer Documents which may be used by a Beneficial Owner to instruct its broker, dealer, commercial bank or other nominee that is the Holder of its Senior Notes to tender such Senior Notes in the Exchange Offers, deliver a Consent and vote for or reject the Prepackaged Plan. Copies of the Instruction Letter may be obtained from the broker, dealer, commercial bank or other nominee of your Senior Notes or from the Information Agent.

        Acceptance of Senior Notes for Exchange. Upon the terms and subject to the satisfaction or waiver of the conditions of the Exchange Offers (including, if an Exchange Offer is extended or amended, the terms and conditions of any extension or amendment) and applicable law, the Company will exchange the Exchange Consideration for all validly tendered Senior Notes (which have not been properly withdrawn in accordance with "-- Procedures for Tendering Senior Notes and Delivering Consents -- Withdrawal of Tenders and Revocation of Consents") as soon as practicable after the Expiration Time. The Company expressly reserves the right, in its sole discretion, to delay closing the Exchange Offers (subject to Rule 14e-l(c) under the Exchange Act, which requires that the Company pay the consideration offered or return the Senior Notes deposited pursuant to the Exchange Offers promptly after termination or withdrawal of the Exchange Offers), or to terminate the Exchange Offers and not accept for purchase any Senior Notes not theretofore accepted for exchange, (i) if any of the conditions set forth under "-- Conditions of the Exchange Offers" shall not have been satisfied or validly waived by the Company or (ii) in order to comply in whole or in part with any applicable law. In all cases, issuance and delivery of the Exchange Consideration to be issued and paid pursuant to the Exchange Offers will be made only after timely receipt by the Exchange Agent of
(a) certificates representing such Senior Notes, or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Senior Notes into the Exchange Agent's account at a book-entry transfer facility pursuant to the procedures set forth in "-- Procedures for Tendering Senior Notes and Delivering Consents," (b) the properly completed and duly executed Letter of Transmittal, Consent and Acceptance (or a facsimile thereof) and (c) all applicable signature guarantees and any other documents required by the applicable Letter of Transmittal, Consent and Acceptance. See "-- Procedures for Tendering Senior Notes and Delivering Consents" for a description of the procedures for tendering Senior Notes pursuant to the Exchange Offers.

        Tendering Holders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 of the Letter of Transmittal, Consent and Acceptance, transfer taxes on the exchange of Senior Notes for Exchange Consideration pursuant to the Exchange Offers. The Company will pay the customary compensation and expenses of the Information Agent and Exchange Agent in connection with the Exchange Offers.

        Solicitation of Consents

        The completion, execution and delivery of a Letter Transmittal, Consent and Acceptance will be deemed to constitute the Holder's Consent to the Proposed Amendments unless properly withdrawn in the manner described herein and prior to the Withdrawal Expiration Time.

        Procedures for Tendering Senior Notes and Delivering Consents

        Valid Tender. Except as set forth below, for a Holder to validly tender Senior Notes and deliver Consents pursuant to the Exchange Offers a properly completed and duly executed Letter of Transmittal, Consent and Acceptance, as applicable (or a facsimile thereof), together with any signature guarantees and any other documents required by the Instructions to such document, must be received by the Exchange Agent at one of the addresses set forth on the back cover of this Offering Memorandum on or prior to the Expiration Time and either
(i) certificates representing such Senior Notes must be received by the Exchange Agent at such address or (ii) such Senior Notes must be transferred pursuant to the procedures for book-entry transfer described under "Book-Entry Transfer" below and a Book-Entry Confirmation must be received by the Exchange Agent, in each case on or prior to the Expiration Time. A Holder who desires to tender Senior Notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose Senior Notes are not immediately available must comply with the procedures for guaranteed delivery described under "-- Guaranteed Delivery" below.

        In all cases, notwithstanding any other provision hereof, and subject to the satisfaction or waiver of the conditions to the Exchange Offers, the payment of Exchange Consideration for Senior Notes pursuant to the Exchange Offers will be made only after timely receipt by the Exchange Agent of (i) certificates representing such Senior Notes or a Book-Entry Confirmation with respect to such Senior Notes, (ii) Letter of Transmittal, Consent and Acceptance (or a facsimile thereof) properly completed and duly executed and (iii) any required signature guarantees and other documents required by the Letter of Transmittal, Consent and Acceptance. Accordingly, tendering Holders may be paid at different times depending upon when certificates representing Senior Notes or Book-Entry Confirmations are actually received by the Exchange Agent.

        Tender of Senior Notes Held Through DTC. The Exchange Agent and DTC have confirmed that the Exchange Offers are eligible for DTC's Automated Tender Offer Program ("ATOP"). DTC has authorized any DTC participant who has Senior Notes credited to its DTC account at any time to tender Senior Notes and deliver Consents as if it were a Holder. Accordingly, DTC participants may electronically transmit their acceptance of the Exchange Offers (and thereby deliver their Consents) by causing DTC to transfer Senior Notes to the Exchange Agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message (as defined below) to the Exchange Agent. See "--Book-Entry Transfer."

        The term "Agent's Message" means a message transmitted by DTC, received by the Exchange Agent and forming part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgement from a participant in DTC that is tendering Senior Notes and delivering Consents which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, Consent and Acceptance, as applicable (or, in the case of an Agent's Message relating to guaranteed delivery, that such participant has received and agrees to be bound by the Notice of Guaranteed Delivery), and that the Company may enforce such agreement against such participant.

        Book-Entry Transfer. The Exchange Agent will establish an account at DTC ("Book-Entry Transfer Facility") for purposes of the Exchange Offers within two business days after the date of the Exchange Offers and solicitation of Consents and Acceptances, and any financial institution that is a participant in a Book-Entry Transfer Facility's system and whose name appears on a security position listing as the record owner of Senior Notes may make book-entry delivery of Senior Notes by causing such Book-Entry Transfer Facility to transfer such Senior Notes into the Exchange Agent's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Senior Notes may be effected through book-entry transfer into the Exchange Agent's account at a Book-Entry Transfer Facility, the Letter of Transmittal, Consent and Acceptance (or a facsimile thereof) properly completed and duly executed, along with any required signature guarantees and any other required documents, must in any case be transmitted to and received by the Exchange Agent on or prior to the Expiration Time, or the guaranteed delivery procedures described below must be complied with. Delivery of documents to a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Exchange Agent.

        Signature Guarantees. Signatures on a Letter of Transmittal, Consent and Acceptance need not be guaranteed if the Senior Notes tendered thereby are tendered (a) by the Holder(s) (which term, for purposes of the Letter of Transmittal, Consent and Acceptance, shall include any participant in a Book-Entry Transfer Facility's system whose name appears on a security position listing as the record owner of the Senior Notes) thereof, unless such Holder has completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal, Consent and Acceptance, or (b) for the account of a firm that is a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office in the United States, a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program or certain other eligible guarantors (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal, Consent and Acceptance must be guaranteed by an Eligible Institution. See Instruction 4 of the Letter of Transmittal, Consent and Acceptance.

        Except as provided below under "-- Guaranteed Delivery," unless the Senior Notes being tendered are deposited with the Exchange Agent on or prior to the Expiration Time (accompanied by the appropriate, properly completed and duly executed Letter of Transmittal, Consent and Acceptance and any other documents required thereunder), the Company may, in its sole discretion, reject such tender.

        Guaranteed Delivery. Holders whose certificates representing Senior Notes are not immediately available, or who cannot deliver their certificates and other required documents to the Exchange Agent or complete the procedure for book-entry transfer on or prior to the Expiration Time, may nevertheless tender their Senior Notes by properly completing and duly executing a Notice of Guaranteed Delivery if all the following conditions are satisfied: (a) the tender is made by or through an Eligible Institution; (b) a Notice of Guaranteed Delivery substantially in the form provided by the Company herewith, properly completed and duly executed, is received by the Exchange Agent as provided below on or prior to the Expiration Time; and (c) the certificates representing all tendered Senior Notes, or a Book-Entry Confirmation with respect to all tendered Senior Notes, together with the Letter of Transmittal, Consent and Acceptance (or a facsimile thereof), properly completed and duly executed, and any required signature guarantees and all other documents required by the Letter of Transmittal, Consent and Acceptance, are received by the Exchange Agent within three New York Stock Exchange trading days after the date of delivery of the Notice of Guaranteed Delivery.

        A Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Exchange Agent and must include a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        The method of delivery of certificates representing Senior Notes, Letter of Transmittal, Consent and Acceptance, any required signature guarantees and any other required documents, including delivery through a Book-Entry Transfer Facility, is at the option and risk of the tendering Holder and, except as otherwise provided in the Letter of Transmittal, Consent and Acceptance, delivery will be deemed made only when actually received by the Exchange Agent. In all cases, sufficient time should be allowed to ensure timely delivery.

        Lost or Missing Certificates. If a Holder desires to tender Senior Notes pursuant to the Exchange Offers, but the certificates representing such Senior Notes have been mutilated, lost, stolen or destroyed, such Holder should write to or telephone the Trustee about procedures for obtaining replacement certificates representing such Senior Notes, arranging for indemnification or about any other matter which requires handling by the Trustee.

        Backup Federal Income Tax Withholding. Under the "backup withholding" provisions of U.S. Federal income tax law, unless a tendering Holder, or his assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 6 of the Letter of Transmittal, Consent and Acceptance or is otherwise exempt, any cash payable as a result of the Exchange Offers may be subject to backup withholding tax at a rate of 31%. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the applicable Letter of Transmittal, Consent and Acceptance. See Instruction 6 of the Letter of Transmittal, Consent and Acceptance.

        Effect of Letter of Transmittal, Consent and Acceptance. Subject to and effective upon the acceptance for exchange of the Senior Notes tendered thereby for Exchange Consideration, by executing and delivering a Letter of Transmittal, Consent and Acceptance, a tendering Holder (i) irrevocably sells, assigns and transfers to, or upon the order of, the Company, all right, title and interest in and to all the Senior Notes tendered thereby and (ii) irrevocably constitutes and appoints the Exchange Agent the true and lawful agent and attorney-in-fact of such Holder (with full knowledge that the Exchange Agent also acts as agent of the Company) with respect to any such tendered Senior Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Senior Notes, or transfer ownership of such Senior Notes, on the account books maintained by any of the Book-Entry Transfer Facilities, together, in any such case, with all accompanying evidences of transfer and authenticity, to or upon the order of the Company, (b) present such Senior Notes for transfer on the security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Senior Notes (except that the Exchange Agent will have no rights to, or control over, funds or Senior Notes from the Company, except as agent for the Company, for the purchase price for any tendered Senior Notes that are exchanged by the Company), all in accordance with the terms of the Exchange Offers. Execution and delivery of a Letter of Transmittal, Consent and Acceptance will also be deemed to constitute a consent to the Proposed Amendments. See "The Proposed Amendments."

        Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered Senior Notes pursuant to any of the procedures described above and the form and validity (including time of receipt of notices of withdrawal and revocation) of all documents will be determined by the Company, in its sole discretion, which determination will be final and binding (subject, with respect to a Consent and revocation, to any power vested in the Trustee). The Company reserves the absolute right to reject any or all tenders of any Senior Notes determined by it not to be in proper form or if the acceptance of or payment for such Senior Notes or Consents may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive or amend any condition to this Offering Memorandum that it is legally permitted to waive or amend. The Company's interpretation of the terms and conditions of this Offering Memorandum (including the Letters of Transmittal, Consent and Acceptance and the instructions thereto) will be final and binding.

        No tender will be deemed to have been validly made until all defects or irregularities in such tender have been cured or waived. None of the Company, the Exchange Agent, or any other person will be under any duty to give notification of any defects or irregularities in any tender of any Senior Notes, any delivery or revocation of Consents and Acceptances, or will incur any liability for failure to give any such notification.

        PLEASE SEND ALL MATERIALS TO THE EXCHANGE AGENT AND NOT TO THE COMPANY, THE INFORMATION AGENT OR THE TRUSTEE.

        Withdrawal of Tenders and Revocation of Consents. Tenders may be withdrawn at any time on or prior to the Withdrawal Expiration Time. Senior Notes tendered on or prior to the Withdrawal Expiration Time may not be withdrawn at any time after the Withdrawal Expiration Time. The "Withdrawal Expiration Time" is the time that the Company and the Trustee execute and deliver Supplemental Indentures relating to the Proposed Amendments. In the event of a termination of the Exchange Offers by the Company, such Senior Notes will be returned to the tendering Holder as promptly as practicable.

        If, for any reason whatsoever, acceptance for exchange of Exchange Consideration for Senior Notes tendered pursuant to the Exchange Offers is delayed (whether before or after the Company's acceptance for exchange of Senior Notes) or the Company extends the Exchange Offers or is unable to accept for payment or pay for the Senior Notes tendered pursuant to the Exchange Offers, the Company may (without prejudice to its rights set forth herein) instruct the Exchange Agent to retain tendered Senior Notes and such Senior Notes may not be withdrawn except to the extent that the tendering Holder is entitled to withdrawal rights as described herein.

        Any Holder who has tendered Senior Notes or who succeeds to the record ownership of Senior Notes in respect of which such tenders have previously been given may withdraw such tenders of Senior Notes on or prior to the Withdrawal Expiration Time by delivery of a written notice of withdrawal subject to the limitations described herein. To be effective, a written or facsimile transmission notice must (i) be received by the Exchange Agent, at one of the addresses specified on the back cover of this Offering Memorandum on or prior to the Withdrawal Expiration Time, (ii) specify the name of the Holder to be withdrawn, (iii) contain the description of the Senior Notes to be withdrawn or to which the notice of revocation relates, the certificate numbers shown on the particular certificates representing such Senior Notes and the aggregate principal amount represented by such Senior Notes and (iv) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal, Consent and Acceptance (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of the Senior Notes into the name of the person withdrawing such Senior Notes. The signature(s) on the notice of withdrawal of any tendered Senior Notes must be guaranteed by an Eligible Institution unless the Senior Notes have been tendered for the account of an Eligible Institution. If the Senior Notes to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt by the Exchange Agent of written or facsimile transmission of the notice of withdrawal even if physical release is not yet effected. As described below, a valid withdrawal of a tender of Senior Notes will constitute a revocation of Consent if done prior to the Withdrawal Expiration Time. A withdrawal of Senior Notes can only be accomplished in accordance with the foregoing procedures.

        A withdrawal of a tender of Senior Notes may not be rescinded and any Senior Notes properly withdrawn will not be deemed to be validly tendered for purposes of this Offering Memorandum. Withdrawn Senior Notes may, however, be retendered by repeating one of the procedures described in "-- Procedures for Tendering Senior Notes and Delivering Consents" at any time on or prior to the Expiration Time.

        A Holder may revoke its Consent to the Proposed Amendments prior to the Withdrawal Expiration Time. Consents may only be revoked by withdrawing the Senior Notes in the manner described above.

        Conditions of the Exchange Offers

        Notwithstanding any other provision of the Exchange Offers, the Company shall not be required to accept for exchange any Senior Notes or, subject to any applicable rules and regulations of the Commission, to pay the Exchange Consideration pursuant to the Exchange Offers, unless (i) not less than 98% in outstanding principal amount of the Senior Notes have been validly tendered and not withdrawn on or prior to the Expiration Time (the "Minimum Condition"), (ii) the certificate of merger effecting the Merger has been filed with, and accepted for recording by, the Secretary of State of the State of Delaware, (iii) the indenture governing the Subordinated Notes has been qualified under the Trust Indenture Act of 1939, as amended, and (iv) the Supplemental Indentures have been executed and are effective (the "Supplemental Indenture Condition"). Furthermore, notwithstanding any other provisions of the Exchange Offers, the Company shall not be required to accept for exchange any Senior Notes validly tendered pursuant to the Exchange Offers and may terminate, amend or extend the Exchange Offers or delay or refrain from accepting for exchange and issuing and paying the Exchange Consideration for any Senior Notes if any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority that prohibits or materially restricts the consummation of the Exchange Offers shall have occurred and remain in effect.

        The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances, including any action or inaction by the Company, giving rise to any such condition or may be waived by the Company, in whole or in part, at any time and from time to time, in its sole discretion. The Company may additionally terminate the Exchange Offers if any condition is not satisfied or, in the judgment of the Company, is unlikely to be satisfied on or before July 14, 2001. If any of the foregoing events shall have occurred, subject to the termination rights described above, the Company may (i) return tendered Senior Notes to the Holders who tendered them, (ii) extend the Exchange Offers and retain all tendered Senior Notes until the expiration of the extended Exchange Offers (in which case, the Holders of such tendered notes will not necessarily be entitled to additional withdrawal rights, see "-- Procedures for Tendering Senior Notes and Delivering Consents -- Withdrawal of Tenders and Revocation of Consents"), or (iii) amend the Exchange Offers in any respect by giving written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by law; provided, however, that the Company will not amend the Exchange Offers after the Expiration Time.

        The Company reserves the right at any time to waive any or all of such conditions to the Exchange Offers. The Exchange Agreement provides that the Company may not waive any of the conditions to the consummation of the Exchange Offers or amend any of the terms or conditions of the Exchange Offers without the prior consent of the GSC Entities. Upon the written request of the GSC Entities, the Company will, pursuant and subject to the Exchange Agreement, waive the Minimum Condition or the Supplemental Indenture Condition. If the Supplemental Indenture Condition is waived and the Company consummates the Exchange Offers, the Company would be in default under the Indentures. As a result, Holders of 25% or more of the aggregate principal amount of the Senior Notes not tendered in the Exchange Offers would be able to cause an acceleration of the payment of all outstanding principal of and accrued and unpaid interest on such remaining Senior Notes unless waived by the Holders of a majority of the aggregate principal amount of such remaining Senior Notes. In addition, Merger Subsidiary may terminate the Merger Agreement, and therefore prevent the Exchange Offers from being consummated, if a Material Adverse Effect has occurred to the Company prior to the consummation of the Merger. The Merger Agreement defines "Material Adverse Effect" as any adverse change measured from the date of the Merger Agreement to the date of the determination that, individually or in the aggregate with all other adverse changes, has had, or any event that reasonably could be expected to have, a material adverse effect on the business, results of operations, assets, liabilities, financial condition of the Company and its subsidiaries taken as a whole; provided that no adverse change will be considered in determining if a Material Adverse Effect has occurred if it results or arises from any announcement of the restructuring, as an effect of the restructuring or effect or change caused by economic, financial or market conditions generally or the steel industry specifically.

        Voting on the Prepackaged Plan

        The Exchange Agent will tabulate all votes as Letters of Transmittal, Consent and Acceptance are received prior to the Expiration Time for purposes of determining whether the holders of beneficial interests in the Senior Notes have accepted or rejected the Prepackaged Plan. Federal bankruptcy regulations prescribe the conditions that must be satisfied in order to count the ballots solicited with respect to a plan of reorganization prior to the commencement of a Chapter 11 case. Rule 3018(b) of the Federal Rules of Bankruptcy Procedure requires that (i) the Chapter 11 plan must have been disseminated to substantially all impaired creditors and interest holders in the class or classes entitled to vote, (ii) the time prescribed for voting on the plan must not have been unreasonably short, and (iii) the solicitation must have been conducted in accordance with Section 1126(b) of the Bankruptcy Code, which requires that the solicitation be conducted in compliance with all applicable non-bankruptcy laws, rules, or regulations or, if there are no such applicable laws, rules or regulations, that the disclosure statement with respect to the plan contains "adequate information," as defined in Section 1125(a) of the Bankruptcy Code. Section 1125(a) defines "adequate information" as information of a kind and in sufficient detail as far as is reasonably practicable in light of the nature and history of a company and the condition of such company's books and records, that would enable a hypothetical reasonable investor typical of holders of claims or equity interests of the relevant class to make an informed judgment about the plan of reorganization.

        The Company believes that the requirements of Bankruptcy Rule 3018(b) will be satisfied. This Offering Memorandum and the Prepackaged Plan, together with all of the accompanying Offer Documents, are being transmitted to the holders of the Senior Notes, which comprise the one class of Impaired Creditors (as defined in the Prepackaged Plan). The solicitation period determined by the Board of Directors for voting on the Prepackaged Plan is approximately 20 business days, which is the time prescribed by the Commission pursuant to Rule 14e-2 under the Exchange Act for tender offers such as the Exchange Offers. The Company believes that this Offering Memorandum contains adequate information (within the meaning of Section 1125(a)(1) of the Bankruptcy Code) for Impaired Creditors entitled to vote to accept or reject the Prepackaged Plan to make an informed judgment about the Prepackaged Plan.

        Persons Entitled to Vote. Only holders of a beneficial interest in the Senior Notes as of the date that is two business days prior to the Expiration Time (the "Record Date") will be entitled to vote to accept or reject the Prepackaged Plan. A tender of Senior Notes at any time prior to the Record Date shall constitute a representation that the holder of the beneficial interest in the Senior Notes so tendered will continue to be such a holder on the Record Date.

        Procedures for Voting. Holders of a beneficial interest in the Senior Notes must accept the Prepackaged Plan in order to tender Senior Notes in the Exchange Offers, and the tendering of Senior Notes in the Exchange Offers will be deemed to be a vote to accept the Prepackaged Plan. Holders of a beneficial interest in the Senior Notes that hold their Senior Notes through a broker, dealer, commercial bank or other nominee may indicate their vote to acceptance or rejection of the Prepackaged Plan in the Instruction Letter. Holders of a beneficial interest in the Senior Notes must accept the Prepackaged Plan in order to cause their Senior Notes to be tendered in the Exchange Offers, and all instructions to Holders to tender Senior Notes shall constitute a vote to accept the Prepackaged Plan. Holders that deliver Letters of Transmittal, Consent and Acceptance must certify as to the voting instructions that they have received from Beneficial Owners for whom they hold Senior Notes.

        Acceptance of Prepackaged Plan. In order for the Prepackaged Plan to be confirmed by the Bankruptcy Court, the Exchange Agent must receive Letters of Transmittal, Consent and Acceptance evidencing the Acceptances of (i) the holders of beneficial interests of at least two-thirds of the aggregate principal amount of the Senior Notes and (ii) not less than a majority in number of such holders of beneficial interests, in both cases of those actually voting on the Prepackaged Plan. Under the Bankruptcy Code, for purposes of determining whether the requisite Acceptances have been received from the holders of beneficial interests in the Senior Notes, the vote will be tabulated based on the ratio of (a) the votes to accept the Prepackaged Plan received through the tender of Senior Notes in the Exchange Offers to (b) all valid votes received. Therefore, it is possible that the Prepackaged Plan could be approved by the affirmative vote of holders of less than two-thirds of the aggregate principal amount of the Senior Notes and less than one-half in number of the aggregate number of holders of beneficial interests in the Senior Notes. Those holders of a beneficial interest in the Senior Notes that neither tender Senior Notes in the Exchange Offers nor submit a vote to reject the Prepackaged Plan will be deemed to have abstained from voting under section 1126(b) of the Bankruptcy Code for purposes of confirmation of the Prepackaged Plan.

               Revocation of Vote. A holder of a beneficial interest in the Senior Notes may cause its Acceptance to be revoked prior to the Withdrawal Expiration Time by withdrawing the Senior Notes in the manner described herein.

                             THE PROPOSED AMENDMENTS

        The valid tender of Senior Notes in accordance with the procedures set forth in "The Exchange Offers and Solicitation of Consents and Acceptances -- Procedures for Tendering Senior Notes and Delivering Consents" will constitute a Consent to the Proposed Amendments to the Senior Notes and each of the Indentures governing the Senior Notes. See "The Exchange Offers and Solicitation of Consents and Acceptances -- Procedures for Tendering Senior Notes and Delivering Consents."

        Each of the Supplemental Indentures will become operative when the Exchange Offer with respect to its related series of Senior Notes is consummated. Section 9.02 of each of the Indentures governing the Senior Notes states that it is not necessary for consenting holders of the Senior Notes to approve the particular form of any proposed amendment. Rather it will be sufficient if such consent approves the substance of any proposed amendment. Accordingly, the Company reserves the right to modify the form of the Proposed Amendments, if the modifications (as compared to the form of Supplemental Indentures included as Annex C and Annex D to this Offering Memorandum) would not, in the aggregate, materially alter the substance of the Proposed Amendments described in this Offering Memorandum. GSC Partners beneficially owns sufficient Series A Senior Notes and Series B Senior Notes to consent to the Proposed Amendments without the consent of any other Holder, and GSC Partners will cause the Holder of its Senior Notes to consent to the Proposed Amendments pursuant to the Exchange Agreement. Consents validly given under this Offering Memorandum will remain valid and effective and will be treated as Consents to the Proposed Amendments as so modified.

        Set forth below is a brief description of the material differences between the Indentures governing the Senior Notes and the Proposed Amendments to be made to each of the Indentures. This description is qualified by reference to the proposed form of the Supplemental Indentures which will be substantially in the form included as Annex C and Annex D to this Offering Memorandum. This description is also qualified by reference to the full provisions of each of the Indentures governing the Senior Notes, copies of which the Company can provide.

        Amendment to "Reports" Covenant. The "Reports" covenant in the Indentures requires the Company to send copies of the Company's quarterly and annual reports to the Trustee and the holders of the Senior Notes even if we are not subject to the reporting requirements of the Exchange Act. Under the Supplemental Indentures, this provision in the "Reports" covenant is deleted in its entirety.

        Amendment to "Compliance Certificate" Covenant. The "Compliance Certificate" covenant in the Indentures obligates the Company to deliver to the Trustee after the end of each fiscal year its accountants' statement that nothing has come to their attention during the audit of the Company's financial statements which would lead them to believe that the Company has violated certain covenants in the Indentures. Under the Supplemental Indentures, this provision in the "Compliance Certificate" covenant is deleted in its entirety.

        Amendment to "Taxes" Covenant. The "Taxes" covenant in the Indentures obligates the Company to pay its material taxes. Under the Supplemental Indentures, the "Taxes" covenant is deleted in its entirety.

        Amendment to "Maintenance of Properties and Insurance" Covenant. The "Maintenance of Properties and Insurance" covenant in the Indentures obligates the Company to maintain all of its properties which are material to the Company and maintain insurance coverage on its business. Under the Supplemental Indentures, the "Maintenance of Properties and Insurance" covenant is deleted in its entirety.

        Amendment to "Limitation on Restricted Payments" Covenant. The "Limitation on Restricted Payments" covenant in the Indentures restricts the Company and certain of its subsidiaries from, among other things, declaring or paying any dividend or making any distribution with respect to the Company's or the Company's subsidiaries' capital stock or making certain investments, except in certain circumstances including restricted payments up to a specific dollar amount. Under the Supplemental Indentures, the "Limitation on Restricted Payments" covenant is deleted in its entirety.

        Amendment to "Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries" Covenant. The "Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries" covenant in the Indentures restricts the Company and certain of its subsidiaries from, among other things, restricting the Company's and such subsidiaries' ability to pay dividends or obligations owing to the Company, making loans to the Company and transferring property to the Company, subject to certain exceptions. Under the Supplemental Indentures, the "Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries" covenant is deleted in its entirety.

        Amendment to "Limitation on Incurrence of Indebtedness" Covenant. The "Limitation on Incurrence of Indebtedness" covenant in the Indentures restricts the Company and certain of its subsidiaries from incurring additional indebtedness, except in certain circumstances. Under the Supplemental Indentures, the "Limitation on Incurrence of Indebtedness" covenant is deleted in its entirety.

        Amendment to "Asset Sales" Covenant. The "Asset Sales" covenant in the Indentures restricts the Company and certain of its subsidiaries from selling assets unless certain conditions are met and restricts the Company's and such subsidiaries' use of the proceeds from such asset sales. Under the Supplemental Indentures, the "Asset Sales" covenant is deleted in its entirety.

        Amendment to "Transactions with Affiliates" Covenant. The "Transactions with Affiliates" covenant in the Indentures prohibits the Company and certain of its subsidiaries from engaging in transactions with affiliates unless certain conditions are met, subject to certain exceptions. Under the Supplemental Indentures, the "Transactions with Affiliates" covenant is deleted in its entirety.

        Amendment to "Limitation on Liens" Covenant. The "Limitation on Liens" covenant in the Indentures prohibits the Company and certain of its subsidiaries from granting liens on any of the Company's or its subsidiaries properties, except in certain circumstances. Under the Supplemental Indentures, the "Limitation on Liens" covenant is deleted in its entirety.

        Amendment to "Limitation on Issuance of Capital Stock by Subsidiaries" Covenant. The "Limitation on Issuance of Capital Stock by Subsidiaries" covenant in the Indentures prohibits certain of its subsidiaries from issuing capital stock or declaring or paying dividends or distributions except in certain circumstances. Under the Supplemental Indentures, the "Limitation on Issuance of Capital Stock by Subsidiaries" covenant is deleted in its entirety.

        Amendment to "Change of Control" Covenant. The "Change of Control" covenant in the Indentures requires the Company to offer to purchase all of the outstanding Senior Notes at a purchase price equal to 101% of their principal amount plus accrued interest within 30 days following the occurrence of a change of control. Under the Supplemental Indentures, the "Change of Control" covenant is deleted in its entirety.

        Amendment to "Merger, Consolidation or Sale of Assets" Covenant. The Indentures contain covenants restricting the Company from consolidating or merging or selling all or substantially all of its assets, unless, among other things, (i) the entity resulting from the transaction has a net worth not less than our net worth prior to the transaction and (ii) the coverage ratio of the entity after the transaction is at least a certain amount. Under the Supplemental Indentures, these conditions are deleted.

        Amendment to "Events of Default" provisions. Under the Indentures, an event of default is triggered if, among other things, (i) the Company fails to comply with any of the covenants or agreements in the existing Indentures or Senior Notes and the default continues for 30 days, (ii) the Company or any of its subsidiaries default under the Company's or such subsidiary's debt obligations or (ii) the Company or certain of its subsidiaries suffer certain bankruptcy events or have a financial judgment in excess of $5,000,000 rendered against it. Under the Supplemental Indentures, these events of default are deleted in their entirety.

        Under the Supplemental Indentures, definitions of certain terms are deleted and conforming modifications are made to various sections in the Indentures that relate to the deletion of the provisions described above.

                          DESCRIPTION OF CAPITAL STOCK

        The following description of the Company's capital stock contains a summary of the material provisions of the Company's Restated Certificate of Incorporation and the Certificate of Designations, Preferences and Rights of the Preferred Stock (the "Certificate of Designation"). This description does not restate these documents in their entirety. You may obtain copies of these documents from the Company in their entirety to understand all of the rights that holders of the Company's capital stock are entitled to. The Certificate of Designation is attached to this Offering Memorandum as Annex E. In addition, the following summary is subject to applicable provisions of Delaware law.

        Authorized Stock

        The Amended and Restated Certificate of Incorporation authorizes the issuance of 25,620,000 shares of capital stock, consisting of 20,000,000 shares of the Common Stock, par value $0.05 per share, and 5,620,000 shares of preferred stock, par value $0.25 per share (the "preferred stock"), of the Company, of which 5,813,394 shares of Common Stock and no shares of preferred stock were issued and outstanding as of June 11, 2001. The Board of Directors of the Company is authorized to provide for the issuance of preferred stock from time to time in one or more series, and by filing a certificate pursuant to the DGCL, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The Common Stock is subject to the express terms of the preferred stock and any series thereof.

        The Amended and Restated Certificate of Incorporation will be amended and restated upon the effectiveness of the Merger. In addition, the Certificate of Designations for the Preferred Stock will be filed concurrently with the Certificate of Merger and will become effective as of the effectiveness of the Merger. Immediately after the effectiveness of the Merger, the Company will be authorized to issue up to 25,620,000 shares of capital stock divided into 20,000,000 shares of Common Stock, par value $0.001 per share, 270,000 shares of Series A Preferred Stock, par value $0.001 per share, and 5,350,000 shares of preferred stock, par value $0.001 per share, from which the Board of Directors may designate the rights and preferences of new series of preferred stock from time to time.

        GSC Partners has proposed that a stock option incentive plan be established for the management of the Company which would represent 10% of the Common Stock of the Company on a fully diluted and converted basis. It is not anticipated that such a plan will be adopted until after the Restructuring Plan or the Prepackaged Plan has been consummated. If all of the Senior Notes are exchanged in the Exchange Offers and the Board of Directors adopts such a management incentive plan, then the Board of Directors will be permitted to grant stock options exercisable for an aggregate of 120,000 shares of Common Stock.

        Common Stock

        The holders of the Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the Company Board of Directors with respect to any series of the preferred stock, the holders of such shares exclusively possess all voting power. The Certificate of Incorporation to be in effect upon the effectiveness of the Merger will not provide for cumulative voting in the election of directors and will require the affirmative vote of the holders of a majority of the outstanding Common Stock to effect extraordinary corporate transactions such as mergers and consolidations. Subject to any preferential rights of any outstanding series of the preferred stock, the holders of the Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. All shares of the Common Stock when issued pursuant to the Exchange Offers will be fully paid and nonassessable and the holders thereof do not have preemptive rights.

        Authorized Preferred Stock

        The Board of Directors is authorized to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series of preferred stock and the qualifications, limitations and restrictions of the preferred stock as the Board of Directors, in its sole discretion, may determine without further vote or action by the stockholders. The rights, preferences, privileges, and restrictions or qualifications of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or could adversely affect the rights and powers, including voting rights, of holders of Common Stock.

        The existence of the preferred stock, and the power of the Board of Directors of the Company to set its terms and issue a series of preferred stock at any time without stockholder approval, could have certain anti-takeover effects. These effects include that of making the Company a less attractive target for a "hostile" takeover bid or rendering more difficult or discouraging the making of a merger proposal, assumption of control through the acquisition of a large block of Common Stock or removal of incumbent management, even if such actions could be beneficial to the stockholders of the Company.

        Series A Redeemable Preferred Stock

        The Board of Directors established the Preferred Stock, a series of preferred stock, pursuant to the Certificate of Designations, a copy of which is attached hereto as Annex E. When issued pursuant to the Exchange Offers, the Preferred Stock will be validly issued, fully paid and non-assessable and will be designated as "Redeemable Preferred Stock." The Preferred Stock will:

        o constitute a single class consisting of up to 270,000 shares;

        o not have any preemptive rights; and

        o not be subject to any sinking fund.

        Ranking. The Preferred Stock will rank senior to the Common Stock and each class of capital stock of the Company, the terms of which expressly provide that it ranks junior to the Preferred Stock as to dividends and rights on the liquidation, winding up and dissolution of the Company ("Junior Securities"). The Preferred Stock will rank on parity` with each other class of preferred stock established after the date of first issuance of the Preferred Stock by the Board of Directors, the terms of which expressly provide that such class or series will rank on parity with the Preferred Stock as to dividends and rights on the liquidation, winding-up and dissolution of the Company ("Parity Securities").

        Dividends and Distributions. Holders of Preferred Stock, in preference to all Junior Securities of the Company, shall be entitled to receive, when, as and if declared by the Board of Directors, cumulative cash dividends accumulating at a per share annual rate of 12% of the Liquidation Preference (as defined below). All accrued and unpaid dividends will compound on a semi-annual basis at an annual rate of 12%. Dividends will be payable on December 15 and June 15 of each year (each, a "Dividend Payment Date"), to the holders of record of Preferred Stock on the immediately preceding December 1 and June 1 (each, a "Record Date"). The first dividend payment on the Preferred Stock will be payable on December 15, 2001. Dividends payable on the Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months and will be deemed to accrue on a daily basis. Dividends on the Preferred Stock will accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date with respect to any period commencing on a Dividend Payment Date and ending one day before the next Dividend Payment Date (each, a "Dividend Period") to which they relate.


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

        Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of Preferred Stock on such date, not more than 90 days prior to the payment thereof, as may be fixed by the Board of Directors.

        No dividend whatsoever shall be paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Preferred Stock. No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid (or are deemed declared and paid) in full or declared and a sum in cash sufficient for such payment set apart for such payment on the Preferred Stock. If full dividends are not so paid, the Preferred Stock will share dividends pro rata with the Parity Securities.

        So long as any Preferred Stock is outstanding and unless and until full cumulative dividends have been paid (or are deemed paid) in full on the Preferred Stock: (i) no dividend (other than a dividend payable solely in shares of additional Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities; (ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities, other than a distribution consisting solely of Junior Securities; (iii) other than shares owned by any then present or former employees, officers or directors of the Company or its subsidiaries (each a "Permitted Holder") no shares of Parity Securities or Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Junior Securities) by the Company; (iv) no warrants, rights, calls or options requiring the Company or any of its subsidiaries to purchase any Parity Securities or Junior Securities shall be directly or indirectly issued by the Company or any of its subsidiaries except for the repurchase of stock options granted under any employee stock or incentive plan administered by the Board of Directors other than warrants, rights, calls or options granted to Permitted Holders; and (v) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Parity Securities or Junior Securities by the Company. Holders of the Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.

        Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Company (the foregoing, a "Liquidation"), the holders of the Preferred Stock shall, before any amount shall be paid to or any property or assets of the Company distributed among the holders of any Junior Securities of the Corporation (now and hereafter authorized and issued), including the Common Stock, be entitled to receive a sum equal to $92.5926 per share (the "Liquidation Preference") together with all accrued and unpaid dividends. If all of the Senior Notes are exchanged, Preferred Stock with an aggregate Liquidation Preference of $25 million will be issued. After payment to the holders of the Preferred Stock of the amounts payable to them, they shall not be entitled to share in any further distribution of the property or assets of the Company. If, upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock and all other Parity Securities are not paid in full, the holders of record of the Preferred Stock and the Parity Securities shall share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference to which each is entitled. Neither the merger or consolidation of the Company into or with any other corporation nor the merger or consolidation of any other corporation into or with the Company, nor a sale, transfer or lease of all or any part of the assets of the Company, shall, without corporate action, be deemed to be a liquidation, dissolution or winding up constituting a Liquidation under the Certificate of Designation.

        Optional Redemption. The Company may, at the option of the Board of Directors, redeem at any time or from time to time, subject to contractual and other restrictions with respect thereto and from any source of funds legally available therefor, in whole or in part, in the manner described below, any or all of the shares of the Preferred Stock at a price per share equal to the Liquidation Preference together with all accrued and unpaid dividends (the "Redemption Price") (which shall be paid within 45 days following the date of delivery of the Redemption Notice (as defined below)). If the Company shall determine to redeem fewer than all shares of Preferred Stock then outstanding, the shares to be redeemed shall be selected pro rata (as nearly as may be) so that the number of shares redeemed from each holder shall be the same portion of all the shares to be redeemed that the total number of shares then held by such holder bears to the total number of shares then outstanding. The purchase by the Company of shares of Preferred Stock in the open market shall not be deemed to constitute a redemption under the Certificate of Designation.


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

        Mandatory Redemption. On the date that is 11 years subsequent to the date of the initial issuance of shares of Preferred Stock, the Company shall redeem, in the manner described below, all of the shares of Preferred Stock then outstanding at a price per share equal to the Redemption Price.

        Procedures for Redemption. At least 10 and not more than 45 days prior to the date of any redemption, the Corporation shall deliver written notice (each, a "Redemption Notice") to each record holder of Preferred Stock who has provided a written notice of address for delivery of such notice. Each Redemption Notice shall identify (i) the date of redemption for the Preferred Stock, (ii) the total number of shares of Preferred Stock to be redeemed, (iii) the number of shares of Preferred Stock owned by such holder to be redeemed and
(iv) the Redemption Price.

        Unless otherwise agreed by the Company and the holders of a majority of the Preferred Stock to be redeemed, the closing of the redemption of the Preferred Shares shall take place at the principal executive offices of the Company no sooner than 10 nor later than 45 days following the date the Redemption Notice is delivered to the holders. At the closing of any such redemption (i) the holders of Preferred Stock shall deliver to the Company the certificates representing the shares of Preferred Stock to be redeemed and (ii) the Company shall deliver to the holders the Redemption Price for each of the shares of Preferred Stock so redeemed immediately available funds together with a certificate representing any shares of Preferred Stock which were represented by the certificate or certificates delivered to the Company in connection with such redemption but which were not redeemed.

        Voting Rights. The affirmative vote of the holders of a majority of the outstanding shares of Preferred Stock, voting separately as a single class, shall be necessary to amend, alter or repeal any of the provisions of the Company's Certificate of Incorporation if such amendment, alteration, repeal would increase or decrease the aggregate number of authorized shares of Preferred Stock, increase or decrease the par value of the shares of Preferred Stock or alter or change the powers, preferences or special rights of the shares of Preferred Stock so as to affect them adversely.

        If the Company files the Prepackaged Plan, the holders of Preferred Stock will have the following additional voting right in order to comply with the Bankruptcy Code. Unless waived by the holders of a majority of the outstanding shares of Preferred Stock, upon the failure to pay dividends on the Preferred Stock for six consecutive Dividend Periods, the holders of a majority of the outstanding shares of Preferred Stock, voting separately as a single class, will be entitled to elect one director to the Board of Directors for successive one-year terms until a dividend on the Preferred Stock for one Dividend Period is paid in full. Upon such payment, the term of office of such director will immediately terminate, and the number of directors constituting the entire Board of Directors will be reduced by one.

        Except as provided above and except as required by law, holders of Preferred Stock shall not be entitled or permitted to vote on any matters, including matters that may be voted upon by the holders of Common Stock. On any matters on which the holders of shares of Preferred Stock are entitled to vote, they shall be entitled to one vote for each such share held.

Book-Entry System

        The Preferred Stock and Common Stock will be eligible to be held in book-entry form through DTC. All references to Preferred Stock and Common Stock in this subsection refer to the Preferred Stock or Common Stock of holders who have chosen to have such securities held in book-entry form.

        DTC has advised the Company as follows:

        The Preferred Stock and Common Stock will be issued as fully-registered securities registered in the name of Cede & Co., DTC's partnership nominee, or such other name as may be requested by an authorized representative of DTC. One fully-registered certificate will be issued for each of the Preferred Stock and Common Stock, in the aggregate amount of Preferred Stock or Common Stock, as the case may be, to be held in book-entry form, and will be deposited with DTC.

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

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants, known as "Direct Participants," deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to other such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. These persons are known as "Indirect Participants." The Rules applicable to DTC and its Direct and Indirect Participants are on file with the Securities and Exchange Commission.

        Purchases of Preferred Stock and Common Stock under the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Stock, or Common Stock, as the case may be, on DTC records. The ownership interest of each actual purchaser of Preferred Stock or Common Stock, known as a "Beneficial Owner," is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Preferred Stock are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Stock, except in the event that use of the book-entry system for the Preferred Stock or Common Stock is discontinued.

        To facilitate subsequent transfers, all Preferred Stock and Common Stock deposited by Direct Participants with DTC is registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Preferred Stock and Common Stock with DTC and its registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Stock and Common Stock; DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Stock is credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co., nor any other DTC nominee, will consent or vote with respect to the Preferred Stock. Under its usual procedures, DTC mails an omnibus proxy to the Company as soon as possible after the record date with respect to a vote. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Stock or Common Stock is credited on the record date, identified in a listing attached to the omnibus proxy.

        Redemption proceeds, distributions, and dividend payments on the Preferred Stock or Common Stock will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from us on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividends to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is the Company's responsibility, disbursement or such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.


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

        DTC may discontinue providing its services as securities depository with respect to the Preferred Stock or Common Stock at any time by the Company with reasonable notice. Under such circumstances, in the event that a successor securities depository is not obtained, Preferred Stock and Common Stock certificates are required to be printed and delivered. In addition, the Company may decide to discontinue use of the system of book-entry transfers through DTC, or a successor securities depository. In that event, Preferred Stock and Common Stock certificates will also be printed and delivered.

        The information in this subsection concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

        Transfer Agent and Registrar

        American Stock Transfer & Trust Company will act as the transfer agent and registrar for the Preferred Stock and Common Stock.

                      DESCRIPTION OF THE SUBORDINATED NOTES

General

        The Subordinated Notes will be issued under an indenture between the Company and United States Trust Company of New York, as trustee (the "Trustee").

        The following discussion summarizes selected provisions of the indenture under which the Subordinated Notes will be issued (the "Subordinated Note Indenture"). Because this is only a summary, it does not purport to be complete or to describe every aspect of the Subordinated Note Indenture and the Subordinated Notes and is subject to, and is qualified in its entirety by reference to, all the provisions of the Subordinated Note Indenture and the Subordinated Notes, including the definitions of some terms in the Subordinated
Note Indenture and the Subordinated Notes and those terms made a part of the Subordinated Note Indenture by reference to the Trust Indenture Act of 1939. Capitalized terms used in this section and not otherwise defined shall have the meanings ascribed to them in the Subordinated Note Indenture. For definitions of some terms used in this section, see "- Definitions" below. As used in this section only, references to the "Company" exclude the Company's subsidiaries.

        A copy of the form of the Subordinated Note Indenture is available from the Company upon request. The Subordinated Note Indenture should be read for provisions that may be important to the Holders but which are not included in this summary.

        Principal of, and interest on, the Subordinated Notes will be paid and the Subordinated Notes may be exchanged or transferred at the corporate trust office of the Trustee in New York, New York, except that, at the option of the Company, payment of interest may be made by check mailed to the registered address of each holder.

        The Subordinated Notes will be issued in denominations of $1.00 and integral multiples of $1.00. Initially, the Trustee will act as a paying agent and the registrar for the Subordinated Notes. The Subordinated Notes may be presented for registration or transfer and exchange at the offices of the registrar, which initially will be the Trustee's corporate trust office. The Trustee, the registrar or any paying agent or transfer agent (each an "Agent") may resign under the provisions of the Subordinated Note Indenture, and the Company reserves the right at any time to vary or terminate the appointment of any Agent and to appoint additional or other Agents. Notice of any change in the Agents, or their specified offices, will promptly be given to the holders of Subordinated Notes in compliance with the procedures found in the Subordinated
Note Indenture.

Book Entry, Delivery and Form

        The Subordinated Notes will be issued in the form of one or more global Subordinated Notes (the "Global Note") on the Issue Date. The Global Note will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in the Global Note will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC.

        Ownership of beneficial interests in a Global Note will be limited to Persons who have accounts with DTC ("Participants") or Persons who hold interests through Participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of Persons other than Participants).

        So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Subordinated Notes represented by such Global Note for all purposes under the Subordinated Note Indenture and the Subordinated Notes. Except as provided below, beneficial owners of an interest in a Global Note will not be entitled to have Subordinated Notes registered in their names, will not receive or be entitled to receive physical delivery of Subordinated Notes in definitive form and will not be considered the owners or holders thereof under the Subordinated Note Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with the applicable procedures of DTC.


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

        Payments on the Global Note will be made to DTC or its nominee as the registered owner or holder thereof. None of the Company, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        The Company expects that DTC or its nominee, upon receipt of any payment in respect of the Global Note representing any Subordinated Notes held by it or its nominee, will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such Subordinated Notes as shown on the records of DTC or its nominee. The Company also expects that payments by Participants will be governed by standing instructions or customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

        Transfers between Participants in DTC will be effected in the ordinary way in accordance with DTC rules. The laws of some states require that certain Persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Global Note to such Persons may be limited. Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants (as defined below) and certain banks, the ability of a Person having a beneficial interest in the Global Note to pledge such interest to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate of such interest.

        DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC and facilitates the clearance and settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

        Although DTC is expected to follow the foregoing procedures to facilitate transfers of interests in the Global Note among Participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or the Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

        Subordinated Notes represented by certificates in definitive form registered in the names of the beneficial owners thereof or their nominees ("Certificated Securities") shall be transferred to all beneficial owners in exchange for their beneficial interests in the Global Note if either (i) DTC or any successor depositary (the "Depositary") notifies the Company that it is unwilling or unable to continue as Depositary for such Global Note and a successor Depositary is not appointed by the Company within 90 days of such notice, (ii) an Event of Default has occurred and is continuing with respect to the Subordinated Notes and the Registrar has received a request from the Depositary to issue Certificated Securities in lieu of all or a portion of the Global Note (in which case the Company shall deliver Certificated Securities within 30 days of such request) or (iii) the Company determines not to have the Subordinated Notes represented by the Global Note.

        Neither the Company nor the Trustee will be liable for any delay by the Depositary or its nominee in identifying the beneficial owners of the Subordinated Notes, and each such Person may conclusively rely on, and will be protected in relying on, instructions from such Depositary or nominee for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Subordinated Notes to be issued).

Principal, Maturity and Interest

        The Subordinated Notes are unsecured subordinated obligations of the Company, limited to $63 million aggregate principal amount. The Subordinated Notes will mature on December 15, 2008 at 100% of the principal amount thereof. Interest on the Subordinated Notes will accrue at the rate of 14% per annum and will be payable semi-annually in arrears in cash on each December 15 and June 15, commencing on December 15, 2001. The Company will make each interest payment to those persons who are holders of record of the Subordinated Notes on the immediately preceding December 1 and June 1. Interest on the Subordinated Notes will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking and Subordination

        The Subordinated Notes will rank on par with the Senior Notes. None of the Company's subsidiaries have guaranteed the Senior Notes or will guarantee the Subordinated Notes. The Company's IMS and Technologies subsidiaries will be the borrowers or otherwise obligated to repay any amounts that may be outstanding under the New Credit Facility. The Senior Notes and the Subordinated Notes will be structurally subordinated in right of payment to the New Credit Facility. If the Company guarantees the New Credit Facility, the Senior Notes would rank pari passu in right of payment to that guarantee. If any guarantee of the Company is secured, however, the Senior Notes would be structurally subordinated to that guarantee to the extent of the value, validity and priority of the liens on the collateral securing that guarantee.

        The Subordinated Notes will, to the extent set forth in the Subordinated
Note Indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness and senior, in right of payment to all Subordinated Obligations, including the Monitoring Fee. The Subordinated Notes will be general, unsecured obligations of the Company, thus claims of the holders of the Subordinated Notes will be effectively subordinate to claims of secured creditors of the Company to the extent of the value, priority and validity of the liens securing such Indebtedness. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Indebtedness will first be entitled to receive payment in full in cash of all amounts due or to become due on or in respect of all Senior Indebtedness before the holders of Subordinated Notes will be entitled to receive any payment or distribution of principal of (and premium, if any) or interest on the Subordinated Notes, whether in cash, securities or other property. For purposes of the subordination provisions of the Subordinated Note Indenture, the words "cash, securities or other property" shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment which shares of stock are subordinated in right of payment to all then outstanding Senior Indebtedness to substantially the same extent as, or to a greater extent than, the Subordinated Notes are so subordinated. In the event that the Trustee or the holder of any Subordinated Note receives any payment on account of any obligations with respect to the Subordinated Notes at a time when such payment is prohibited by the subordination provisions of the Subordinated
Note Indenture and if such fact shall, at or prior to the time of such payment, have been made known to the Trustee or, as the case may be, such holder, then and in such event, such payment shall be held by the Trustee or such holder in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the holders of Senior Indebtedness as their interests may appear or their Representative under the indenture or other agreement (if any) pursuant to which Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all obligations in full in accordance with their terms after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

        In the event that any Subordinated Notes are declared due and payable before their Stated Maturity, the Company or the Trustee shall promptly notify holders of Senior Indebtedness or their Representative of the acceleration and the Company shall not make any payment on account of principal of (and premium, if any) or interest on the Subordinated Notes until five Business Days after the giving of such notice. Payments on the Notes may thereafter be made if otherwise permitted by the subordination provisions of the Subordinated Note Indenture.

        The Company may not make any payment or distribution upon or in respect of the Subordinated Notes if (i) a default on the payment when due of principal of or premium, if any, or interest on any Senior Indebtedness occurs and is continuing or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness of the Company that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Company or the Trustee receives a notice of such default (a "Payment Blockage Notice") from one or more holders of Designated Senior Indebtedness. Payments on the Subordinated Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of (i) the date on which such nonpayment default is cured or waived, (ii) 179 days after the date on which the applicable Payment Blockage Notice is received or (iii) the date on which such payment blockage shall have been terminated by written notice to the Company or the Trustee from one or more of the holders initiating such payment blockage. No more than one period of payment blockage may be commenced during any period of 360 consecutive days. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee will be, or can be, made the basis for the commencement of a subsequent Payment Blockage Notice.

        In addition to the foregoing subordination provisions, the Company's Subsidiaries will have no direct obligation to pay amounts due on the Subordinated Notes. Therefore, the Subordinated Notes are structurally subordinated to all Indebtedness and other liabilities of the Company's Subsidiaries, including trade creditors, tort claimants, taxing authorities and creditors holding guarantees.

Optional Redemption

        The Subordinated Notes may be redeemed, in whole or in part, at any time at the option of the Company at a price equal to 100% of the principal amount of the Subordinated Notes plus accrued and unpaid interest to the date of redemption. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Subordinated Notes or the portion of Subordinated Notes called for redemption on the date scheduled for redemption.

Selection and Notice of Redemption

        If less than all of the Subordinated Notes are to be redeemed at any time, selection of Subordinated Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by any other method as the Trustee shall deem fair and appropriate; provided, however, that Subordinated Notes of $1,000 principal amount or less shall not be redeemed in part. Subordinated Notes and portions of them selected for redemption shall be in amounts of $1,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000 shall be redeemed. If any Subordinated Note is to be redeemed in part only, the notice of redemption that relates to that Subordinated Note shall state the portion of the principal amount to be redeemed. A new Subordinated Note in principal amount equal to the unredeemed portion will be issued in the name of the holder and delivered by the Trustee to the holder by mail upon cancellation of the original Subordinated Note.

Transfer and Exchange

        A holder may transfer or exchange the Subordinated Notes in accordance with the procedures set forth in the Subordinated Note Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Subordinated Note Indenture. No service charge will be made, however, for any registration of transfer or exchange of the Subordinated Notes. The Registrar is not required to transfer or exchange (i) any Subordinated Note selected for redemption or (ii) any Subordinated Note during the period beginning 15 business days before the mailing of notice of any offer to repurchase such Subordinated Note or of redemption of such Subordinated Note and ending at the close of business on the date of mailing. The Company will initially appoint the Trustee as Registrar.

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

Definitions

        Set forth below is a summary of some of the defined terms used in the Subordinated Note Indenture. Reference is made to the Subordinated Note Indenture for the full definition of all these terms, as well as any other terms used in this "Description of the Subordinated Notes" for which no definition is provided.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Business Day" means each day which is not a Legal Holiday.

        "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation or any and all equivalent ownership interests in a Person (other than a corporation).

        "Capitalized Lease Obligation" means an obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with such principles.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Senior Indebtedness" means (i) all Senior Indebtedness under the New Credit Facility and (ii) any other Senior Indebtedness which (a) at the time of incurrence equals or exceeds $25,000,000 in aggregate principal amount and (b) is specifically designated by the Company in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Subordinated Note Indenture.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect on the date of the Subordinated Note Indenture.

        "Indebtedness" means, with respect to any Person, (i) the principal of and any premium and interest on (a) indebtedness of such Person for money borrowed and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments; (ii) all Capitalized Lease Obligations of such Person;
(iii) all obligations of such Person to pay the purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations for letters of credit securing obligations (other than obligations described in clause (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

        "Interest Payment Date" means the stated maturity of an installment of interest on the Subordinated Notes.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

        "Lien" means any mortgage, lien, pledge, charge, or other security interest or encumbrance of any kind.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Senior Indebtedness" means the principal of (and premium, if any), interest (including interest accruing on or after filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding) on, penalties and any obligation of the Company for reimbursement, indemnities and fees relating to Indebtedness outstanding pursuant to the New Credit Facility and any Indebtedness hereafter incurred, the terms of which (or the terms of the instrument under which, or pursuant to which it is issued expressly provide that such Indebtedness shall be senior in right of payment to the Subordinated Notes.

        "Subordinated Obligation" means any Indebtedness of the Company which is contractually subordinate or junior in right of payment to the Subordinated Notes.

        "Subsidiary" means (i) a corporation at least a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect a majority of the Board of Directors of such corporation is at the time, directly or indirectly, owned or controlled by the Company, by a Subsidiary or Subsidiaries of the Company, or by the Company and a Subsidiary or Subsidiaries of the Company or (ii) any other Person (other than a corporation) in which the Company, a Subsidiary or Subsidiaries of the Company, directly or indirectly, at the date of determination, has at least a majority ownership interest.

Covenants

        The Subordinated Note Indenture provides that all of the following covenants will be applicable to the Company.

        Payment of  Subordinated Notes

        The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Subordinated Notes on the dates and in the manner provided in the Subordinated Notes.

        The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the applicable interest rate on the Subordinated Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

        Maintenance of Office or Agency

        The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency (which may be an office of the trustee or an affiliate of the trustee, registrar or co-registrar) where Subordinated Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Subordinated Notes and the Subordinated Note Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the Trustee.

        The Company may also from time to time designate one or more offices or agencies where the Subordinated Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

        Compliance Certificate

        The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers' Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under the Subordinated Note Indenture, and further stating, as to each such officer signing such certificate, that to the best of his or her knowledge, the Company has kept, observed, performed and fulfilled each and every covenant contained in the Subordinated Note Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of the Subordinated Note Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action each is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any on the Subordinated Notes is prohibited or if such event has occurred, a description of the event and what action each is taking or proposes to take with respect thereto.

        Corporate Existence

        Subject to the "Merger and Consolidation" provision of the Subordinated
Note Indenture, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of any Subsidiary, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership, or other existence of any of its Subsidiaries if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the holders of the Subordinated Notes.

Merger and Consolidation

        Under the terms of the Subordinated Note Indenture, the Company shall not consolidate with or merge with or into any other corporation or transfer all or substantially all of its properties and assets as an entirety to any Person unless either the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company as an entirety are transferred (the "Successor Corporation"), shall be a Person organized and existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume, by an indenture supplemental to the Subordinated Note Indenture, executed and delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, all the obligations of the Company under the Subordinated Note Indenture and the Subordinated Notes.

        Upon any such assumption by the Successor Corporation, the Successor Corporation shall succeed to and be substituted for the Company, under the Subordinated Note Indenture and the Subordinated Notes, and the Company shall thereupon be released from all obligations under the Subordinated Note Indenture and under the Subordinated Notes and the Company as the predecessor corporation may thereupon or at any time thereafter be dissolved, wound up or liquidated. The Successor Corporation thereupon may cause to be signed, and may issue either in its own name or in the name of the Company, all or any of the Subordinated Notes issuable under the Subordinated Note Indenture which theretofore shall not have been signed by the Company and delivered to the Trustee; and upon the order of the Successor Corporation instead of the Company and subject to all the terms, conditions and limitations prescribed in the Subordinated Note Indenture, the Trustee shall authenticate and shall deliver any new Subordinated Notes which the Successor Corporation thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Subordinated Notes so issued shall in all respects have the same legal rank and benefit under the Subordinated Note Indenture as the Subordinated Notes theretofore or thereafter issued in accordance with the terms of the Subordinated Note Indenture as though all such Subordinated Notes had been issued at the date of the execution of the Subordinated Note Indenture.


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

        In the case of any such consolidation, merger or transfer, such changes in form (but not in substance) may be made in the Subordinated Notes thereafter to be issued as may be appropriate.

Events of Default

        "Events of Default" are defined in the Subordinated Note Indenture as
(i) default for 30 days in payment of any interest installment due and payable on the Subordinated Notes, (ii) default in payment of the principal when due of the Subordinated Notes, or failure to redeem or purchase the Subordinated Notes when required pursuant to the Subordinated Note Indenture, (iii) default in performance of any other covenants or agreements in the Subordinated Note Indenture for 60 days after written notice to the Company by the Trustee or to the Company and the Trustee by the holders of at least a majority in aggregate principal amount of the outstanding Notes and (iv) certain events of bankruptcy, insolvency and reorganization of the Company.

        If any Event of Default has occurred and is continuing, the Subordinated
Note Indenture provides that the Trustee may by notice to the Company, or the holders of not less than a majority in aggregate principal amount of the Subordinated Notes may by notice to the Company and the Trustee, declare the principal amount of the Subordinated Notes, premium, if any, and any accrued and unpaid interest to be due and payable immediately. The holders of a majority in principal amount of the Subordinated Notes by notice to the Trustee may rescind any such declaration and its consequences (if the rescission would not conflict with any judgment or decree) if all existing Events of Default (other than the nonpayment of principal of or interest on the Subordinated Notes which shall have become due by such declaration) shall have been cured or waived.

        The Company must file annually with the Trustee a certificate describing any Default by the Company in the performance of any conditions or covenants that has occurred under the Subordinated Indenture and its status. The Company must give the Trustee written notice within 30 days of any Default or Event of Default under the Subordinated Indenture.

        The Trustee under the Subordinated Note Indenture is entitled, subject to the duty of the Trustee during a Default to act with the required standard of care, to indemnification satisfactory to the Trustee against any loss, liability or expense before proceeding to exercise any right or power under the Subordinated Note Indenture at the direction of the holders of the Subordinated Notes or which requires the Trustee to expend or risk its own funds or otherwise incur any financial liability. The Subordinated Note Indenture also provides that the holders of a majority in principal amount of the Subordinated Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; however, the Trustee may refuse to follow any such direction that conflicts with law or the Subordinated Note Indenture, is unduly prejudicial to the right of other holders of the Subordinated Notes or would involve the Trustee in personal liability.

        The Subordinated Note Indenture provides that while the Trustee generally must mail notice of a Default or Event of Default to the holders of the Subordinated Notes within 90 days of occurrence, the Trustee may withhold notice to the holders of the Subordinated Notes of any Default or Event of Default (except in payment on the Subordinated Notes) if the Trustee in good faith determines that the withholding of such notice is in the interest of the holders of the Subordinated Notes.


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

Modification of the Subordinated Note Indenture


        Under the terms of the Subordinated Note Indenture, the Company and the Trustee may, with the consent of the holders of a majority in aggregate principal amount of the outstanding Subordinated Notes, amend or supplement the Subordinated Note Indenture or the Subordinated Notes, except that no amendment or supplement may, without the consent of each affected holder, (i) reduce the principal amount of Subordinated Notes whose holders must consent to an amendment or supplement; (ii) reduce the principal of or change the Stated Maturity of any Subordinated Note or change the time at which any Subordinated Note may or shall be redeemed; (iii) reduce the rate of or change the time for payment of interest on any Subordinated Note; (iv) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Subordinated Notes (except a rescission of acceleration of the Subordinated Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Subordinated Notes and a waiver of the payment default that resulted from such acceleration); (v) make any Subordinated Note payable in money other than that stated in the Subordinated Notes; (vi) make any change in the provisions of the Subordinated Note Indenture relating to waivers of past Defaults or the rights of holders of Subordinated Notes to receive payments of principal of or interest on the Subordinated Notes; (vii) waive a redemption payment with respect to any Subordinated Note; or (viii) make any change in the provisions of the Subordinated Indenture relating to amendments of the Subordinated Note Indenture that require the consent of holders of each affected Subordinated Note.

        In determining whether the holders of the required principal amount of Subordinated Notes have concurred in any direction, waiver or consent, Subordinated Notes owned by the Company (and in the case of a direction pursuant to the fourth paragraph under "--Events of Default" or a consent for a waiver for any past default and its consequences, Subordinated Notes owned by any Subsidiary of the Company or any Affiliate of the Company) shall be considered as though not outstanding, except that for purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Subordinated Notes which a Responsible Officer knows to be so owned shall be so considered.

Actions by Holders

        Under the terms of the Subordinated Note Indenture, a holder may not pursue any remedy with respect to the Subordinated Note Indenture or the Subordinated Notes (except actions for payment of overdue principal, premium, if any, or interest) unless (i) the holder has given notice to the Trustee of a continuing Event of Default, (ii) holders of at least 25% in aggregate principal amount of the Subordinated Notes have made a written request to the Trustee to pursue such remedy, (iii) such holder or holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days of such request and offer and (v) the holders of a majority in aggregate principal amount of the Subordinated Notes have not given the Trustee an inconsistent direction during such 60-day period.

Unclaimed Money

        Under the terms of the Subordinated Note Indenture, subject to any applicable abandoned property law, the Trustee will pay to the Company upon request any money held by it for the payment of principal or interest that remains unclaimed for two years. After payment to the Company, holders entitled to such money must look to the Company for payment as general creditors.

Governing Law

        Under the terms of the Subordinated Note Indenture, the laws of the State of New York govern the Subordinated Note Indenture and the Subordinated Notes.


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

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of certain material U.S. federal income tax consequences to the exchange of the Senior Notes for the Company's Common Stock, Preferred Stock, Subordinated Notes and cash (the "Exchange"), as well as the subsequent disposition of the Common Stock, Preferred Stock and Subordinated Notes.

        This discussion does not deal with special classes of holders for U.S. federal income tax purposes, including without limitation, insurance companies, banks and other financial institutions, dealers in securities or currencies, tax-exempt organizations, persons holding the Senior Notes, Common Stock, Preferred Stock or Subordinated Notes as a hedge or that are hedged against interest rate or currency risks, persons holding the Senior Notes, Common Stock, Preferred Stock or Subordinated Notes as part of a straddle or conversion (or other risk reduction) transaction, persons holding the Senior Notes, Common Stock, Preferred Stock or Subordinated Notes as other than a capital asset (as defined in Code section 1221), partnerships and persons who hold Senior Notes through partnerships and other pass-through entities, or U.S. holders whose functional currency is not the U.S. dollar. Holders who purchased their Senior Notes at a price other than the issue price should consult their own tax advisor regarding the possible applicability of the amortizable bond premium or market discount rules. In addition, this discussion does not consider the effect of any foreign, state, local or other tax laws that may be applicable to particular holders or the consequences under U.S. federal gift and estate tax.

        As used herein a "U.S. holder" means a beneficial holder of the Senior Notes, Common Stock, Preferred Stock or Subordinated Notes (as the context requires) that is (i) a citizen or resident (within the meaning of Code section 7701(b)) of the United States, (ii) a corporation or other entity formed under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust both subject to the primary jurisdiction of a United States court and subject to control by a United States fiduciary as described in Code section 7701(a)(30), or (v) any other person whose income or gain with respect to the Senior Notes, Common Stock, Preferred Stock or Subordinated Notes is effectively connected with the conduct of a United States trade or business. A "Non-U.S. holder" is a holder that is not a U.S. holder (other than an expatriate). This discussion does not deal with holders whose status changes from U.S. holder to Non-U.S. holder, or from a Non-U.S. holder to a U.S. holder.

        This summary is based on the Code, Treasury regulations promulgated thereunder, rulings, administrative pronouncements, decisions and other guidance as of the date hereof, all of which are subject to change or different interpretations, by legislative action, administrative action or judicial decision, at any time, with possible retroactive effect.

        Holders should consult their own tax advisors to determine their particular tax consequences of the Exchange and the ownership and disposition of Common Stock, Preferred Stock or Subordinated Notes under federal, state, local and foreign tax laws.

Consequences of the Exchange Offer for U.S. Holders

        Exchange of the Senior Notes for Common Stock, Preferred Stock, Subordinated Notes and Cash

        Whether the Exchange is a taxable exchange for U.S. holders for U.S. federal income tax purposes depends on whether the Exchange qualifies as a "recapitalization." The Exchange should qualify as a recapitalization if the Senior Notes are "securities" for U.S. federal income tax purposes. The term security is not defined in the Code or the applicable Treasury regulations. However, case law and various material from the Internal Revenue Service provide that the determination of whether an instrument is a security is based on an overall evaluation of the nature of the debt instrument. The important factors include, among other things, length of time to maturity, degree of continuing interest in the issuer, similarity of the debt instrument to a cash payment, and the purpose of the borrowing (where the term of the debt instrument is usually the most important factor). Debt instruments are, generally, not treated as securities for U.S. tax purposes where their weighted average maturity at issuance is five years or less, while debt instruments with a weighted average maturity at issuance of 10 years or more generally are treated as securities. The term of the Series A Senior Notes is 10 years, and the term of the Series B Senior Notes is 6 years. Therefore, whether or not the Internal Revenue Service would be able to successfully assert that either of the series of Senior Notes should in fact not be treated as securities is not free from doubt. For purposes of this discussion it is assumed that both series of the Senior Notes are securities.

        Accordingly, U.S. holders who exchange their Senior Notes for Common Stock, Preferred Stock, Subordinated Notes and/or cash will not recognize income, gain or loss for U.S. federal income tax purposes, except to the extent such U.S. holder receives any "boot." Boot is cash or any other property received by the U.S. holder other than stock or securities of the Company. The Subordinated Notes will have a weighted average maturity at issuance of 7 years; therefore, again, it is not free from doubt as to whether the Subordinated Notes should be treated as securities for U.S. federal income tax purposes. For purposes of this discussion, however, we are assuming that the Subordinated Notes are securities for U.S. federal income tax purposes, and therefore, such notes should not be treated as boot. However, holders of Subordinated Notes are urged to consult their tax advisors regarding this issue.

        U.S. holders that receive cash in addition to Common Stock, Preferred Stock and Subordinated Notes, will recognize gain (but not loss) but not in excess of the amount of cash received. Generally, such gain recognized would be capital gain. A U.S. holder's tax basis in its Common Stock, Preferred Stock and Subordinated Notes will be equal to such holder's adjusted basis in its Senior Notes, reduced by the amount of cash received and increased by the amount of gain recognized on the Exchange (basis will be allocated based on the fair market value of the Common Stock, the Preferred Stock and the Subordinated Notes). Such holder's holding period for its Common Stock, Preferred Stock and Subordinated Notes will include the period of time such holder held the Senior Notes. U.S. holders that do not exchange all of their Senior Notes, but exchange an identifiable part of such notes, shall continue to have the same basis in such retained notes and such basis shall not be taken into account in determining the basis of the Common Stock, Preferred Stock or Subordinated Notes received.

        Ownership and Disposition of the Common Stock, the Preferred Stock and the Subordinated Notes

        Interest and Dividends

        The stated interest on the Subordinated Notes will be includible in the U.S. holder's gross income as ordinary income for U.S. federal income tax purposes at the time it is paid or accrued in accordance with the U.S. holder's regular method of tax accounting.

        Distributions with respect to the Common Stock or the Preferred Stock that are paid out of current or accumulated earnings and profits of the Company, as determined for U.S. federal income tax purposes, will be treated as dividends and will be incluible as ordinary income by a holder when received. To the extent that a U.S. holder receives a dividend on its Common Stock or Preferred Stock and the amount of the dividend exceeds the Company's current and accumulated earnings and profits, the dividend will be treated first as a non-taxable return of capital reducing the U.S. holder's basis in its Common Stock or Preferred Stock, and any dividend in excess of the U.S. holder's basis in its Common Stock or Preferred Stock will be treated as capital gain.

        Dividends paid to U.S. holders that are United States corporations may qualify for the dividends received deduction ("DRD"). Generally, the DRD is 70 percent, but the DRD is 80 percent for United States corporations that own at least 20 percent (by vote and value) of the stock of the Company. However, until the U.S. holder has held its stock for two years, there is a risk that dividends paid by the Company could be considered "extraordinary dividends" under Code section 1059. Also, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the DRD may be disallowed. Corporate U.S. holders of Common Stock and Preferred Stock should consult their own tax advisors as to the availability of the DRD and the application of section 1059 to their receipt of dividends.

        The tax treatment of dividends with respect to the Preferred Stock that accrue but are not paid ("Accrued Dividends") is not free from doubt. Under certain circumstances a U.S. holder of Preferred Stock would be required to take Accrued Dividends into account as constructive distributions at the time they accrue, rather than at the time they are paid. The Company intends to take the position that any Accrued Dividends on the Preferred Stock need not be treated as received by a U.S. holder until such Accrued Dividends are actually paid to such U.S. holder and the Company will report to the Internal Revenue Service on that basis.

        Disposition of the Common Stock or the Preferred Stock

        A U.S. holder generally will recognize gain or loss on the sale, exchange, redemption, or other disposition of its Common Stock or Preferred Stock equal to the difference between the amount received on such disposition of such stock and the U.S. holder's adjusted tax basis in such stock. A U.S. holder's adjusted tax basis and holding period in its Common Stock and Preferred Stock, generally, will be carried over from the Senior Notes (as discussed above). Any gain or loss recognized on such disposition will generally be long-term capital gain or loss if the U.S. holder has, or is considered to have, held its stock as capital assets for more than one year. U.S. holders should consult their own tax advisors regarding the application of rules regarding capital gains (which may be taxed at rates lower than applicable ordinary income tax rates) and losses (the deductibility of which may be subject to limitations).

        In certain cases, a redemption of the Common Stock or Preferred Stock may be treated as a dividend, rather than as a payment in exchange for such stock, and in such case the redemption payment will be treated as ordinary dividend income to the extent that such payment is made out of the Company's current or accumulated earnings and profits, as calculated for U.S. federal income tax purposes. The determination of whether the redemption will be treated as a dividend rather than as payment in exchange for stock will depend on whether and to what extent the redemption reduces the U.S. holder's percentage stock ownership interest in the Company (taking into account certain constructive stock ownership rules).

        Disposition of the Subordinated Notes

        A U.S. holder generally will recognize gain or loss on the sale, exchange or retirement of the Subordinated Notes equal to the difference between the amount realized on the sale, exchange or retirement of the Subordinated Notes and the U.S. holder's adjusted tax basis in such notes. A U.S. holder's adjusted tax basis and holding period in its Subordinated Notes, generally, will be carried over from the Senior Notes (as discussed above). Any gain or loss recognized on the sale, exchange or retirement of the Subordinated Notes will generally be long-term capital gain or loss if the U.S. holder has, or is considered to have, held the Subordinated Notes as capital assets for more than one year, other than amounts attributable to accrued interest.

Consequences of the Exchange Offer for Non-U.S. Holders

        The rules governing United States federal income taxation of Non-U.S. holders are complex and no attempt will be made in this offering circular to provide more than a summary of such rules. The Company urges Non-U.S. holders to consult with their tax advisors to determine the effect of United States federal, state, local and foreign income tax laws, as well as treaties, with regard to the Exchange and the ownership and disposition of Common Stock, Preferred Stock or Subordinated Notes, including any reporting requirements.

        Ownership and Disposition of the Common Stock, the Preferred Stock and the Subordinated Notes

        Dividends and Interest

        Subject to the discussion below concerning backup withholding, dividends paid on the Common Stock or Preferred Stock to Non-U.S. holders and interest paid on the Subordinated Notes to Non-U.S. holders will generally be subject to withholding of United States federal income tax at a rate of 30 percent, unless:
(i) such Non-U.S. holder is entitled to a reduced withholding tax rate under an applicable income tax treaty, (ii) the dividends or interest are effectively connected with the conduct of a trade or business of the recipient ("ECI dividends/interest") or, if an income tax treaty applies, are attributable to a United States permanent establishment, as defined therein, of such Non-U.S. holder, and such Non-U.S. holder furnishes to the Company or its agent a duly executed Internal Revenue Service Form W-8ECI, or any successor form, or (iii) the interest is exempt from withholding tax because all of the following conditions of the portfolio interest exception are met:

        (a) the Non-U.S. holder does not, actually or constructively, own 10 percent or more of the total combined voting power of all classes of the Company's stock entitled to vote;

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        (b) the Non-U.S. holder is not a controlled foreign corporation that is related, directly or indirectly, to the Company through stock ownership;

        (c) the Non-U.S. holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business;

        (d) either (1) the Non-U.S. holder timely certifies to the Company or its paying agent, under penalties of perjury, that such holder is a Non-U.S. holder and provides its name and address; or (2) a custodian, broker, nominee or other intermediary acting as an agent for the Non-U.S. holder (such as a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business) that holds the notes in such capacity timely certifies to the Company or its paying agent, under penalties of perjury, that such statement has been received from the beneficial owner of the notes by such intermediary, or by any other financial institution between such intermediary and the beneficial owner, and furnishes to the Company or its paying agent with a copy thereof. The foregoing certification may be provided on a properly completed Internal Revenue Service Form W-8BEN or W8-IMY, as applicable, or any successor forms, duly executed under penalties of perjury; and

        (e) neither the Company nor its paying agent have actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied.

        In order to obtain a reduced rate of withholding under an income tax treaty, a Non-U.S. holder generally will be required to furnish to the Company or its agent a duly executed Form W-8 (e.g., Form W-8BEN, W-8ECI, W-8EXP, or W-8IMY) certifying, under penalties of perjury, that such Non-U.S. holder is entitled to benefits under an income tax treaty. The applicable Treasury regulations also provide special rules for dividend and interest payments made to foreign intermediaries, U.S. or wholly owned entities that are disregarded for U.S. federal income tax purposes and entities that are treated as fiscally transparent in the United States, the applicable income tax treaty jurisdiction, or both. Non-U.S. holders who are eligible for a reduced withholding rate may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the Internal Revenue Service.

        Non-U.S. holders receiving ECI dividends/interest or, if an income tax treaty applies, receiving dividends or interest attributable to a permanent establishment in the United States, as defined therein, will generally be taxed on a net income basis, that is, after allowance for applicable deductions, at the graduated rates that are applicable to United States persons. For Non-U.S. holders that are corporations, such income may also be subject to United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a rate of 30 percent, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-U.S. holder is a qualified resident of such treaty country.

 Disposition of the Common Stock, the Preferred Stock or the Subordinated Notes

        A Non-U.S. holder generally will not be subject to United States federal income or withholding tax on gain recognized on a sale or other disposition of the Common Stock, Preferred Stock or Subordinated Notes, unless: (i) the gain is effectively connected with such holder's conduct of a trade or business in the United States, (ii) the Non-U.S. holder is an individual and such individual is present in the United States for 183 days or more in the taxable year of the disposition (and certain other conditions are met), (iii) such Non-U.S. holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates, or (iv) the Company is considered a "United States real property holding corporation" ("USRPHC") within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the 5-year period preceding such sale or other disposition or such Non-U.S. holder's holding period for such stock or securities.

        A Non-U.S. holder's gains recognized that are effectively connected with its conduct of a trade or business within the United States, or, if an income tax treaty applies, are attributable to a permanent establishment with the United States of the Non-U.S. holder, will generally be taxed on a net income basis. In the case of a Non-U.S. holder that is a corporation, such income may also be subject to the United States federal branch profits tax (discussed above).


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

        The Company would generally be considered a USRPHC on the date of a disposition of Common Stock, Preferred Stock or Subordinated Notes by a Non-U.S. holder if at any time during the 5-year period ending on that date or, if shorter, the period the Non-U.S. holders held such stock, the fair market value of the Company's interests in United States real property were to represent 50 percent or more of the fair market value of the Company's worldwide real property interest plus other assets used or held for use in a trade or business. The Company does not believe that it has ever been a USRPHC or that the Company ever will be classified as a USRPHC.

Information Reporting and Backup Withholding

        U.S. Holders

        Information reporting and backup withholding requirements may apply to payments made pursuant to the Exchange and with respect to the Common Stock, the Preferred Stock and the Subordinated Notes. A 31 percent backup withholding tax may apply to such payments if the U.S. holder: (i) fails to furnish or certify its correct taxpayer identification number, (ii) is notified by the Internal Revenue Service that it has failed to report payments of interest and dividends properly, or (iii) under some circumstances, fails to certify that it has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments.

        Any amounts withheld under the backup withholding rules are not additional taxes and will be allowed as a credit against the U.S. holder's United States federal income tax, provided that the requisite information is supplied to the Internal Revenue Service. If the U.S. holder has filed a return and the required information is furnished to the Internal Revenue Service, such holder may be entitled to a refund of the excess of the amount withheld over the U.S. holder's United States federal income tax liability.

        Because the Exchange should be treated as a recapitalization, U.S. holders will be required to file information regarding the Exchange with their United States federal income tax returns for the period in which the Exchange occurs.

        Non-U.S. Holders

        Under current regulations, no information reporting or backup withholding will apply to payments to Non-U.S. holders, if such holders have provided the payor with a certificate of foreign status on a Form W-8 (e.g., W-8BEN, W-8ECI, W-8EXP, or W-8IMY) and if the payor does not have actual knowledge that the beneficial owner is a U.S. person. If these conditions are not satisfied, information reporting and backup withholding will apply to payments made to the beneficial owner of the Senior Notes, Common Stock, Preferred Stock, or Subordinated Notes, as the case may be, by a U.S. office of an agent or broker.

        Backup withholding and information reporting will generally not apply if payments received in the Exchange and on the Common Stock, the Preferred Stock or Subordinated Notes are paid to or through a foreign office of a broker, as defined in applicable United States Treasury regulations, or if the foreign office of a broker pays the proceeds of the sale of the Common Stock, the Preferred Stock or Subordinated Notes to the owner of such stock or securities. Information reporting, however, may be required in some circumstances. If the broker is, for United States federal income tax purposes: (i) a United States person, (ii) a controlled foreign corporation, (iii) a foreign person that derives 50 percent or more of its gross income for specified periods from the conduct of a trade or business in the United States, or (iv) a foreign partnership if, at any time during its tax year, one or more of its partners are "United States persons," as defined in the Treasury regulations, who in the aggregate hold more than 50 percent of the income or capital interests in the partnership if, at any time during the tax year, the partnership is engaged in a United States trade or business; then the payments will be subject to information reporting, but not backup withholding, unless, (x) the agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and other conditions are met or (y) the beneficial owner otherwise establishes an exemption.

        The Company must annually report to the Internal Revenue Service and to each Non-U.S. holder any interest, including original issue discount, that is subject to withholding or that is exempt from withholding. Copies of these information returns may also be made available to the tax authorities of the country in which the Non-U.S. holder resides.

        Consequences to the Company

        Cancellation of Debt

        Under the Code, corporations generally must include in gross income the amount of any cancellation of debt ("COD") income realized during the taxable year. COD income is realized when a debt owed by such corporation is cancelled or discharged for less than its full amount. If that occurs, such corporation will realize COD income in the year of the discharge equal to the difference between its aggregate amount of indebtedness prior to the discharge and any amount of consideration such corporation pays to the holder of such debt.

        Here, the Company is reducing its aggregate indebtedness by canceling the Senior Notes and paying in consideration therefor Common Stock, Preferred Stock, Subordinated Notes and cash. As a result, absent the application of any exception (as discussed below), the Company would be required to include in its gross income the amount by which the adjusted issue price of the Senior Notes exchanged by U.S. and Non-U.S. holders, as defined in Treasury regulation section 1.1275-1(b), exceeds (i) the amount of cash (ii) the fair market value of the Common Stock and Preferred Stock and (iii) the principal amount of the Subordinated Notes.

        Section 108 of the Code, however, provides exceptions to the general rule that COD income be included in the gross income of the Company. One such exception, the "insolvency exception," provides that where a corporation's liabilities immediately before the discharge exceed the fair market value of its assets at such time, such corporation is not required to include the amount of COD income in its gross income. The Company expects to qualify for the insolvency exception, and thereby avoid inclusion of any amount of COD income into its gross income. However, the amount of COD income that is thereby excluded as a result of this insolvency exception, will, generally, on a dollar-for-dollar basis, operate to reduce certain of the Company's tax attributes, including its net operating losses, research and development credits, alternative minimum tax credits, capital loss carryovers and possibly the basis of its assets, as of the first day of the Company's taxable year following the Exchange Offers. The reduction of these valuable tax attributes could have the effect of increasing the Company's federal income tax liability in subsequent years. Additionally, to the extent the Company has accrued and deducted interest on the Senior Notes (including original issue discount) that is not paid, either in cash or other Exchange Consideration (to the extent of the fair market value thereof), the Company will have additional COD income, subject to the rules discussed above.

        Pursuant to the insolvency exception, the Company expects to exclude any COD income resulting from the Exchange Offers. However, the Company believes that any amount of COD income that is not so excluded should be offset by the Company's net operating losses.

        Alternative Minimum Tax

        Under section 55(a) of the Code, only 90 percent of a corporation's alternative minimum taxable income ("AMTI") may be offset by its net operating losses, and as a result 10 percent of any income recognized by the Company in any taxable year, will, after reduction by any allowable alternative minimum tax ("AMT") net operating loss, result in such AMTI being subject to the AMT at a rate of 20 percent. Therefore, generally, taxable income of the Company, if any, would be subject to an effective rate AMT of 2 percent.


        The foregoing summary has been provided for informational purposes only. All holders are urged to consult their own tax advisors concerning the federal, state, local, foreign and other tax consequences applicable to the Exchange.



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



                              PLAN OF DISTRIBUTION

        The Company will not receive any proceeds from the Exchange Offers.

        The Company is relying on Section 3(a)(9) of the Securities Act, to exempt each Exchange Offer from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to "any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange." Each Exchange Offer is also, pursuant to Section 18(b)(4)(C) of the Securities Act, exempt from the registration and qualification requirements of state securities laws. The Company has no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting votes to accept or reject the Exchange Offers. In addition, none of the Company's financial advisors and no broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Exchange Offers.

        Under current interpretations of the Commission, securities that are obtained in a Section 3(a)(9) exchange assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. To the extent that the Senior Notes are unrestricted securities, the Preferred Stock, Common Stock and Subordinated Notes to be issued in the Exchange Offers will be unrestricted securities. In such event, recipients who are not "affiliates" of the Company (as such term is defined in Rule 144 under the Securities Act) will be able to resell the Preferred Stock, the Common Stock or Subordinated Notes without registration. Recipients who are affiliates of the Company may resell their securities subject to the provisions of Rule 144, absent registration or another appropriate exemption.

        The Company has agreed to pay all expenses incident to the Exchange Offers, other than commissions or concessions of any broker or dealers.

        The Company shall not be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the Senior Notes, and the Company and these participants may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, of the securities to be issued.

                                PREPACKAGED PLAN

        This section provides a summary of the structure and means for implementation of the Prepackaged Plan, and of the classification and treatment of claims and interests under the Prepackaged Plan, and is qualified in its entirety by reference to the Prepackaged Plan (as well as the exhibits, appendices or schedules thereto and definitions therein). The Prepackaged Plan is attached hereto as Annex A. Capitalized terms used in this section and not otherwise defined in this Offering Memorandum are defined in the Prepackaged Plan.

        The statements contained in this Offering Memorandum include summaries of the provisions contained in the Prepackaged Plan and in documents referred to therein. The statements contained in this Offering Memorandum do not purport to be precise or complete statements of all the terms and provisions of the Prepackaged Plan or documents referred to therein, and reference is made to the Prepackaged Plan and to such documents for the full and complete statements of such terms and provisions. The Prepackaged Plan itself and the documents referred to therein control the actual treatment of claims against and interests in the Company under the Prepackaged Plan and will, upon the consummation of the Prepackaged Plan, be binding upon all holders of claims against and interests in the Company, its estate, Reorganized Envirosource, all parties receiving property under the plan, and other parties in interest. In the event of any conflict between this Offering Memorandum, on the one hand, and the Prepackaged Plan or any other operative document, on the other hand, the terms of the Prepackaged Plan and/or such other operative document will control.

        Summary of Prepackaged Plan

        In summary, the Prepackaged Plan provides for the exchange of the Senior Notes for an aggregate of at least $63 million in cash or principal amount of 14% New Subordinated Notes due 2008 (or a combination thereof), shares of New Preferred Stock and shares of New Common Stock. Such new securities are to be authorized and issued pursuant to the Prepackaged Plan. Details of the consideration to be issued under the Prepackaged Plan to the Holders of Senior Notes are set forth in Article III.B.3 of the Prepackaged Plan. The holders of Old Common Stock are to receive a single cash payment in an amount provided for in the Prepackaged Plan that would otherwise be payable to the holders of Senior Notes as also set forth in Article III.B.3 of the Prepackaged Plan. Consummation of the Prepackaged Plan is contingent on the acceptance by a class of Creditors impaired by the terms of the Prepackaged Plan and the entry of an appropriate Confirmation Order by the Bankruptcy Court.

     Although the Prepackaged Plan provides that no distribution will be made on account of the Interests in the Company and the Liquidation Analysis annexed hereto as Annex B indicates that the Senior Notes are not being paid in full under the Prepackaged Plan, the GSC Entities have agreed, pursuant to the Exchange Agreement, to the reallocation of $1,162,679 in Cash to the holders of Old Common Stock that would otherwise be payable to the holders of Senior Notes. By voting in favor of the Prepackaged Plan, holders of Class 3 Senior Note Claims will be agreeing to such payment. Such payment will be distributed on a pro rata basis among the holders of Old Common Stock in the same amount as such holders would receive pursuant to the Merger Agreement (i.e., $0.20 per share) and it is expected that the Indenture Trustee will make such payments in lieu of including the amount thereof in the form of a Cash distribution to the Holders of the Senior Notes.

        Reorganizations in General

        Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders, respectively, who hold substantially similar claims against or interests in the debtor and its assets. In furtherance of these two goals, upon the filing of a petition for relief under Chapter 11, Section 362 of the Bankruptcy Code provides for an automatic stay of substantially all actions and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the Chapter 11 case.

        The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan, and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

        Classification and Treatment of Claims and Interests


        Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify the claims and interest of a debtor's creditors and equity interest holders. In accordance with Section 1123, the Prepackaged Plan divides Claims and Interests into Classes and sets forth the treatment for each Class (other than Administrative Claims and Priority Tax Claims which, pursuant to Section 1123(a)(1), need not be and have not been classified). The Company also is required, under Section 1122 of the Bankruptcy Code, to classify Claims against and Interests in the Company into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class.

        The classification of Claims and Interests and the nature of distributions to members of each Class are summarized below. The Company believes that the consideration, if any, provided under the Prepackaged Plan to holders of Claims and Interests reflects an appropriate resolution of its Claims and Interests, taking into account the differing nature and priority of such Claims and Interests. The Bankruptcy Court must find, however, that a number of statutory tests are met before it may confirm the Prepackaged Plan. Many of these tests are designed to protect the interests of holders of Claims or Interests who are not entitled to vote on the Prepackaged Plan, or do not vote to accept the Prepackaged Plan, but who will be bound by the provisions of the Prepackaged Plan if it is confirmed by the Bankruptcy Court. The "cramdown" provisions of Section 1129(b) of the Bankruptcy Code, for example, permit confirmation of a Chapter 11 plan in certain circumstances even if the plan has not been accepted by all impaired classes of claims and interests. See "--Confirmation of the Prepackaged Plan." Although the Company believes that the Prepackaged Plan could be confirmed under Section 1129(b), there can be no assurance that the requirements of Section 1129(b) would be satisfied.

        Unclassified Claims

        Administrative Claims (Unimpaired)

        The Prepackaged Plan provides that Administrative Claims are Unimpaired. Administrative Claims consist of the actual and necessary costs and expenses of the Chapter 11 Case that are allowed under Sections 503(b) and 507(a)(1) of the Bankruptcy Code. They include, among other things, the cost of operating the Company's businesses following the Petition Date (e.g., the post-petition salaries and other benefits for the Company's employees, post-petition rent, amounts owed to vendors providing goods and services to the Company during the Chapter 11 Case, tax obligations incurred after the Petition Date, certain statutory fees and charges assessed under 28 U.S.C. ss. 1930 and the actual, reasonable fees and expenses of the professionals retained by the Company and the Creditors' Committee, if one is appointed, in the Chapter 11 Case. All payments to professionals in connection with the Chapter 11 Case for compensation and reimbursement of expenses and all payments to reimburse expenses of members of the Creditor's Committee (if one were to be appointed) would be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules and would be subject to approval of the Bankruptcy Court as being reasonable.

        Under the Prepackaged Plan, each holder of an Allowed Administrative Claim will receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim (a) Cash equal to the unpaid portion of such Allowed Administrative Claim, or (b) such other treatment as to which Reorganized Envirosource and such holder have agreed upon in writing; provided however, that Allowed Administrative Claims with respect to liabilities incurred by the Company in the ordinary course of business during the Chapter 11 Case may be paid in the ordinary course of business in accordance with the terms and conditions of any agreement relating thereto.

        The Company anticipates that most of the Administrative Claims against the Company will be paid as they come due during the Chapter 11 Case and that the Administrative Claims to be paid on the Effective Date will, for the most part, consist of the allowed but unpaid fees and expenses incurred by professionals retained in the Chapter 11 Case. As of the date of this Offering Memorandum, the Company has not commenced the Chapter 11 Case. Accordingly, the Company cannot, and does not, make any representations with respect to the estimated amount of Administrative Claims that will be Allowed in the Chapter 11 Case, if commenced.

        Priority Tax Claims (Unimpaired)

        Priority Tax Claims are Unsecured Claims asserted by federal and state governmental authorities for taxes specified in Section 507(a)(8) of the Bankruptcy Code, such as certain income taxes, property taxes, excise taxes, and employment and withholding taxes. These Unsecured Claims are given a statutory priority in right of payment. The Prepackaged Plan provides that Priority Tax Claims, if any, are Unimpaired.

        Under the Prepackaged Plan, on, or as soon as reasonably practicable after, the later of (i) the Effective Date or (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, each holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim (a) Cash equal to the unpaid portion of such Allowed Priority Tax Claim, or (b) such other treatment as to which the Reorganized Envirosource and such holder shall have agreed upon in writing. As of the date of this Offering Memorandum, the Company has not commenced the Chapter 11 Case. Accordingly, the Company cannot, and does not, make any representation with respect to the estimated amount of Priority Tax Claims that will be Allowed in the Chapter 11 Case, if commenced.

        Classified Classes of Claims Against the Company

        Class 1--Other Priority Claims

        On, or as soon as reasonably practicable after, the later of (i) the Effective Date or (ii) the date such Other Priority Claim becomes an Allowed Other Priority Claim, each holder of an Allowed Other Priority Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim (a) Cash equal to the unpaid portion of such Allowed Priority Tax Claim, or (b) such other treatment as to which Reorganized Envirosource, and such holder shall have agreed upon in writing.

        Class 2--Secured Claims

        The Allowed Secured Claims of the Class 2 Creditors shall be fully satisfied in the following manner:

        On the Effective Date, all defaults that occurred before or after the commencement of the Case (other than a default of a kind specified in ss. 365(b)(2) of the Bankruptcy Code) shall be cured. On the Effective Date, the maturity of such Allowed Secured Claims shall be reinstated as such maturity existed prior to any default with respect to any such Secured Claim. Except as provided in ss. 1124 of the Bankruptcy Code, the Prepackaged Plan shall not otherwise alter the legal, equitable and contractual rights to which the holders of Class 2 Secured Claims may be entitled.

        Class 3--Unsecured Claims of Holders of Senior Notes

        On, or as soon as reasonably practicable after, the later of (i) the Effective Date or (ii) the date a Senior Note Claim becomes an Allowed Senior Note Claim, each holder of an Allowed Senior Note Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Senior Note Claim, New Preferred Stock, New Common Stock, Cash and New Subordinated Notes as follows: for each One Thousand Dollars ($1,000) in principal amount of Allowed Senior Note Claims, the owner and holder on the Distribution Record Date shall receive (a) $233.33 in Cash or New Subordinated Notes (or a combination thereof), (b) one (1) share of New Preferred Stock and
(c) four (4) shares of New Common Stock. Additionally, and without reducing the cash consideration referenced in the preceding sentence, $1,162,679 in Cash otherwise payable to the holders of Senior Notes shall be reallocated to the holders of Old Common Stock. The amount of Cash to be distributed to the Holders will be increased by the amount, if any, that the sum of (i) Cash and Cash Equivalents held by the Company on the Confirmation Date, less the $1,162,679 to be reallocated to the holders of Old Common Stock of the Company plus (ii) amounts reasonably expected to be available to be borrowed by Reorganized Envirosource under the New Credit Facility immediately upon confirmation of the Prepackaged Plan, less fees and expenses associated with the Prepackaged Plan then remaining unpaid, exceeds $7 million.

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        Solely for the purposes of the Prepackaged Plan, on the Effective Date, the Senior Note Claims shall be deemed to be Allowed in the aggregate amount of $270 million.

        Class 4--Other Unsecured Claims

        The legal, equitable and contractual rights to which the holder of any Allowed Other Unsecured Claim is entitled shall be left unimpaired and accordingly shall be satisfied on or as soon as reasonably practicable after the later of (i) the Effective Date, (i) the date such Other Unsecured Claim becomes an Allowed Other Unsecured Claim, (iii) the date such Other Unsecured Claim becomes due and payable in the ordinary course of business, or (iv) the date on which Reorganized Envirosource and the holder(s) of such Other Unsecured Claim otherwise agree.

        Class 5--Holders of Interests

        On the Effective Date, all Interests will be cancelled and extinguished and no distribution shall be made in respect thereof to the holders of Interests.

        Releases and Satisfaction of Subordination Rights

        All Claims of the holders of Secured Claims, Senior Notes Claims and Other Unsecured Claims against the Company and all rights and claims between or among such holders relating in any manner whatsoever to any claimed subordination rights (if any), will be deemed satisfied by the distributions under, described in, contemplated by, and/or implemented by the Prepackaged Plan to holders of Claims having such subordination rights, and such subordination rights will be deemed waived, released, discharged, and terminated as of the Effective Date, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Distributions under, described in, contemplated by, and/or implemented by the Prepackaged Plan to the various Classes of Claims thereunder will not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim by reason of any claimed subordination rights or otherwise so that each holder of a Claim will have and receive the benefit of the distribution in the manner set forth in the Prepackaged Plan.

        Continued Corporate Existence

        Following confirmation and consummation of the Prepackaged Plan, the Company will continue to exist as a separate entity in accordance with the laws of the State of Delaware and pursuant to its amended and restated certificate of incorporation and bylaws. The amended and restated certificate of incorporation of the Company reflects those amendments necessary to satisfy the provisions of the Prepackaged Plan and the Bankruptcy Code including, among other things, pursuant to Section 1123(a)(6) of the Bankruptcy Code, (a) a provision prohibiting the issuance of non-voting equity securities, and if applicable, (b) a provision as to the classes of securities issued pursuant to the Prepackaged Plan. The amended and restated certificate of incorporation of the Company also includes, among other things, provisions authorizing 270,000 shares of New Preferred Stock and 1,080,000 shares of New Common Stock.

        Revesting of Assets

        Pursuant to Section 1141(b) of the Bankruptcy Code, all property of the Company's Estate, together with any property that is not property of its Estate and that is not specifically disposed of pursuant to the Prepackaged Plan, shall revest Reorganized Envirosource on the Confirmation Date. Thereafter, Reorganized Envirosource may operate its business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Confirmation Date, all property of Reorganized Envirosource shall be free and clear of all Claims and Interests, except as specifically provided in the Prepackaged Plan or the Confirmation Order.

        Distributions Under the Prepackaged Plan

        General

        On or as soon as is practicable after the Effective Date, to the extent that the Prepackaged Plan provides for distributions on account of Allowed Claims in the applicable Class, each holder of an Allowed Claim will receive the full amount of the distributions that the Prepackaged Plan provides for such Allowed Claims in the applicable Class.

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

        Except as otherwise provided in the Prepackaged Plan or the Confirmation Order, all Cash necessary for Reorganized Envirosource to make payments pursuant to the Prepackaged Plan will be obtained from Reorganized Envirosource's existing Cash balances, Reorganized Envirosource's ongoing operations, and the proceeds from the New Credit Facility or the Existing Credit Facility. The Company or such third party Disbursing Agent(s) as it may employ in its sole discretion will initially make all distributions of cash, New Preferred Stock, New Common Stock, New Subordinated Notes and other property required to be distributed under the applicable provisions of the Prepackaged Plan.

        Distributions as of the Effective Date

        Except as otherwise provided in the Prepackaged Plan or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed Claims as of the Effective Date will be made on the Effective Date, or as soon thereafter as practicable. The New Preferred Stock, New Subordinated Notes and New Common Stock to be issued under the Prepackaged Plan will be deemed issued as of the Effective Date regardless of the date on which they are actually distributed.

        Record Date for Distributions to Holders of Senior Notes

        The record date for distributions to holders of Senior Notes will be two
(2) Business Days prior to the expiration of the Exchange Offers (the "Distribution Record Date"). At the close of business on the Distribution Record Date, the transfer ledgers for the Senior Notes, will be closed, and there will be no further changes in the record holders of the Senior Notes. Reorganized Envirosource and the Disbursing Agent, if any, will have no obligation to recognize any transfer of such Senior Notes occurring after the Distribution Record Date and will be entitled instead to recognize and deal for all purposes with only those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date.


        Calculation of Distribution Amounts of New Subordinated Notes, New Preferred Stock and New Common Stock

        No fractional shares or units of New Subordinated Notes, New Preferred Stock and New Common Stock will be issued or distributed under the Prepackaged Plan or by Reorganized Envirosource or any Disbursing Agent, indenture trustee, agent, or servicer. Each Person entitled to receive New Subordinated Notes, New Preferred Stock and New Common Stock will receive the total number of whole New Subordinated Notes in $1.00 denominations and whole shares of New Preferred Stock and New Common Stock to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a Subordinated Note or a share of New Preferred Stock and New Common Stock, the Disbursing Agent will round up to the next whole free amount of note or whole share in lieu of fractional notes or shares. Upon the allocation of all of the whole notes and shares authorized under the Prepackaged Plan, all remaining fractional portions of the entitlements will be cancelled and will be of no further force and effect.

        Delivery of Distributions

        Distributions to holders of Allowed Claims will be made by the Disbursing Agent or the appropriate indenture trustee, agent, or servicer, as the case may be, (a) at the last known addresses of such holders or (b) if the Company has been notified of a change of address, at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent in such notification, (c) in the case of the holder of a Claim that is governed by an indenture or other agreement and is administered by an indenture trustee, agent, or servicer, at the addresses contained in the official records of such indenture trustee, agent, or servicer, or (d) at the addresses set forth in a properly completed letter of transmittal accompanying securities properly remitted to the Company. If any holder's distribution is returned as undeliverable, no further distributions to such holder will be made unless and until the Disbursing Agent or the appropriate indenture trustee, agent, or servicer is notified of such holder's then current address, at which time all missed distributions will be made to such holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent or the indenture trustee, agent, or servicer shall be returned to Reorganized Envirosource until such distributions are claimed. All claims for undeliverable distributions must be made on or before the first (1st) anniversary of the Effective Date, after which date, all unclaimed property will revert to Reorganized Envirosource free of any restrictions thereon and the claim of any holder or successor to such holder with respect to such property will be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.

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

        Fractional Dollars: De Minimis Distributions

        Any other provision of the Prepackaged Plan notwithstanding, no payments of fractions of dollars will be made. Whenever any payment of a fraction of a dollar under the Prepackaged Plan would otherwise be called for, the actual payment made will reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down. The Disbursing Agent, or any indenture trustee, agent, or servicer, as the case may be, will not make any payment of less than twenty-five dollars ($25.00) with respect to any Claim unless a request therefor is made in writing to such Disbursing Agent, indenture trustee, agent, or servicer, as the case may be.

        Treatment of Executory Contracts and Unexpired Leases

        Under Section 365 of the Bankruptcy Code, the Company has the right, subject to Bankruptcy Court approval, to assume or reject any executory contracts or unexpired leases. If the Company rejects an executory contract or unexpired lease that was entered into before the Petition Date, it will be treated as if it had been breached on the date immediately preceding the Petition Date, and the other party to the agreement may assert an Other Unsecured Claim for damages incurred as a result of the rejection. In the case of rejection of employment agreements and real property leases, damages are subject to certain limitations imposed by Sections 365 and 502 of the Bankruptcy Code.

        Assumed Contracts and Leases; Related Payments

        Except as otherwise provided in the Prepackaged Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Prepackaged Plan, as of the Effective Date, the Company will be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Company, (ii) previously expired or terminated pursuant to its own terms, or (iii) is the subject of a motion to reject filed on or before the Confirmation Date. The Confirmation Order will constitute an order of the Bankruptcy Court under Section 365 of the Bankruptcy Code approving the contract and lease assumptions described above, as of the Effective Date.

        Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Prepackaged Plan is in default will be satisfied and cured, under Section 365(b)(1) of the Bankruptcy Code, by the Company. If there is a dispute regarding (i) the nature or amount of any cure,
(ii) the ability of the Reorganized Company or any assignee to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, the dispute will be brought before the Bankruptcy Court, and cure will occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

        Rejected Contracts and Leases: Bar to Rejection Damages

        As of the date of this Offering Memorandum, the Company has not determined that any of the executory contracts and unexpired leases to which it is a party will be rejected, provided, however, that pursuant Section 365(d)(2) of the Bankruptcy Code, the Company reserves the right, at any time prior to the Effective Date, to seek to reject any executory contract or unexpired lease to which it is a party.

        Except as otherwise provided in the Prepackaged Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Prepackaged Plan, as of the Effective Date the Company will be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Company, (ii) previously expired or terminated pursuant to its own terms, (iii) is set forth on Schedule VIII-A attached to the Prepackaged Plan, or (iv) is the subject of a motion to reject filed on or before the Confirmation Date. The Confirmation Order shall constitute an order of the Bankruptcy Court under Section 365 of the Bankruptcy Code approving the contract and lease assumptions described above as of the Effective Date. The Confirmation Order will also provide for the rejection of those unexpired leases and executory contracts specified on Schedule VIII-A attached to the Prepackaged Plan. Schedule VIII-A shall be submitted not less than ten (10) days prior to the Confirmation Hearing to the Bankruptcy Court and any party in interest requesting such schedule in writing.

        If the rejection by the Company, pursuant to the Prepackaged Plan or otherwise, of an executory contract or unexpired lease results in a Claim that is not theretofore evidenced by a timely proof of Claim or a proof of Claim that is deemed to be filed timely under applicable law, then such Claim will be forever barred and unenforceable against the Company or Reorganized Envirosource, or the properties of any of them, unless a proof of Claim is filed with the clerk of the Bankruptcy Court and served on counsel for the Company within thirty (30) days after service of the earlier of (i) notice of entry of the Confirmation Order or (ii) other notice that the executory contract or unexpired lease has been rejected.

        Compensation and Benefit Programs

        Except and to the extent previously assumed by an order of the Bankruptcy Court on or before the Confirmation Date and except as set forth below, all employee compensation and benefit programs of the Company, including programs subject to Sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated are revested and will be deemed to be, and will be treated as though they are, executory contracts that are assumed under Article VIII.A of the Prepackaged Plan, but only to the extent that rights under such programs are held by the Company or Persons who are employees of the Company as of the Confirmation Date, and the Company's obligations under such programs to persons who are employees of the Company on the Confirmation Date will survive confirmation of the Prepackaged Plan, except for (i) executory contracts or unexpired leases specifically rejected pursuant to prior Final Order or the Prepackaged Plan (to the extent such rejection does not violate Sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) executory contracts or unexpired leases as have previously been rejected, are the subject of a motion to reject, or have been specifically waived by the beneficiaries of any leases or contracts. In addition, pursuant to the requirements of Section 1129(a)(13) of the Bankruptcy Code, the Prepackaged Plan provides for the continuation of payment by the Company of all "retiree benefits," as defined in Section 1114(a) of the Bankruptcy Code, if any, at previously established levels.

        Retention of Jurisdiction

        Pursuant to Sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court will, to the fullest extent permitted by law, retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Prepackaged Plan, as more fully set forth in Article XII of the Prepackaged Plan.

        Bar Dates for Certain Claims

        Professional Fee Claims

        All final requests for compensation or reimbursement of Professional Fees pursuant to Sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered to the Company or the Creditors' Committee (if one has been appointed) prior to the Effective Date (other than requests under
Section 503(b)(4) of the Bankruptcy Code by any Professional or other entity for making a substantial contribution in the Chapter 11 Case), must be filed and served on Reorganized Envirosource and its counsel no later than 45 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on Reorganized Envirosource and its counsel, and the requesting Professional or other entity no later than 45 days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served.

        Miscellaneous

        Interest on Claims

        Unless otherwise specifically provided for in the Prepackaged Plan or Confirmation Order, or required by applicable bankruptcy law, post-petition interest will neither accrue nor be paid on Unsecured Claims, and no holder of an Unsecured Claim will be entitled to interest accruing on or after the Petition Date on any Unsecured Claim. In addition, interest will neither accrue nor be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.

        Preservation of Rights of Action; Settlement of Litigation Claims

        Except as otherwise provided in the Prepackaged Plan, the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Prepackaged Plan, in accordance with Section 1123(b) of the Bankruptcy Code, Reorganized Envirosource will retain all claims, rights or causes of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Company or its Estate may hold against any Person or entity (collectively, "Litigation Claims"), and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) any or all of such Litigation Claims. The failure of the Company to specifically list any claim, right of action, suit, or proceeding herein or in the Prepackaged Plan does not, and will not be deemed to constitute a waiver or release by the Company of such claim, right of action, suit, or proceeding, and Reorganized Envirosource will retain the right to pursue additional Claims, rights of action, suits or proceedings. In addition, at any time after the Petition Date and before the Effective Date, notwithstanding anything in the Prepackaged Plan to the contrary, the Company or Reorganized Envirosource may settle some or all of the Litigation Claims with the approval of the Bankruptcy Court pursuant to Fed. R. Bankr. P. 9019.

        Withholding and Reporting Requirements

        In connection with the Prepackaged Plan and all distributions thereunder, Reorganized Envirosource shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all action that may be necessary or appropriate to comply with such withholding and reporting requirements.

        Confirmation and Consummation of the Prepackaged Plan

        Confirmation of the Prepackaged Plan is conditioned on the entry of the Confirmation Order in form and substance acceptable to the Company and GSC.

        In addition, consummation of the Prepackaged Plan will be conditioned on the following: o the absence of any stay pending appeal to the Confirmation Order;

        o the qualification of the Subordinated Note Indenture under the Trust Indenture Act of 1939, as amended; or

        o the absence of any change that could have a Material Adverse Effect on Reorganized Envirosource.

        A "Material Adverse Effect" means, with respect to the Company, any adverse change measured from the date of the Merger Agreement to the date of determination that, individually or in the aggregate with all other adverse changes, has had, or could reasonably be expected to have, a material adverse effect on the business, results of operations, assets, liabilities, financial condition or results of operations of the Company and its subsidiaries taken as a whole; provided that no adverse change shall be considered in determining if a Material Adverse Effect has occurred if it results or arises from an announcement of the Restructuring Plan, as an effect of the Restructuring Plan or effect or change caused by economic, financial or market conditions generally or the steel industry specifically, or as a result of the commencement of a bankruptcy proceeding under Chapter 11 of the Bankruptcy Code.

        GSC may waive the condition that there not be any change that could have a Material Adverse Effect on Reorganized Envirosource.

        Confirmation Hearing

        Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Prepackaged Plan (the "Confirmation Hearing"). Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Prepackaged Plan.


        The Bankruptcy Court will schedule a Confirmation Hearing. The Company will provide notice of the Confirmation Hearing to all known Creditors and Interest holders or their representatives (the "Confirmation Notice"). The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof. Objections to confirmation must be filed and served in the manner and within the time set forth in the Confirmation Notice and must (a) be in writing, (b) comply with the Bankruptcy Rules and the local bankruptcy rules, (c) set forth the name of the objector, and the nature and amount of any Claim or Interest asserted by the objector against or in the Company or its property, and (d) state with particularity the legal and factual bases for the objection. OBJECTIONS TO CONFIRMATION THAT ARE NOT TIMELY FILED AND SERVED WILL NOT BE CONSIDERED BY THE BANKRUPTCY COURT AND WILL BE OVERRULED.

        Requirements for Confirmation of the Prepackaged Plan

        The following are the requirements for the confirmation of a plan of reorganization under Section 1129 of the Bankruptcy Code.

        The Prepackaged Plan complies with the applicable provisions of the Bankruptcy Code.

        The Company has complied with the applicable provisions of the Bankruptcy Code.

        The Prepackaged Plan has been proposed in good faith and not by any means forbidden by law.

        Any payment made or promised by the Company or by a person issuing securities or acquiring property under the Prepackaged Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Case, or in connection with the Prepackaged Plan and incident to the Chapter 11 Case, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Prepackaged Plan is reasonable, or if such payment is to be fixed after confirmation of the Prepackaged Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

        The Company has disclosed (i) the identity and affiliations of (x) any individual proposed to serve, after confirmation of the Prepackaged Plan, as a director, officer, or voting trustee of Reorganized Envirosource, (y) any affiliate of the Company participating in the Prepackaged Plan with the Company, or (z) any successor to the Company under the Prepackaged Plan (and the appointment to, or continuance in, such office of such individual(s) is consistent with the interests of Creditors and Interest holders and with public policy), and (ii) the identity of any insider that will be employed or retained by the Company and the nature of any compensation for such insider.

        With respect to each Class of Claims or Interests, each Impaired Creditor and Impaired Interest holder either has accepted the Prepackaged Plan or will receive or retain under the Prepackaged Plan on account of the Claims or Interests held by such entity, property of a value, as of the Effective Date, that is not less than the amount that such entity would receive or retain if the Company was liquidated on such date under Chapter 7 of the Bankruptcy Code.

        The Prepackaged Plan provides that Administrative Claims and Priority Claims other than Priority Tax Claims will be paid in full on the Effective Date and that Priority Tax Claims will receive on account of such Claims, Cash equal to the unpaid portion of such Allowed Priority Tax Claims, except to the extent that the holder of any such Claim has agreed to a different treatment.

        If a Class of Claims is Impaired under the Prepackaged Plan, at least one Class of Impaired Claims has accepted the Prepackaged Plan, determined without including any acceptance of the Prepackaged Plan by insiders holding Claims in such Class.

        Confirmation of the Prepackaged Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Company or any successor to the Company under the Prepackaged Plan, unless such liquidation or reorganization is proposed in the Prepackaged Plan.

        The Prepackaged Plan provides for the continuation after the Effective Date of all retiree benefits, if any, at the level established pursuant to
Section 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code, at any time prior to confirmation of the Prepackaged Plan for the duration of the period the Company has obligated itself to provide such benefits.

        The Company believes that, upon receipt of the Requisite Acceptances, the Prepackaged Plan will satisfy all the statutory requirements of Chapter 11 of the Bankruptcy Code, that the Company has complied or will have complied with all of the requirements of Chapter 11, and that the Prepackaged Plan is being proposed and will be submitted to the Bankruptcy Court in good faith.

        Confirmation Without Acceptance of All Impaired Classes--"Cramdown"

        The Company may request confirmation of the Prepackaged Plan, as it may be modified from time to time, under Section 1129(b) of the Bankruptcy Code, and has reserved the right to modify the Prepackaged Plan to the extent, if any, that confirmation pursuant to Section 1129(b) of the Bankruptcy Code requires modification.

        Section 1129(b) of the Bankruptcy Code provides that a Prepackaged Plan can be confirmed even if it is not accepted by all impaired classes of claims and interests, as long as at least one impaired class of claims (without including any acceptances of the Prepackaged Plan by an insider) has accepted it. Thus, if the Requisite Acceptances are received, the Bankruptcy Court may confirm the Prepackaged Plan notwithstanding the rejection, deemed or otherwise, of an Impaired Class of Claims or Interests if the Prepackaged Plan "does not discriminate unfairly" and is "fair and equitable" as to each Impaired Class that has rejected, or is deemed to have rejected, the Prepackaged Plan.

        A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a rejecting impaired class is treated equally with respect to other classes of equal rank. A plan is fair and equitable as to a class of secured claims that rejects the plan if, among other things, the plan provides
(a)(i) that the holders of claims in the rejecting class retain the liens securing those claims (whether the property subject to those liens is retained by the debtor or transferred to another entity) to the extent of the allowed amount of such claims and (ii) that each holder of a claim in the rejecting class receives on account of its claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the holder's interest in the estate's interest in such property; (b) for the sale, subject to Section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (a) or (c) of this subparagraph; or (c) for the realization by such holders of the indubitable equivalent of such claims.

        A plan is fair and equitable as to a class of unsecured claims that rejects the plan, if, among other things, the plan provides (a) that each holder of a claim in the rejecting class will receive or retain on account of its claim property that has a value, as of the effective date of the plan, equal to the allowed amount of the claim; or (b) that no holder of a claim or interest that is junior to the claims of the rejecting class will receive or retain under the plan any property on account of such junior claim or interest.

        A plan is fair and equitable as to a class of equity interests that rejects the plan if the plan provides (a) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (b) that no holder of an interest that is junior to the interest of the rejecting class will receive or retain under the plan any property on account of such junior interest.

        The Company shall request Confirmation of the Prepackaged Plan over the deemed rejection by Class 5 Interests under Section 1129(b) of the Bankruptcy Code. The Company believes that the Prepackaged Plan may be confirmed pursuant to the above-described "cramdown" provisions, over the dissent of certain Classes of Claims and Interests, in view of the treatment proposed for such Classes. In addition, the Company does not believe that the Prepackaged Plan unfairly discriminates against any dissenting Class because all dissenting Classes of equal rank are treated equally under the Prepackaged Plan.

        Modifications and Amendments

        The Company may alter, amend, or modify the Prepackaged Plan or any Exhibits, appendices or schedules thereto under Section 1127(a) of the Bankruptcy Code at any time prior to the Effective Date with the consent of GSC. After the Effective Date and prior to "substantial consummation" of the Prepackaged Plan, as defined in Section 1101(2) of the Bankruptcy Code, with the consent of GSC, the Company may, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Prepackaged Plan, the Disclosure Statement approved with respect to the Prepackaged Plan, or the Confirmation Order, and such matters as may be necessary to carry out the purpose and effect of the Prepackaged Plan so long as such proceedings do not adversely affect the treatment of holders of Claims or Interests under the Prepackaged Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

        Effects of Confirmation

        Binding Effect

        From and after the Effective Date, the Prepackaged Plan will be binding upon and inure to the benefit of the Company, all present and former holders of Claims against and Interests in the Company, its respective successors and assigns, including, but not limited to Reorganized Envirosource, and all parties-in-interest in the Chapter 11 Case.

        Discharge of the Company

        All consideration distributed under the Prepackaged Plan will be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against the Company or any of its assets or properties, and, except as otherwise provided in the Prepackaged Plan or in the Confirmation Order, and regardless of whether any property will have been distributed or retained pursuant to the Prepackaged Plan on account of such Claims, upon the Effective Date, the Company shall be deemed discharged and released under Section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims. The Confirmation Order will constitute a judicial determination of discharge of all liabilities of the Company, subject to the Effective Date occurring.

        Permanent Injunction

        Except as otherwise expressly provided in the Prepackaged Plan or the Confirmation Order, all entities who have held, hold or may hold Claims against, or Interest in, the Company will be permanently enjoined, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Interest, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Company on account of any such Claim or Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against the Company or against the property or interests in property of the Company on account of any such Claim or Interest and (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Company or against the property or interests in property of the Company on account of any such Claim or Interest. The foregoing injunction will extend to successors of the Company (including, without limitation, Reorganized Envirosource) and its respective properties and interests in property.

        Exculpation and Limitation on Liability

        Neither Reorganized Envirosource, nor GSC or their affiliates, nor any statutory committee appointed in the Chapter 11 Case, nor any of their respective present or former members, officers, directors, employees, advisors, attorneys, or agents, will have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Solicitation, the Chapter 11 Case, the pursuit of confirmation of the Prepackaged Plan, the consummation of the Prepackaged Plan, or the administration of the Prepackaged Plan or the property to be distributed under the Prepackaged Plan, except for their willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Prepackaged Plan.

        Notwithstanding any other provision of the Prepackaged Plan, no holder of a Claim or Interests, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, will have any right of action against Reorganized Envirosource, GSC, or any of their present or former officers, directors, employees, advisors, attorneys, affiliates or agents, for any act or omission in connection with, relating to, or arising out of the Chapter 11 Case, the solicitation of Acceptances of the Prepackaged Plan, the pursuit of confirmation of the Prepackaged Plan, the consummation of the Prepackaged Plan, or the administration of the Prepackaged Plan or the property to be distributed under the Prepackaged Plan, except for their willful misconduct or gross negligence.

        The foregoing exemption and limitation on liability will not, however, in any manner limit, abridge or otherwise affect the rights, if any, of Reorganized Envirosource to enforce, sue on, settle, or compromise the Litigation Claims retained pursuant to Article IV.F of the Prepackaged Plan.

                                                                         ANNEX A


                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE


In Re:                             )               Chapter 11
                                   )
ENVIROSOURCE, INC.,                )               Case No.
                                   )
        Debtor.                    )


                             PLAN OF REORGANIZATION

                                  INTRODUCTION

        Envirosource proposes the following Plan for the resolution of its outstanding Creditor Claims and equity Interests. Reference is made to the Disclosure Statement (as that term is defined herein) contemporaneously filed with the Plan, for a discussion of the Company's history, business, properties, results of operations, projections for future operations, risk factors, a summary and analysis of the Plan, and certain related matters. Envirosource is the proponent of the Plan within the meaning of Section 1129 of the Bankruptcy Code (as that term is defined herein).

        In summary, this Plan provides for the exchange of the Senior Notes for an aggregate of at least $63 million in cash or principal amount of 14% New Subordinated Notes due 2008 (or a combination thereof), shares of New Preferred Stock and shares of New Common Stock. Such new securities are to be authorized and issued pursuant to this Plan. Details of the consideration to be issued under the Plan to the holders of Senior Notes are set forth in Article III.B.3 of the Plan. The holders of Old Common Stock are to receive a single cash payment in an amount provided for in this Plan that would otherwise be payable to the holders of Senior Notes as also set forth in Article III.B.3 of the Plan. Consummation of the Plan is contingent on the acceptance by a class of Creditors impaired by the terms of this Plan and the entry of an appropriate Confirmation Order by the Bankruptcy Court.

        All holders of Claims entitled to vote are encouraged to read the Plan and the Disclosure Statement in their entirety before voting to accept or reject the Plan. Subject to certain restrictions and requirements set forth in Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, Envirosource reserves the right to alter, amend, modify, revoke or withdraw the Plan in accordance with
Section XI hereof prior to its substantial consummation.

I.      DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME

        A.     Definitions; Rules of Construction

        All definitions used in the Plan are set forth on Appendix I-A attached to the Plan and incorporated in the Plan for all purposes. For purposes of the Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Appendix I-A. Any term used in the Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or Bankruptcy Rules. Whenever the context requires, such terms shall include the plural as well as the singular.

        B.     Rules of Interpretation

        For purposes of the Plan (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document's being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references in the Plan to Sections, Articles, Appendices, Schedules, and Exhibits are references to Sections, Articles, Schedules, Appendices and Exhibits of or to the Plan, (d) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction set forth in
Section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

        C.     Computation of Time

        In computing any period of time prescribed or allowed by the Plan, the provisions of Rule 9006(a) of the Bankruptcy Rules shall apply.

II.     CLASSIFICATION OF CLAIMS AND INTERESTS

        A.     Introduction

        All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with
Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described below, have not been classified.

        A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other classes. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Effective Date.

        B.     Unclassified Claims (not entitled to vote on the Plan)

               1. Administrative Claims. Envirosource estimates that Administrative Claims will total approximately $____________ on the Effective Date.

               2. Priority Tax Claims. Envirosource estimates that Priority Tax Claims are approximately $_____________.

        C.     Classes of Claims and Interests Against Envirosource

               1.     Class 1 - Other Priority Claims. Estimated Amount:  $0

               2.     Class 2 - Secured Claims. Estimated amount:  $0

               3. Class 3 - Senior Note Claims of the owners and holders of the Senior Notes in the principal amount of $ 270,000,000 on the Petition Date.

               4. Class 4 - Unsecured Claims of all Creditors not included in Classes 1 or 3 in the estimated amount of $5,775,000.

               5.     Class 5 - All Interests.

        D.     Impaired Claims and Interests

                      Creditors holding Claims in Class 3 are impaired and
               entitled to vote on the Plan. Creditors holding Claims in Classes 1, 2 and 4 are unimpaired, are deemed to have accepted the Plan and are not entitled to vote.

                      The Interests held by members of Class 5 are impaired but
               are not receiving any distribution on account of such Interests and therefore are deemed to have rejected the Plan and are not entitled to vote.

III.    TREATMENT OF CLAIMS AND INTERESTS

        A.     Unclassified Claims

               1.     Administrative Claims

        Except as otherwise provided for herein, and subject to the requirements of Article XIV.A. hereof, on, or as soon as reasonably practicable after, the latest of (i) the Effective Date, (ii) the date such Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date such Administrative Claim becomes payable pursuant to any agreement between Envirosource and the holder of such Administrative Claim, each holder of an Allowed Administrative Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim (a) Cash equal to the unpaid portion of such Allowed Administrative Claim or (b) such other treatment as to which Reorganized Envirosource and such holder shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by Envirosource in the ordinary course of business during the Chapter 11 Case shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

               2.     Priority Tax Claims

        On, or as soon as reasonably practicable after, the later of (i) the Effective Date or (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, each holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim (a) Cash equal to the unpaid portion of such Allowed Priority Tax Claim, or (b) such other treatment as to which Reorganized Envirosource and such holder shall have agreed in writing.

        B.     Classified Claims and Interests

               1.     Class 1 - Other Priority Claims

        On, or as soon as reasonably practicable after, the later of (i) the Effective Date or (ii) the date such Other Priority Claim becomes an Allowed Other Priority Claim, each holder of an Allowed Other Priority Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim (a) Cash equal to the unpaid portion of such Allowed Other Priority Claim, or (b) such other treatment as to which Reorganized Envirosource and such holder shall have agreed upon in writing.

               2.     Class 2 - Secured Claims

        The Allowed Secured Claims of the Class 2 Creditors shall be fully satisfied in the following manner:

                      a) On the Effective Date all defaults that occurred before or after the commencement of the Chapter 11 Case (other than a default of a kind specified in ss. 365(b)(2) of the Bankruptcy Code) shall be cured.

                      b) On the Effective Date the maturity of such Allowed Secured Claims shall be reinstated as such maturity existed prior to any default with respect to any such Secured Claim.

                      c) Except as provided by ss. 1124 of the Bankruptcy Code, this Plan shall not otherwise alter the legal, equitable and contractual rights to which the holders of Class 2 Secured Claims may be entitled.

               3.     Class 3 - Unsecured Claims of Senior Note Holders

        On, or as soon as reasonably practicable after, the later of (i) the Effective Date or (ii) the date a Senior Note Claim becomes an Allowed Senior Note Claim, each holder of an Allowed Senior Note Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Senior Note Claim, New Preferred Stock, New Common Stock, Cash and New Subordinated Notes as follows: for each One Thousand Dollars ($1,000) in principal amount of Allowed Senior Note Claims, the owner and holder on the Distribution Record Date shall receive (a) Two Hundred Thirty-Three Dollars and Thirty-Three Cents ($233.33) in Cash or New Subordinated Notes (or a combination thereof), (b) one (1) share of New Preferred Stock, and (c) four (4) shares of New Common Stock. Additionally, and without reducing the cash consideration referenced in the preceding sentence, $1,162,679 in Cash otherwise payable to the holders of Senior Notes shall be reallocated to the holders of Old Common Stock. The amount of Cash to be distributed to the holders of the Senior Notes will be increased by the amount, if any, that the sum of (i) Cash held by Envirosource on the Confirmation Date, less the $1,162,679 to be reallocated to the holders of Old Common Stock plus (ii) amounts reasonably expected to be available to be borrowed by Reorganized Envirosource under the New Credit Facility immediately upon confirmation of the Plan, less fees and expenses associated with the Plan then remaining unpaid, exceeds $7 million.

        Solely for the purposes of the Plan, on the Effective Date, the Senior Note Claims shall be deemed to be Allowed in the aggregate amount of $270 million.

               4.     Class 4 - Other Unsecured Claims

        The legal, equitable and contractual rights to which the holder of any Allowed Other Unsecured Claim is entitled shall be left unimpaired and accordingly shall be satisfied on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date such Other Unsecured Claim becomes an Allowed Other Unsecured Claim, (iii) the date such Other Unsecured Claim becomes due and payable in the ordinary course of business, or (iv) the date on which Reorganized Envirosource and the holder(s) of such Other Unsecured Claim otherwise agree.

               5.     Class 5 - Holders of Interests

        On the Effective Date, all Interests shall be cancelled and extinguished and no distribution shall be made in respect thereof to the holders of Interests.

        C.     Special Provision Regarding Unimpaired Claims

        Except as otherwise provided in the Plan, nothing shall affect Envirosource's or Reorganized Envirosource's rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

        D.     Accrual of Post-Petition Interest

        Interest on and fees and expenses, if any, with respect to Allowed Class 2 Secured Claims, including, but not limited to unpaid Professional Fee Claims, shall be paid when due under the contractual agreement, or other rule governing the terms and conditions of the obligation comprising such Allowed Claims, together with any additional amounts, if any, required to be paid with respect to such Claims pursuant to Section 1124 of the Bankruptcy Code. Interest on Unimpaired Claims if required by governing documents shall be paid. Except as otherwise provided above, elsewhere in the Plan, or in an order of the Bankruptcy Court, no holder of an Allowed Unsecured Claim in Classes 3 and 4 shall be entitled to the accrual of post-petition interest or the payment by Envirosource or Reorganized Envirosource of post-petition interest on account of such Allowed Unsecured Claim for any purpose.

IV.     MEANS FOR IMPLEMENTATION OF THE PLAN

        A.     Continued Corporate Existence

        Envirosource shall continue to exist after the Effective Date as a corporate entity in accordance with the laws of the State of Delaware and pursuant to its Restated Certificate of Incorporation and Bylaws in effect prior to the Effective Date, except to the extent such Restated Certificate of Incorporation and Bylaws are amended by this Plan.

        B.     Corporate Action

               1.     Cancellation of Existing Securities and Agreements

        On the Effective Date, except as otherwise provided for herein, (i) the Senior Notes shall be canceled, and (ii) the obligations of Envirosource under the Indentures governing the Senior Notes shall be discharged; provided, however, that the Indentures shall continue in effect solely for the purposes of
(x) allowing the Indenture Trustee to make the distributions to be made on account of Class 3 Senior Note Claims under the Plan as provided in Article III hereof and (y) permitting the Indenture Trustee to maintain any rights it may have for payment by Envirosource of fees, costs and expenses under the Indentures. Any Administrative Claim asserted by the Indenture Trustee for fees, costs and expenses will be paid by Envirosource if approved as reasonable by the Bankruptcy Court in accordance with Section 1129(a)(4) of the Bankruptcy Code. The provisions of clause (y) of this paragraph shall not affect the discharge of Envirosource's liabilities under the Bankruptcy Code and the Confirmation Order or result in any expense or liability to Reorganized Envirosource. Reorganized Envirosource shall not have any obligations to the Indenture Trustee (or to any Disbursing Agent replacing the Indenture Trustee) for any fees, costs or expenses, except as expressly provided in this Article IV.B.1 or except to the extent that the Indenture Trustee may have an Allowed Administrative Claim.

Any actions taken by the Indenture Trustee that are not for the purposes authorized in this Article IV.B.1 shall not be binding on Envirosource. Notwithstanding the foregoing, Envirosource may terminate the Indentures and the authority of the Indenture Trustee to act thereunder at any time, with or without cause, by giving five (5) days written notice of termination to the Indenture Trustee. If distributions under the Plan have not been completed at the time of termination of the Indentures or other governing agreement, Envirosource shall designate a Disbursing Agent to act in place of the Indenture Trustee, and the provisions of this Article IV.B. 1 shall be deemed to apply to the Disbursing Agent.

               2.     Restated Articles of Incorporation and Bylaws

        The Restated Articles of Incorporation and Bylaws of Envirosource shall be amended as necessary to satisfy and implement the provisions of the Plan and the Bankruptcy Code and shall include, among other things, pursuant to Section 1123(a)(6) of the Bankruptcy Code (a) a provision prohibiting the issuance of non-voting equity securities, and if applicable (b) a provision as to the classes of securities issued pursuant to the Plan or thereafter possessing voting power, for an appropriate distribution of such power among such classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends.

        C.     Envirosource's Restructuring Transactions

               1.     The Exchange Transaction

        On the Effective Date, Envirosource and/or certain of its subsidiaries may enter into the New Credit Facility to fund the Cash consideration provided for in Article III of this Plan, and such Cash consideration shall be paid, and the New Preferred Stock, the New Common Stock and the New Subordinated Notes provided for by the Plan shall be issued.

               2.     New Preferred Stock, New Common Stock and New
               Subordinated Notes

                      a)     Authorization

        As of the Effective Date, the issuance by Reorganized Envirosource of
(i) 270,000 shares of New Preferred Stock, (ii) 1,080,000 shares of New Common Stock and up to $63 million in principal amount of New Subordinated Notes, is hereby authorized without further act or action under applicable law, regulation, order or rule.

                      b)     Issuance

        The New Preferred Stock, the New Common Stock and the New Subordinated Notes authorized pursuant to Article IV.C.2.a hereof shall be issued by Reorganized Envirosource pursuant to the Plan without further act or action under applicable law, regulation, order or rule.

        D.     Directors and Officers

        The existing officers of Envirosource shall serve in their current capacities after the Effective Date. On the Effective Date, the term of the current board of directors of Envirosource shall expire. After the Effective Date, the Board of Directors will be comprised of up to five members as follows: four directors designated by GSC and the Chief Executive Officer. Envirosource intends to announce at or prior to the Confirmation Date the identities of the individuals proposed to serve as directors of Reorganized Envirosource. If, and to the extent, possible, the identities of such individuals will be announced by inclusion of a list of proposed directors in the Plan Supplement, which will be filed with the Bankruptcy Court at least ten (10) Business Days prior to the commencement of the Confirmation Hearing. The board of directors of Reorganized Envirosource shall have the responsibility for the management, control, and operation of Reorganized Envirosource on and after the Effective Date. The Restated Certificate of Incorporation of Reorganized Envirosource will amend provisions of Envirosource's current certificate of incorporation among other things to remove provisions that establish a staggered board of directors. After the Effective Date, directors will serve for one-year terms and stand for re-election at each annual meeting of Reorganized Envirosource.

        E.     Revesting of Assets

        The property of the Estate, together with any property of Envirosource that is not property of the Estate and that is not specifically disposed of pursuant to the Plan shall revest in Reorganized Envirosource on the Confirmation Date. Thereafter, Reorganized Envirosource may operate its business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court. As of the Confirmation Date, all property of Reorganized Envirosource shall be free and clear of all Claims and Interests, except as specifically provided in the Plan or the Confirmation Order. Without limiting the generality of the foregoing, Envirosource may, without application to, or approval by the Bankruptcy Court, pay fees that it incurs after the Confirmation Date for professional fees and expenses.

        F.     Preservation of Rights of Action; Settlement of Litigation Claims

        Except as otherwise provided in the Plan or the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, Reorganized Envirosource shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights or causes of actions, suits, and proceedings, whether in law or in equity, whether known or unknown, that Envirosource or the Estate may hold against any Person or entity. Reorganized Envirosource or its successor(s) may pursue such retained claims, rights or causes of actions, suits, or proceedings as appropriate, in accordance with the best interests of the Reorganized Envirosource or its successor(s) who hold such rights.

        G.     Exclusivity Period

        Envirosource shall retain the exclusive right to amend or modify the Plan, and to solicit acceptances of any amendments to modifications of the Plan, through and until the Effective Date.

        H.     Effectuating Documents; Further Transactions

        The president, chief financial officer, or any other appropriate officer of Envirosource, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of Envirosource shall be authorized to certify or attest to any of the foregoing actions.

        I.     Exemption From Certain Transfer Taxes

        Pursuant to Section 1146(c) of the Bankruptcy Code, any transfers from Envirosource to Reorganized Envirosource or any other Person or entity pursuant to the Plan (including pursuant to the New Credit Facility) shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment. The Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

V.      ACCEPTANCE OR REJECTION OF THE PLAN

        A.     Classes Entitled to Vote

        Each Impaired Class of Claims that will (or may) receive or retain property or any interest in property under the Plan shall be entitled to vote to accept or reject the Plan. The Impaired Class is Class 3. By operation of law, a class of claims or interests is deemed not to have accepted the Plan, and therefore is not entitled to vote to accept or reject the Plan, if the Plan provides that the claims or interests of such class do not entitle the holders to receive or retain any property under the Plan on account of their claims or interests. Also, each Unimpaired Class of Claims is deemed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject the Plan.

        B.     Acceptance by Impaired Classes

        An Impaired Class of Claims shall have accepted the Plan if (i) the holders (other than any holder designated under Section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the holders (other than any holder designated under Section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

        C.     Cramdown

        Envirosource shall request Confirmation of the Plan over the deemed rejection of Class 5 Interests under Section 1129(b) of the Bankruptcy Code.

VI.     SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN

        On or before the Effective Date, Reorganized Envirosource shall issue for distribution in accordance with the provisions of the Plan all of the New Preferred Stock, New Common Stock and New Subordinated Notes required for distribution pursuant to the provisions of the Plan. All securities to be issued will be deemed issued as of the Effective Date regardless of the date on which they are actually distributed.

VII.    PROVISIONS GOVERNING DISTRIBUTIONS

        A.     Distributions for Claims Allowed as of the Effective Date

        Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Effective Date, or as soon thereafter as practicable. The New Preferred Stock, New Common Stock and New Subordinated Notes to be issued under the Plan shall be deemed issued as of the Effective Date regardless of the date on which they are actually distributed. Distributions on account of Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Articles III, VII, and IX of the Plan.

        B.     Interest on Claims

        Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy law, post-petition interest shall not accrue or be paid on Unsecured Claims, and no holder of an Unsecured Claim shall be entitled to interest accruing on or after the Petition Date on any Unsecured Claim. Interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.

        C.     Disbursing Agent

        The Disbursing Agent shall make all distributions required under the Plan (subject to the provisions of Articles III, VII, and IX hereof) except with respect to a holder of a Claim whose distribution is governed by an indenture or other agreement and is administered by an indenture trustee, agent, or servicer, which distributions shall be deposited with the appropriate indenture trustee, agent, or servicer, who shall deliver such distributions to the holders of Claims in accordance with the provisions of the Plan and the terms of the relevant indenture or other governing agreement.

        If the Disbursing Agent is an independent third party designated by Reorganized Envirosource to serve in such capacity, such Disbursing Agent shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from Reorganized Envirosource on terms acceptable to Reorganized Envirosource. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. If otherwise so ordered Reorganized Envirosource shall pay all costs and expenses of procuring any such bond.

        D.     Intentionally Omitted

        E.     Instructions to Disbursing Agent

        On the Effective Date, in full satisfaction of the distribution contemplated in Article III.B.3 hereof, Envirosource shall transfer to the Indenture Trustee for distribution to the holders of Senior Notes as of the Distribution Record Date, the Cash and/or New Subordinated Notes, and New Preferred Stock and New Common Stock as provided in Article III.B.3 of this Plan. On the Effective Date, the Senior Notes shall be canceled and converted into the right to receive a distribution pursuant to Article III.B.3 of this Plan.

        F.     Services of Indenture Trustees, Agents, and Servicers

        The services with respect to consummation of the Plan of indenture trustees, agents, and servicers under indentures and other agreements that govern the rights of holders of Claims are as set forth in Article IV.B.1. and elsewhere in the Plan.

        G.     Record Date for Distributions to Holders of Debt Securities

        At the close of business on the Distribution Record Date, the transfer ledgers for the Senior Notes shall be closed and there shall be no further changes in the record holders of the Senior Notes. Reorganized Envirosource and the Disbursing Agent, if any, shall have no obligation to recognize any transfer of such Senior Notes occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date.

        H.     Means of Cash Payment

        Cash payments made pursuant to the Plan shall be paid in U.S. funds and by the means agreed to by the payor and the payee, including by check or wire transfer, or, in the absence of an agreement such commercially reasonable manner as the payor shall determine in its sole discretion.

        I. Calculation of Distribution Amounts of New Subordinated Notes, New Preferred Stock and New Common Stock

        No fractional shares or units of New Subordinated Notes , New Preferred Stock or New Common Stock shall be issued or distributed under the Plan or by Reorganized Envirosource or any Disbursing Agent, indenture trustee, agent, or servicer. Each Person entitled to receive New Subordinated Notes, New Preferred Stock and New Common Stock will receive the total number of whole New Subordinated Notes in $1 denominations and whole shares of New Preferred Stock and New Common Stock to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a New Subordinated Note or a share of New Preferred Stock and New Common Stock, the Disbursing Agent shall round up to the next whole amount of note or whole share in lieu of fractional notes or shares. Upon the allocation of all of the whole notes and shares authorized under the Plan, all remaining fractional portions of the entitlements will be canceled and will be of no further force or effect.

        J.     Delivery of Distributions

        Distribution to holders of Allowed Claims shall be made by the Disbursing Agent or the appropriate indenture trustee, agent or servicer as the case may be (a) at the addresses set forth on the proofs of Claim filed by such holders (or at the last known addresses of such holders if no proof of Claim is filed or if Envirosource has been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of Claim, (c) in the case of the holder of a Claim that is governed by an indenture or other agreement and is administered by an indenture trustee, agent, or servicer, at the addresses contained in the official records of such indenture trustee, agent, or servicer, or (d) at the addresses set forth in a properly completed letter of transmittal accompanying securities properly remitted to Envirosource. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Disbursing Agent or the appropriate indenture trustee, agent, or servicer is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent or the indenture trustee, agent, or servicer, shall be returned to Reorganized Envirosource until such distributions are claimed. All claims for undeliverable distributions must be made on or before the first (1st) anniversary of the Effective Date, after which date, all unclaimed property shall revert to Reorganized Envirosource free of any restrictions thereon and the claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.

        K.     Fractional Dollars; De Minimis Distributions

        Any other provision of the Plan notwithstanding, payments of fractions of dollars shall not be made. Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down. The Disbursing Agent, or any indenture trustee, agent or servicer, as the case may be, shall not make any payment of less than one hundred dollars ($100.00) with respect to any Claim unless a request therefor is made in writing to such Disbursing Agent, indenture trustee, agent or servicer, as the case may be.

        L.     Withholding and Reporting Requirements

        In connection with the Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

        M.     Setoffs

        Reorganized Envirosource may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, a right to payment of any nature whatsoever that Envirosource or Reorganized Envirosource may have against the holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by Reorganized Envirosource of any such right to payment that Envirosource or Reorganized Envirosource may have against such Claim.

VIII.   TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

        A.     Assumed Contracts and Leases

        1. Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, as of the Effective Date Envirosource shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by Envirosource, (ii) previously expired or terminated pursuant to its own terms, (iii) is set forth on Schedule VIII-A attached hereto, or (iv) is the subject of a motion to reject filed on or before the Confirmation Date. The Confirmation Order shall constitute an order of the Bankruptcy Court under Section 365 of the Bankruptcy Code approving the contract and lease assumptions described above as of the Effective Date. The Confirmation Order will also provide for the rejection of those unexpired leases and executory contracts specified on Schedule VIII-A. Schedule VIII-A shall be submitted not less than ten (10) days prior to the Confirmation Hearing to the Bankruptcy Court and any party in interest requesting such schedule in writing.

        2. Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to any order of the Bankruptcy Court that may be entered prior to, at or after Confirmation, including the Confirmation Order.

        B.     Rejected Contracts and Leases

        Claims arising from Envirosource's rejection of an executory contract or unexpired lease will be classified as a Class 4 Other Unsecured Claim.

        C.     Bar to Rejection Damages

        If the rejection by Envirosource, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim that is not theretofore evidenced by a timely filed proof of Claim or a proof of Claim that is deemed to be timely filed under applicable law, then such Claim shall be forever barred and shall not be enforceable against Envirosource or Reorganized Envirosource, or the properties of either of them unless a proof of Claim is filed with the clerk of the Bankruptcy Court and served on counsel for Envirosource within thirty (30) days after service of the earlier of (i) notice of entry of the Confirmation Order or (ii) other notice that the executory contract or unexpired lease has been rejected.

        D.     Compensation and Benefit Programs

        Except and to the extent previously assumed by an order of the Bankruptcy Court on or before the Confirmation Date, and except as set forth below, all employee compensation and benefit programs of Envirosource, including programs subject to Sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date (and not subsequently terminated) are revested, and shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed under this Article VIII, but only to the extent that rights under such programs are held by Persons who are employees of Envirosource as of the Confirmation Date. Envirosource's obligations under such programs to persons who are employees of Envirosource on the Confirmation Date shall survive confirmation of the Plan, except for (i) executory contracts or plans specifically rejected pursuant to prior Final Order or the Plan (to the extent such rejection does not violate Sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) executory contracts or plans as have previously been rejected, are the subject of a motion to reject, or have been specifically waived by the beneficiaries of any plans or contracts; provided, however, that Envirosource's obligations, if any, to pay all "retiree benefits" as defined in
Section 1114(a) of the Bankruptcy Code shall continue.

IX.     PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS

        A.     Objection Deadline; Prosecution of Objections

                      As soon as practicable, but in no event later than 120
               days after the Effective Date (unless extended by an order of the Bankruptcy Court), Envirosource or Reorganized Envirosource, as the case may be, may file objections to Claims (in the event proofs of Claim have been filed) with the Bankruptcy Court and serve such objections upon the holders of each of the Claims to which objections are made. Nothing contained herein, however, shall limit Reorganized Envirosource's right to object to Claims, if any, filed or amended more than 120 days after the Effective Date.

        B.     No Distributions Pending Allowance

                      Notwithstanding any other provision of the Plan, no
               payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order and the Disputed Claim, or some portion thereof, has become an Allowed Claim. As to any Disputed Claim, upon a request for estimation by Envirosource or any other party in interest, the Bankruptcy Court shall determine the Allowed amount, if any, of such Disputed Claim. Envirosource or any other party in interest may request estimation for any Disputed Claim that is unliquidated. Nothing in the Plan shall be deemed to entitle the holder of a Disputed Claim to post-petition interest on such Claim and such holder shall not be entitled to any such interest.

                      The Disbursing Agent shall make payments to each holder of a Disputed Claim that has become an Allowed Claim in accordance with the provisions of the Plan governing the Class of Claims to which such holder belongs. As soon as practicable after the order or judgment of the Bankruptcy Court allowing all or part of such Claim becomes a Final Order, the Disbursing Agent shall distribute to the holder of such Claim any property that would have been distributed on the Effective Date had such Allowed Claim been allowed on the Effective Date. Notwithstanding the foregoing, the Disbursing Agent shall not be required to make distributions under Article IX.B to any holder of a Disputed Claim in an amount less than $100.

X.      CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

        A.     Conditions to Confirmation

        The following is a condition precedent to confirmation of the Plan that must be (i) satisfied or (ii) waived in accordance with Article X.C. below.

               The Bankruptcy Court shall have entered the Confirmation Order in form and substance acceptable to Envirosource and GSC.

        B.     Conditions to Consummation

        The following are conditions precedent to the occurrence of the Effective Date, each of which must be (i) satisfied or (ii) waived in accordance with Article X.C. below.

               1. No stay of consummation of the Plan pending appeal of the Confirmation Order shall be in effect.

               2. The indenture governing the New Subordinated Notes shall have been qualified under the Trust Indenture Act of 1939, as amended.

               3. There shall not have occurred any change that could have a Material Adverse Effect on Reorganized Envirosource. For purposes of the preceding sentence, "Material Adverse Effect" means, with respect to Envirosource, any adverse change measured from the date of the Merger Agreement to the date of determination that, individually or in the aggregate with all other adverse changes, has had a material adverse effect on the business, results of operations, assets, liabilities, financial condition or results of operations of Envirosource and its subsidiaries taken as a whole; provided that no adverse change shall be considered in determining if a Material Adverse Effect has occurred if it results or arises from an announcement of the Restructuring Plan, as an effect of the Restructuring Plan or effect or change caused by economic, financial or market conditions generally or the steel industry specifically, or as a result of the commencement the Chapter 11 Case of Envirosource.

        C.     Waiver of Conditions

        Only after receiving the express written consent of GSC, the condition set forth in Article X.B.3 above may be waived by Envirosource or Reorganized Envirosource without any notice to parties in interest or the Bankruptcy Court and without a hearing. The failure of Envirosource or Reorganized Envirosource to exercise the foregoing right shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

XI.     MODIFICATIONS AND AMENDMENTS

        Envirosource may alter, amend, or modify the Plan or any Exhibits thereto under Section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date with the consent of GSC. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in Section 1101(2) of the Bankruptcy Code, with the consent of GSC, Envirosource may, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially adversely affect the treatment of holders of Claims or Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

XII.    RETENTION OF JURISDICTION

        A. Under Sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

               1. allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of and objections to the allowance or priority of Claims or Interests;

               2. hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under Sections 330, 331, 503(b), 1103 and 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the retained professionals of Reorganized Envirosource shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

               3. hear and determine all matters with respect to the assumption or rejection of any executory contact or unexpired lease to which Envirosource is a party or with respect to which Envirosource may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

               4. effectuate performance of and payments under the provisions of the Plan;

               5. hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Case;

               6. enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan or the Confirmation Order;

               7. hear and determine disputes arising in connection with the interpretation, implementation, consummation or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

               8. consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

               9. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, consummation, or enforcement of the Plan or the Confirmation Order;

               10. enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

               11. hear and determine any matters arising in connection with or relating to the Plan, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan or the Confirmation Order;

               12. enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Case;

               13. recover all assets of Envirosource and property of Envirosource's Estate, wherever located;

               14. hear and determine matters concerning state, local, and federal taxes that arise from facts in existence either prior to or after the Petition Date in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code;

               15. hear and determine all disputes involving the existence, nature, or scope of Envirosource's discharge;

               16. hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

               17.    enter a final decree closing the Chapter 11 Case.


XIII.   COMPROMISES AND SETTLEMENTS

        Pursuant to Rule 9019(a), Bankruptcy Rules, Envirosource may compromise and settle various Claims against it and/or claims that it may have against other Persons. Envirosource expressly reserves the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against it and claims that it may have against other Persons up to and including the Effective Date. After the Effective Date, such right shall pass to Reorganized Envirosource and shall no longer require Bankruptcy Court approval.

XIV.    MISCELLANEOUS PROVISIONS

        A.     Bar Dates for Certain Claims

               1.     Administrative Claims:  Substantial Contribution Claims

        The Confirmation Order will establish an Administrative Claims Bar Date for filing of all Administrative Claims, including Substantial Contribution Claims (but not including claims for Professional Fee Claims or the Claims for expenses of the members of the Creditor's Committee (if one has been appointed), which date will be 45 days after the Confirmation Date. Holders of asserted Administrative Claims, other than Professional Fee Claims or the Claims for expenses of the members of the Creditors' Committee (if one has been appointed), not paid prior to the Confirmation Date must file and serve on Envirosource and its counsel proofs of Administrative Claims (or application for compensation or reimbursement of expenses in the case of Substantial Contribution Claims) on or before such Administrative Claims Bar Date or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Rules 3020(c) and 2002(f) Bankruptcy Rules will set forth such date and constitute notice of this Administrative Claims Bar Date. Envirosource or Reorganized Envirosource, as the case may be, shall have 45 days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

               2.     Professional Fee Claims

        All final requests for compensation or reimbursement of Professional Fee Claims pursuant to Sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered to Envirosource or the Creditors' Committee (if one has been appointed) prior to the Effective Date (other than Substantial Contribution Claims under Section 503(b)(4) of the Bankruptcy Code) must be filed and served on Reorganized Envirosource and its counsel no later than 45 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Envirosource and its counsel and the requesting Professional or other entity no later than 15 days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served.

        B.     Payment of Statutory Fees

        All fees payable pursuant to Section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing shall be paid on or before the Effective Date.

        C.     Severability of Plan Provisions

        If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of Envirosource, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

        D.     Successors and Assigns

        The rights, benefits and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

        E.     Releases and Satisfaction of Subordination Rights

        All Claims of the holders of the Secured Claims, Senior Note Claims and Other Unsecured Claims against Envirosource and all rights and claims between or among such holders relating in any manner whatsoever to any claimed subordination rights, if any, shall be deemed satisfied by the distributions under, described in, contemplated by, and/or implemented by the Plan to holders of Claims having such subordination rights, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Effective Date. All actions related to the enforcement of such subordination rights shall be permanently enjoined. Distributions under, described in, contemplated by, or implemented by the Plan to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim by reason of any claimed subordination rights or otherwise, so that each holder of a Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.

        F.     Discharge of Envirosource

        All consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against Envirosource or any of its assets or properties, and, except as otherwise provided herein or in the Confirmation Order. Regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, upon the Effective Date, Envirosource, shall be deemed discharged and released under Section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, (i) debts, demands and liabilities that arose before the Confirmation Date, (ii) any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of Envirosource prior to the Petition Date and that arises from a termination of employment or a termination of any employee or retiree benefit program regardless of whether such termination occurred prior to or after the Confirmation Date, and (iii) all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under Section 501 of the Bankruptcy Code, (b) a Claim based upon such debt is Allowed under Section 502 of the Bankruptcy Code, or (c) the holder of a Claim based upon such debt accepted the Plan. The Confirmation Order shall be a judicial determination of discharge of all liabilities of Envirosource, subject to the Effective Date occurring.

        G.     Committees

        Effective on the Effective Date, the duties of the Creditors' Committee (if one has been appointed) shall terminate, except with respect to any appeal of an order in the Chapter 11 Case and applications for Professional Fee Claims.

        H.     Exculpation and Limitation of Liability

        Neither Reorganized Envirosource, GSC, nor any of their present or former officers, directors, employees, advisors, attorneys, affiliates or agents shall have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their gross negligence or willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

        Notwithstanding any other provision of the Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against Reorganized Envirosource, GSC, or any of their present or former officers, directors, employees, advisors, attorneys, affiliates or agents for any act or omission in connection with, relating to, or arising out of the Chapter 11 Case, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their gross negligence or willful misconduct.

        The foregoing exculpation and limitation on liability shall not, however, limit, abridge, or otherwise affect the rights, if any, of Reorganized Envirosource to enforce, sue on, settle, or compromise the Litigation Claims retained pursuant to the Plan.

        I.     Binding Effect

        The Plan shall be binding upon and inure to the benefit of Envirosource, all present and former holders of Claims against and Interests in Envirosource, its respective successors and assigns, including, but not limited to, Reorganized Envirosource, and all other parties-in-interest in this Chapter 11 Case.

        J.     Revocation, Withdrawal, or Non-Consummation

        Envirosource reserves the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization, provided, however, that prior to the termination of the Exchange Agreement, the exercise of such right shall require the prior written consent of GSC. If Envirosource revokes or withdraws the Plan, or if Confirmation or Consummation does not occur, then (i) the Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (iii) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, Envirosource or any other Person, (b) prejudice in any manner the rights of Envirosource or any Person in any further proceedings involving Envirosource, or
(iv) constitute an admission of any sort by Envirosource or any other Person.

        K.     Plan Supplement

        Any and all exhibits, lists, or schedules not filed with the Plan shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least ten (10) Business Days prior to date of the commencement of the Confirmation Hearing. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may obtain a copy of the Plan Supplement upon written request to Envirosource. The documents in the Plan Supplement shall be in form and substance satisfactory to GSC.

        L.     Notices

        Any notice, request, or demand required or permitted to be made or provided to or upon Envirosource or Reorganized Envirosource or GSC under the Plan shall be (i) in writing, (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) first class mail, or (e) facsimile transmission, and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, to the addresses as follows:

               if to Envirosource or Reorganized Envirosource, to:

               Envirosource, Inc.
               1155 Business Center Drive
               Horsham, Pennsylvania 19044-3454
               Attention:    Mr. John T. DiLacqua
               Facsimile:    (215) 956-5415

               with a copy (which shall not constitute notice) to:

               Akin, Gump, Strauss, Hauer & Feld, L.L.P.
               1900 Pennzoil Place - South Tower
               711 Louisiana Street
               Houston, Texas  77002
               Attention:  H. Rey Stroube, III
               Facsimile:  (713) 236-0822
               and

               Akin, Gump, Strauss, Hauer & Feld, L.L.P.
               590 Madison Avenue
               New York, New York 10022
               Attention:  Stephen B. Kuhn and Patrick J. Dooley
               Facsimile:  (212) 872-1002

               if to GSC, to:

               Greenwich Street Capital Partners
               500 Campus Drive Suite 220
               Florham Park, New Jersey 07932
               Attention: Robert Hamwee
               Facsimile: (973) 437-1037

               with a copy (which shall not constitute notice) to:

               Weil, Gotshal & Manges LLP
               767 Fifth Avenue
               New York, New York 10153
               Attention: George A. Davis, Esq. and Ted S. Waksman, Esq.
               Facsimile: (212) 310-8007

        M.     Indemnification Obligations

        Except as otherwise specifically limited in the Plan, any obligations or rights of Envirosource to indemnify its present and former directors, officers or employees pursuant to Envirosource's Restated Articles of Incorporation, by-laws, policy of providing employee indemnification, applicable state law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against such directors, officers, or employees based upon any act or omission related to such present and former directors', officers', or employees' service with, for, or on behalf of Envirosource, shall survive confirmation of the Plan and remain unaffected thereby, irrespective of whether indemnification is owed in connection with an occurrence before or after the Petition Date.

        N.     Prepayment

        Except as otherwise provided in the Plan or the Confirmation Order, Reorganized Envirosource shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not violate, or otherwise prejudice, the relative priorities and parities among the classes of Claims.

        O.     Term of Injunctions or Stays

        Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under Sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date.

        P.     Governing Law

        Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) the laws of (i) the State of New York shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan and (ii) the laws of the State of Delaware shall govern corporate governance matters with respect to Envirosource and Reorganized Envirosource, in either case without giving effect to the principles of conflicts of law thereof.

                                  [END OF TEXT]

Dated:  June 8, 2001

                                            ENVIROSOURCE, INC.

                                            By: /s/ John T. DiLacqua
                                               --------------------------------
                                               John T. DiLacqua
                                               Chief Executive Officer

Akin, Gump, Strauss, Hauer & Feld, L.L.P.
Attorneys for Envirosource, Inc.


By: /s/ H. Rey Stroube, III
    -----------------------
    H. Rey Stroube, III

                                                            APPENDIX I-A

Administrative Claim................a Claim for payment of an administrative expense of a kind specified in Section 503(b) or
                                    1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to Section 507(a)(1) of the
                                    Bankruptcy Code.

Affiliate...........................any Person that is an affiliate as defined by Section 101(2) of the Bankruptcy Code.

Allowed.............................when used in reference to a Claim or Interest within a particular Class, an Allowed Claim or
                                    Allowed Interest of the type described in such Class.

Allowed Claim.......................a Claim or any portion thereof as to which (a) no objection to allowance or request for estimation has been interposed on or before the Effective Date or the expiration of such other applicable period of limitation fixed by the Bankruptcy Code, Bankruptcy Rules, or the
                                    Bankruptcy Court, (b) the Schedules of the Debtor do no list such Claim as disputed, contingent or unliquidated, (c) any objection to its allowance has been settled, waived through payment, or withdrawn, or has been denied by a Final Order, (d) a Final Order is entered allowing such
                                    Claim, (e) the liability of the Debtor, and the amount thereof are determined by final order of a court of competent jurisdiction other than the Bankruptcy Court, or (f) the Plan provides for an express liquidated, agreed amount; provided, however, that with respect to an Administrative
                                    Claim, "Allowed Claim" means an Administrative Claim as to which a timely request for payment has been made in accordance with Article XIII.A.1 of the Plan (if such written request is required) or other Administrative Claim, in each case as to which the Debtor (1) has not interposed a timely objection or (2) has interposed a timely objection and such objection has been settled, waived through payment, or withdrawn, or has been denied by a Final Order.

Ballots.............................the letter of transmittal containing instructions and an appropriate place to indicate a vote to accept or reject the Plan distributed with the Disclosure Statement to holders of Impaired
                                    Claims entitled to vote to accept or reject the Plan.

Bankruptcy Code.....................the Bankruptcy Reform Act of 1978, as codified in Title 11 of the United States Code, 11
                                    U.S.C.ss.ss.101 et seq, as now in effect or hereafter amended.

Bankruptcy Court....................the United States Bankruptcy Court for the District of Delaware, or such other court as may have jurisdiction over the Chapter 11 Case.

Bankruptcy Rules....................the Federal Rules of Bankruptcy Procedure, the Official Bankruptcy Forms, and the Federal Rules
                                    of Civil Procedure as incorporated in the Federal Rules of Bankruptcy Procedure, and the Local
                                    Rules of the Bankruptcy Court, as applicable to the Chapter 11 Case or proceedings therein, as the case may be.

Bar Date(s).........................the date(s), if any, designated by the Bankruptcy Court as the last dates for filing proofs of
                                    Claim in the Chapter 11 Case.


                                                                A-20

Business Day........................any day, other than a Saturday, Sunday or "legal holiday" (as defined in Bankruptcy
                                    Rule 9006(a)).

Cash................................legal tender of the United States or equivalents thereof.

Chapter 11 Case.....................this reorganization case filed by the Debtor, pursuant to Chapter 11 of the Bankruptcy Code.

Claim...............................a potential debt obligation of the Debtor, whether or not asserted, as defined in Section 101(5)
                                    of the Bankruptcy Code.

Class...............................a category of holders of Claims or Interests as defined by the Plan.

Collateral..........................any property or interest in property of the Debtor that is property of its Estate (as defined by
                                    Section 541 of the Bankruptcy Code) subject to a valid and enforceable lien or security interest to secure the payment or performance of a Claim, which lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

Confirmation........................the consequence of the entry by the Bankruptcy Court of the Confirmation Order.

Confirmation Date...................the date of entry by the clerk of the Bankruptcy Court of the Confirmation Order.

Confirmation Hearing................the hearing to consider confirmation of the Plan convened pursuant to Section 1128 of the
                                    Bankruptcy Code.

Confirmation Order..................the order entered by the Bankruptcy Court pursuant to Section 1129 of the Bankruptcy Code confirming the Plan.

Creditor............................any Person who holds a Claim against Envirosource.

Creditors' Committee................the committee of unsecured creditors, if any, appointed pursuant to Section 1102(a) of the
                                    Bankruptcy Code in the Chapter 11 Case.

Debtor..............................Envirosource, including in its capacity as debtor-in-possession pursuant to Sections 1107 and
                                    1108 of the Bankruptcy Code, and as reorganized hereunder.

Disbursing Agent....................Reorganized Envirosource or any party designated by Reorganized Envirosource, in its sole discretion, to serve as a disbursing agent under the Plan.

Disclosure Statement................the Offering Memorandum which is adopted as the disclosure statement prepared and distributed in accordance with Section 1125 and 1126(b) of the Bankruptcy Code and Rule 3018 of the Bankruptcy
                                    Rules, as it may be amended, supplemented, or modified from time to time.


                                                                A-21

Disputed Claim......................any Claim that is not an Allowed Claim or is not paid pursuant to the Plan or an order of the
                                    Bankruptcy Court (a) which is listed on the Schedules as unliquidated, contingent, or disputed and which has not been resolved by written agreement of the parties or an order of the
                                    Bankruptcy Court, (b) proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of Claim was not timely or properly filed, (c) proof of which was timely and properly filed and is listed on the Schedules as unliquidated, disputed or contingent, (d)
                                    that is disputed in accordance with the provisions of the Plan, or (e) as to which the Debtor has interposed a timely objection or request for estimation in accordance with the Bankruptcy
                                    Code, the Bankruptcy Rules, and any orders of the Bankruptcy Court, or is otherwise disputed by the Debtor in accordance with applicable law, which objection, request for estimation, or dispute has not been withdrawn or determined by a Final Order, provided, however, that for purposes of determining whether a particular Claim is a Disputed Claim prior to the expiration of any period of limitation fixed for the interposition by Envirosource of objections to the allowance of Claims, any Claim that is not identified by Envirosource, as an Allowed Claim shall be deemed a Disputed Claim.

Distribution Record Date............the record date for purposes of making distributions under the Plan on account of Allowed
                                    Claims, which will be two business days prior to the expiration of the Exchange Offers as set forth in the Offering Memorandum.

Effective Date......................the date, occurring as soon as practicable, but in no event later than five (5) Business Days after the Confirmation Order becomes a Final Order, upon which the initial distributions are made by the Disbursing Agent to holders of Allowed Claims that are entitled to payment on the
                                    Effective Date as provided in Article VII of the Plan.

Envirosource........................Envirosource, Inc., a Delaware corporation, the Debtor in the Chapter 11 Case.

Equity Securities Claim.............a Securities Claim arising from the ownership of the Old Common Stock.

Estate..............................the estate of the Debtor in the Chapter 11 Case, created pursuant to Section 541 of the
                                    Bankruptcy Code.

Exchange Agreement..................the Exchange and Voting Agreement dated as of June 8, 2001, by and among Envirosource and certain Noteholders (as that term is defined therein).

Final Order.........................an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Chapter 11 Case, the operation or effect of which has not been stayed, reversed or amended and as to which order or judgment (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

GSC.................................GSCP (NJ), L.P., a Delaware limited partnership.

Impaired............................when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of Section 1124 of the Bankruptcy Code.


                                                                A-22

Indentures..........................the Indenture relating to the 9 3/4% Senior Notes due 2003, dated as of July 1, 1993, between
                                    Envirosource and the Indenture Trustee and the Indenture relating to the 9 3/4% Senior Notes due
                                    2003, Series B, dated as of September 30, 1997, between Envirosource and the Indenture Trustee.

Indenture Trustee...................United States Trust Company of New York.

Intercompany Claim..................any Claim of (a) any Affiliate against Envirosource, (b) any Affiliate against any other
                                    Affiliate, or (c) Envirosource against any Affiliate, as the case may be.

Interest............................the legal, equitable, contractual and other right of any Person as owner or holder with respect to the Old Common Stock or other equity security of Envirosource and the legal, equitable, contractual or other rights of any Person to acquire or receive any of the foregoing including, without limitation, under outstanding stock options.

Litigation Claims...................the claims, rights of action, suits or proceedings, whether in law or in equity, known or unknown, that Envirosource or the Estate may hold against any Person which are retained by the
                                    Reorganized Debtor pursuant to Article IV.F of the Plan.

Master Ballot.......................the ballot provided to a bank, brokerage firm or other nominee, or agent or proxy holder thereof holding Senior Notes in its own name on behalf of a beneficial owner, or any agent thereof.

Material Adverse Effect.............has the meaning set forth in Article X.B.3 of the Plan.

Merger Agreement....................the Agreement and Plan of Merger dated as of June 8, 2001, between Envirosource and ES
                                    Acquisition Corp.

New Common Stock....................the 1,080,000 shares, par value $0.001 per share, of newly authorized and issued common stock of
                                    Reorganized Envirosource to be issued pursuant to the provisions of Article IV of the Plan.

New Credit Facility.................the proposed new loan arrangements pursuant to a loan and security agreement to be entered into among Envirosource's indirect, wholly owned subsidiaries, International Mill Service, Inc. and
                                    Envirosource Technologies, Inc., certain lenders to be parties thereto and the Bank of America,
                                    N.A., as agent.

New Preferred Stock.................the 270,000 shares, par value $0.001 per share, of newly authorized and issued Series A
                                    Redeemable Preferred Stock of Reorganized Envirosource to be issued pursuant to the provisions of Article IV of the Plan.

New Subordinated Notes..............the 14% subordinated notes due 2008 in the principal amount of up to $63 million to be issued by
                                    Reorganized Envirosource under an indenture with the Indenture Trustee pursuant to the provisions of Article IV of the Plan.

Offering Memorandum.................the Offering Memorandum and Solicitation of Consents and Acceptances of Envirosource dated
                                    June 11, 2001, with respect to the Plan (and all exhibits and schedules annexed thereto or referred to therein), as it may be amended or supplemented from time to time.

                                                                A-23

Old Common Stock....................the issued and outstanding shares of Common Stock of Envirosource, par value $.01 per share, prior to the Effective Date.

Other Priority Claim................a Claim entitled to priority pursuant to Section 507(a) of the Bankruptcy Code other than a
                                    Priority Tax Claim or an Administrative Claim.

Other Unsecured Claim...............any Unsecured Claim that is not a Senior Note Claim.

Person..............................an entity as defined in Section 101(41) of the Bankruptcy Code.

Petition Date.......................the date on which Envirosource filed its petition for relief commencing the Chapter 11 Case.

Plan................................this Chapter 11 reorganization plan for Envirosource, as the same may be amended, modified or supplemented from time to time.

Plan Supplement.....................the compilation of documents and forms of documents specified in the Plan which will be filed with the Bankruptcy Court not later than ten (10) Business Days prior to the commencement of the
                                    Confirmation Hearing and which will include, without limitation, the indenture for the New
                                    Subordinated Notes, the Amended and Restated Certificate of Incorporation and Bylaws of
                                    Reorganized Envirosource, and the Certificate of Designations, Preferences and Rights of Series
                                    A Redeemable Preferred Stock.

Priority Tax Claim..................a Claim that is entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code.

Professional........................any professional employed in the Chapter 11 Case pursuant to Sections 327 or 1103 of the
                                    Bankruptcy Code or otherwise and the Persons seeking compensation or reimbursement of expenses in connection with the Chapter 11 Case pursuant to Section 503(b)(4) of the Bankruptcy Code.

Professional Fee Claim..............a Claim of a Professional for compensation or reimbursement of costs and expenses relating to services incurred after the Petition Date and prior to and including the Effective Date.

Projections.........................the financial projections contained in Schedule X.A. to the Disclosure Statement.

Reorganized Debtor..................the Debtor as reorganized pursuant to the Plan on and after the Effective Date.

Reorganized Envirosource............Envirosource as reorganized pursuant to the Plan on and after the Effective Date.

Requisite Acceptances...............with respect to an impaired Class of Claims, votes cast to accept the Plan in number and amount equal to (a) at least two-thirds (2/3) in amount of the Claims of the holders in such Class who actually cast votes with respect to the Plan and (b) more than one-half (1/2) in number of the holders in such Class who actually cast votes with respect to the Plan.

Restructuring Plan..................has the meaning set forth in the Offering Memorandum.


                                                                A-24

Schedules...........................the schedules of assets and liabilities and the statement of financial affairs, if any, filed in the Bankruptcy Court by Envirosource, as such schedules or statement may be amended or supplemented from time to time in accordance with Rule 1009 of the Bankruptcy Rules or orders of the Bankruptcy Court.

Secured Claim.......................a Claim that is secured by a security interest in or lien upon property, or the proceeds of the sale of such property, in which the Debtor has an interest to the extent of the value as of the
                                    Effective Date or such later date as is established by the Bankruptcy Court of such interest or lien as determined by a Final Order of the Bankruptcy Court pursuant to Section 506 of the
                                    Bankruptcy Code or as otherwise agreed upon in writing by the Debtor and the holder of such
                                    Claim.

Securities Act......................the Securities Act of 1933, 15 U.S.C.ss.ss.77a-77aa, as now in effect or hereafter amended.

Senior Notes........................the 9 3/4% Senior Notes due 2003 and the 9 3/4% Senior Notes due 2003, Series B, in the original aggregate principal amount of $270,000,000 issued pursuant to the Indentures.

Senior Note Claim...................the claim of the owner and holder of a Senior Note.

Solicitation........................the solicitation by Envirosource from holders of the Senior Notes of acceptances of the Plan pursuant to Section 1126(b) of the Bankruptcy Code.

Solicitation Package................the package provided by Envirosource that includes the Disclosure Statement and related materials and, where appropriate, Ballots or Master Ballots.

Substantial Contribution Claim......a Claim by a party in interest asserted pursuant to Section 503(b) of the Bankruptcy Code.

Unimpaired Claim....................a Claim that is not an Impaired Claim.

Unsecured Claim.....................any Claim against Envirosource with respect to which the Creditor has no interest in and does not hold Collateral.

                                                                         ANNEX B


                              LIQUIDATION ANALYSIS


Introduction

        Section 1129(a)(7)(A) of the Bankruptcy Code provides that the bankruptcy court may not confirm a plan of reorganization as to creditors and equity interest holders in impaired classes who do not vote to accept the plan, unless the plan treatment provides the non-accepting creditors and equity interest holders at least the amount or value they would receive if the debtor were liquidated on the effective date of the plan under Chapter 7 of the Bankruptcy Code. This statutory requirement is commonly referred to as the "best interests of creditors" test.

        This liquidation analysis presents estimated amounts that would be paid to creditors and equity interest holders in impaired classes under a hypothetical Chapter 7 liquidation. The assumptions and estimates utilized in this liquidation analysis, although considered reasonable by management, are inherently subject to significant business, economic, competitive and litigation risks, uncertainties and contingencies beyond management's control. In addition, the liquidation analysis is based upon certain assumptions with respect to liquidation decisions which could be subject to change. Accordingly, there can be no assurance that the values reflected in the liquidation analysis would be realized if the Company were, in fact, to attempt to liquidate under Chapter 7, and actual results could vary materially from those shown here.

Liquidation Analysis Assumptions

        Management believes the Company's operating subsidiaries would have greater value to a third party, and its claimants, as continuing businesses versus a liquidation sale of the individual assets of those operations. Therefore this analysis assumes that a liquidation of the Company's assets in the event of conversion to a Chapter 7 bankruptcy proceeding would involve the sale of its operating subsidiaries and liquidation of the holding company's assets. In order to maintain customer contracts and avoid the interruption of, or decline in, services provided to the operating subsidiaries' customers, which management believes is vital to retaining any meaningful value in the subsidiaries, the Company assumes the sale process would be completed on an accelerated timeframe over a 60-day period. The liquidation of the Company's assets assumes that the asset disposition process at the holding company would also take place on an accelerated basis and that the assets would be sold on an "as is" condition without any contractual representations and warranties since there will be no one to provide indemnification after the sale. The liquidation value was therefore determined based on numerous assumptions that management believes are reasonable under such circumstances, but may not necessarily occur if the liquidation were pursued.

        Operating Subsidiary Value Assumptions. The following assumptions were used to derive a range of total enterprise values ("TEV") that could potentially be received in a sale of the Company's operating subsidiaries.

        o TEV for each operating subsidiary was determined by multiplying each subsidiary's pro forma historical EBITDA for the twelve months ending March 31, 2001 by the adjusted peer EBITDA multiples for the same time period. For purposes of the liquidation analysis EBITDA is defined as operating income before interest expense, interest income, taxes, depreciation, amortization and nonrecurring items. Pro forma adjustments for EBITDA eliminated the impact of ESII operations and the gain on its sale for the last twelve months.

        o Peer EBITDA multiples were adjusted downward to account for differences in the Company's operations and its peer group due to a significant number of qualitative factors, including:

            - Limited growth prospects of the Company relative to the peer group;

            - Generally higher capital expenditures associated with the
              Company's operations;

            - Projected declines in the Company's financial performance in
              2001 versus projected increases in the financial performance of the majority of the Company's peer group;

            - Potential for lower or "bottom" bids resulting from a sale in distressed situation; and

            - Limited life of the landfill business of the Company's
              Technologies subsidiary.

        An accelerated sale discount of 25% was applied to the liquidation values of the operating subsidiaries to reflect the potential for lower bid prices and the potential that fewer buyers would be interested in bidding due to the abbreviated due diligence time. It is not unusual for much greater discounts to result from a Chapter 7 liquidation sale process depending, among other things, on the length of time a Chapter 7 trustee can operate a business without significant diminution in the business resulting from a loss of key employees, customers and suppliers. In addition, no assurance can be given that actual EBITDA of the operating subsidiaries would not decline by a material amount, as is often the case for businesses operating in Chapter 11 or Chapter 7 bankruptcy proceedings, and that therefore bid prices would be reduced. In addition, no assurance can be given that actual EBITDA of the operating subsidiaries would not decline by a material amount, as is often experienced by businesses operating in Chapter 11 or Chapter 7 bankruptcy proceedings, and that therefore bid prices would be reduced.

(Dollars in millions)                   IMS(2)                       Technologies(2)(3)
                             ------------------------------     -----------------------------
                               Low      Medium      High          Low      Medium      High
                             --------   --------   --------     --------   --------   -------
LTM EBITDA (1)............   $  38.4    $  38.4    $  38.4      $   4.9    $   4.9    $   4.9
Adjusted Peer Multiple....       4.0x       4.5x       5.0x         3.0x       3.5x       4.0x
                             -------    -------    -------      -------    -------    -------
   Total Enterprise Value    $ 153.5    $ 172.7    $ 191.9      $  14.7    $  17.2    $  19.6
                             =======    =======    =======      =======    =======    =======

---------------
(1)  For the last twelve months ended March 31, 2001.
(2)  Excludes any allocation for corporate overhead.
(3)  Pro forma for the sale of ESII, which occurred in February 2001.

        Order of Distribution. The Chapter 7 liquidation assumes the following order of distribution in accordance with Section 726 of the Bankruptcy Code:

        o Secured Claims entitled to a superpriority status approved by the Bankruptcy Court;

        o   Allowed Secured Claims;

        o   Allowed Chapter 7 Administrative Claims;

        o   Allowed Chapter 11 Administrative Claims;

        o   Allowed Priority Claims;

        o   Allowed General Unsecured Claims; and

        o   Equity Interests.

        The Company's creditor and equity interest holders have claims that are subordinate to those at the subsidiary companies. Therefore the Company's claimants would be repaid with the remaining proceeds, if any, in the order of distribution noted above, after meeting subsidiary claims likely to require payment as a result of the sale of the subsidiary companies.

        Other Liquidation Assumptions.
        -----------------------------

        o The liquidation analysis is based on the Company's balance sheet as of March 31, 2001;

        o The Company's operating subsidiaries would be sold on an accelerated schedule within a 60-day time period. Management believes this abbreviated schedule would be necessary to maintain customer contracts and relationships and retain any meaningful value in the subsidiaries. The holding company assets would also be liquidated on an accelerated schedule; and

        o No asset value has been attributed to potential preferences, fraudulent transfers or other possible recoveries through potential lawsuits.

     Prepackaged Plan Assumptions


        The Prepackaged Plan is expected to result in full recovery to all creditors of the Company with the exception of the Senior Note holders. In a Chapter 7 liquidation process the Senior Note holders would likely be included in the pool of General Unsecured Claims and would receive their pro rata share of distributable proceeds at the holding company level for this pool. The Prepackaged Plan provides for compensation to the Senior Note holders of the following:

        o   $12 million of cash;

        o   $51 million of Subordinated Notes;

        o   $25 million of Preferred Stock; and

        o   100% of the fully diluted Common Stock of Envirosource, Inc.

        In the Company's liquidation analysis, the value of the common stock given to the Senior Note holders is determined by subtracting its restructured debt and preferred stock and adding the expected cash balances, pro forma for the Prepackaged Plan, from the combined TEV of the operating subsidiaries. The TEV employed are the same as outlined in the "Operating Subsidiary Value Assumptions" above.

Conclusion

        Management believes, as a result of the liquidation analysis, that the Prepackaged Plan will provide creditors and equity interest holders with greater value than they would receive in a Chapter 7 bankruptcy liquidation process.

        The following liquidation analysis provides a comparison of the estimated recoveries in a Chapter 7 liquidation with estimated recoveries under the Prepackaged Plan.


                                                                        Low          Medium         High
                                                                        ---          ------         ----
                                                                             (dollars in thousands)
Estimated Subsidiary Value (1) (2)
    IMS .........................................................    $ 153,496      $ 172,683      $ 191,870
    Technologies ................................................       14,709         17,161         19,612
                                                                     ---------      ---------      ---------
        Total Subsidiary Value ..................................      168,205        189,844        211,482
    Less: Forced/Accelerated Sale Discount (3) ..................           25%            25%            25%
                                                                     ---------      ---------      ---------
        Adjusted Subsidiary Value ...............................      126,154        142,383        158,612
Less: Subsidiary Debt Assumed or Repaid
    Existing Credit Facility ....................................       (8,281)        (8,281)        (8,281)
    Other Debt ..................................................         (506)          (506)          (506)
    Capital Leases ..............................................      (14,801)       (14,801)       (14,801)
                                                                     ---------      ---------      ---------
        Net Subsidiary Value ....................................      102,566        118,795        135,024
Less: Payable to Non-operating Subsidiaries (4) .................      (24,667)       (24,667)       (24,667)
Plus Envirosource, Inc. Assets (5) ..............................            -              -              -
Total Subsidiary and Envirosource, Inc. Net Asset Value .........       77,899         94,127        110,356

Less: Costs Associated with Liquidation (6)
    Liquidation/Asset sales costs ...............................       (1,892)        (2,136)        (2,379)
    Corporate overhead/administrative and employee costs during
    Chapter 7 ...................................................       (1,000)        (1,000)        (1,000)
    Chapter 7 Trustee Fees (7) ..................................       (2,337)        (2,824)        (3,311)
    Chapter 7 Professional Fees .................................       (1,500)        (1,500)        (1,500)
    Chapter 11 Administrative and Professional Fees .............         (500)          (500)          (500)
                                                                     ---------      ---------      ---------
        Total Costs Associated with Liquidation .................       (7,229)        (7,960)        (8,690)

Estimated Proceeds for Distribution to Envirosource, Inc.
Claimants........................................................       70,669         86,168        101,666
Less: Secured Claims of Envirosource, Inc. ......................          (33)           (33)           (33)
                                                                     ---------      ---------      ---------

Estimated Proceeds for Distribution to Envirosource, Inc.
    Claimants....................................................       70,636         86,135        101,633
                                                                     =========      =========      =========


Unsecured Claims of Envirosource, Inc.                                              Claims                        Percentage
                                                                   -----------------------------------------      ----------

Total Unsecured Claims of Envirosource, Inc. (excluding Senior
Notes and  Accrued Interest).....................................    $   5,775      $   5,775      $   5,775          2.0%
Senior Notes Claims (8) .........................................      277,738        277,738        277,738         98.0%
                                                                     ---------      ---------      ---------       ------
    Total Unsecured Claims of Envirosource, Inc. ................      283,513        283,513        283,513        100.0%
Estimated Liquidation Proceeds Available to Bondholders (98.0%) .    $  69,197      $  84,380      $  99,563
Estimated  Liquidation  Proceeds Available to Remaining Unsecured
Claimants (2.0%) ................................................    $   1,439      $   1,755      $   2,070
Estimated  Liquidation Proceeds Available to Equity  Interest
holders .........................................................    $       -      $       0      $       0

Estimated Value to Noteholders in the Prepackaged Plan (9)
    Cash ........................................................    $  12,000      $  12,000      $  12,000
    Subordinated Notes ..........................................       51,000         51,000         51,000
    Preferred Stock .............................................       25,000         25,000         25,000
    Common Stock (10) ...........................................       58,955         80,859        102,763
                                                                     ---------      ---------      ---------
        Total Estimated Value to Noteholders ....................    $ 146,955      $ 168,859      $ 190,763

---------------

(1) Based on the assumed low, medium and high sales prices using multiples to EBITDA excluding corporate overhead for IMS of 4.0-5.0x and for Technologies of 3.0- 4.5x as of the latest twelve months ended March 31, 2001.

(2) Assumes the non-operating subsidiaries of Envirosource, Inc. have no value.

(3) Discount based on a maximum 60-day sale process, which management believes is necessary to preserve customer contracts and relationships and retain any meaningful value in the subsidiaries.

(4) In satisfaction of liabilities of IU International Corporation and intercompany receivables from IU International Corporation to other non-operating subsidiaries.

(5)   Based on management's estimate of liquidation value.

(6)   Assumes 1.5% of professional fees and expenses for sale of subsidiaries.

(7)   Based on 3% of distributable proceeds per Chapter 7 Bankruptcy Code.

(8)   Includes accrued and unpaid interest at March 31, 2001.

(9) In light of the fact that unsecured creditors of Envirosource, Inc. would not be paid in full, it is assumed that no proceeds would be available for distribution to holders of equity interests in a Chapter 7 liquidation of Envirosource, Inc. Under the Prepackaged Plan, holders of equity interests will receive reallocation of approximately $1.16 million in cash otherwise distributable to the holders of the Senior Notes.

(10) Based on the multiples of EBITDA of 4.0-5.0x for Envirosource, Inc., using EBITDA after corporate overhead as of the latest twelve months ended March 31, 2001.

                                                                    ANNEX C





                               Envirosource, Inc.

                                    as Issuer





                    $220,000,000 9 3/4% Senior Notes due 2003





                         ------------------------------


                          THIRD SUPPLEMENTAL INDENTURE

                               Dated as of , 2001

                                       to


                                    INDENTURE

                            Dated as of July 1, 1993



                         ------------------------------


                    United States Trust Company of New York,

                                   as Trustee

        THIRD SUPPLEMENTAL INDENTURE, dated as of , 2001 (the "Third Supplemental Indenture"), between Envirosource, Inc., a Delaware corporation ("Envirosource") and United States Trust Company of New York, a New York banking corporation, as trustee (the "Trustee").

        WHEREAS, Envirosource and the Trustee executed an Indenture, dated as of July 1, 1993, as supplemented by the First Supplemental Indenture, dated as of November 2, 1995, between Envirosource and the Trustee, as further supplemented by the Second Supplemental Indenture, dated as of September 24, 1997, between Envirosource and the Trustee (the "Indenture"), in respect of Envirosources' $220,000,000 9 3/4% Senior Notes due 2003 (the "Notes");

        WHEREAS, Section 9.02 of the Indenture provides that modifications and amendments to the Indenture may be made and one or more indentures supplemental to the Indenture entered into by Envirosource and the Trustee with the written consent of the holders (the "Holders") of a majority in aggregate principal amount of the Notes outstanding, except for certain specific events which require the unanimous written consent or unanimous affirmative vote of the Holders of the Notes;

        WHEREAS, Envirosource undertook an exchange offer and consent solicitation pursuant to an offering memorandum and solicitation of consents and acceptances dated June 11, 2001, as amended from time to time (the "Offering Memorandum"), offering to exchange the Holders' Notes for cash and/or senior subordinated notes, preferred stock and common stock of Envirosource and requesting, among other things, that the Holders give their written consent to implement the amendments to the Indenture set forth in this Third Supplemental Indenture (the "Amendments");

        WHEREAS, certain Holders of the Notes entered into an exchange agreement with Envirosource dated June 8, 2001 pursuant to which such Holders agreed, among other things, to exchange their Notes for cash and/or senior subordinated notes, preferred stock and common stock of Envirosource and gave their written consent to the Amendments;

        WHEREAS, Envirosource has received the valid written consents of the Holders of at least a majority in aggregate principal amount outstanding of the Notes consenting to the substance of the Amendments set forth in this Third Supplemental Indenture;

        WHEREAS, all conditions and requirements necessary to make this Third Supplemental Indenture a valid, binding, and legal instrument in accordance with the terms of the Indenture have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized; and

        WHEREAS, in accordance with the terms of the Indenture, Envirosource has requested that the Trustee execute and deliver this Third Supplemental Indenture.

        NOW, THEREFORE, in consideration of the above premises, each party agrees, for the benefit of the other and for the equal and ratable benefit of the Holders of Notes, as follows:


                                    ARTICLE I

                                   AMENDMENTS


Section 1.01  Indenture  Amendments. The Indenture is hereby amended as follows:


     (a) The table of contents of the Indenture is hereby amended by replacing the heading (i) "Taxes" in Section 4.05 with the heading "[intentionally omitted]"; (ii) "Maintenance of Properties and Insurance" in Section 4.08 with the heading "[intentionally omitted]"; (iii) "Limitation on Restricted Payments" in Section 4.09 with the heading "[intentionally omitted]"; (iv) "Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries" in
            Section 4.10 with the heading "[intentionally omitted]"; (v) "Limitation on Incurrence of Indebtedness" in Section 4.11 with the heading "[intentionally omitted]"; (vi) "Asset Sales" in Section
            4.12 with the heading "[intentionally omitted]"; (vii) "Transactions with Affiliates" in Section 4.13 with the heading "[intentionally omitted]"; (viii) "Limitation on Liens" in Section 4.14 with the heading "[intentionally omitted]"; (ix) "Limitation on Issuance of Capital Stock By Subsidiaries" in Section 4.15 with the heading "[intentionally omitted]"; and (x) "Change of Control" in Section
            4.16 with the heading "[intentionally omitted]."

     (b) Section 1.01 of the Indenture is hereby amended to delete the following definitions:

               "Additional Assets"
               "Asset Sale"
               "Average Life"
               "Capitalized Lease Obligation"
               "Cash Equivalent"
               "Change of Control"
               "Consolidated Net Income"
               "Consolidated Net Worth"
               "Consolidated Coverage Ratio"
               "Consolidated Interest Expense"
               "Conversion Systems"
               "Credit Agreement"
               "EBITDA"
               "Envirosafe"
               "Guarantee"
               "IMS"
               "Incur"
               "Indebtedness"
               "Investment"
               "Net Available Cash"
               "Non-Convertible Capital Stock"
               "Permitted Liens"
               "Preferred Stock"
               "Principal"
               "Recapitalization"
               "Refinancing Indebtedness"
               "Reorganization Plan"
               "Restricted Payment"
               "Restricted Subsidiary"
               "Senior Indebtedness"
               "Significant Subsidiary"
               "Subordinated Obligation"
               "Tangible Net Assets"
               "Unrestricted Subsidiary"
               "Voting Stock"
               "Wholly Owned Subsidiary"

     (c) The definition of "Affiliate" set forth in Section 1.01 of the Indenture is amended by deleting the last sentence of such definition.

     (d) The definition of "Redeemable Stock" set forth in Section 1.01 of the Indenture is amended by deleting the phrase "(other than upon a Change of Control or Asset Sale)" in both instances where it appears.

     (e) Section 1.02 of the Indenture is amended by deleting all of the definition terms and corresponding sections in their entirety and replacing such terms and sections with the following:

               "Authenticating Agent"..................... 2.02
               "Bankruptcy Law............................ 4.01
               "Custodian"................................ 6.01
               "Event of Default"......................... 6.01
               "Paying Agent" ............................ 2.03
               "Registrar"................................ 2.03
               "Successor Corporation..................... 5.01

     (f) Section 3.01 of the Indenture is amended by deleting the second paragraph of such section in its entirety.

     (g) Section 3.02 of the Indenture is amended by deleting the third paragraph of such section in its entirety.

     (h) Section 3.03 of the Indenture is amended by (A) deleting the phrase "Subject to the provisions of Section 4.12(c) hereof," in the first paragraph and (B) deleting "at" and replacing such term with "At" at the beginning of such paragraph.

     (i) Section 4.03(a) of the Indenture is amended by deleting the second sentence of such section.

     (j)    Section 4.04 of the Indenture is amended by (A) deleting subsection
            (b) in its entirety and (B) deleting subsection (c) in its entirety and replacing it with the following:

               "(b) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, promptly upon any Officer becoming aware of (and in no event later than 30 days after the occurrence of) any Default or Event of Default, an Officers' Certificate specifying such Default, Event of Default or default and acceleration and what action the Company is taking or proposes to take with respect thereto."

     (k) Article 4 is amended by deleting the text of Sections 4.05, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15 and 4.16 in their entirety and inserting in lieu thereof "[intentionally omitted]".

     (l) Section 5.01 of the Indenture is amended by (A) replacing the term "corporation" with the term "Person" in Section 5.01(a) and (B) deleting subsections (b), (c), (d), (e) and the last paragraph of
            Section 5.01 in their entirety.

     (m)    Sections 6.01 of the Indenture is amended by deleting subsections
            (c), (d), (e), (f), and (g) in their entirety.

     (n) Section 6.02 of the Indenture is amended by (A) deleting the phrase "(other than an Event of Default specified in clause (f) or (g) of Section 6.01)" and (B) deleting the third sentence of such section.

     (o) Section 7.07 of the Indenture is amended by deleting from the last paragraph of such section the words "an Event of Default specified in Section 6.01(f) or (g) hereof occurs" and replacing such words with "the commencement of a proceeding involving the Company under any Bankruptcy Law."

     (p) Section 8.04 of the Indenture is amended by deleting the first paragraph of such section and replacing it with the following:

                      "The Company may omit to comply with any term, provision or condition set forth in Sections 4.03 through 4.07 if:"

     (q) Exhibit A to the Indenture is amended by deleting paragraph 7 in its entirety and inserting in lieu thereof "[intentionally omitted]."

        Section 1.02 Mutatis Mutandi Effect. The Indenture, as supplemented, is hereby amended mutatis mutandi to reflect the addition or amendment of each of the defined terms incorporated in the Indenture pursuant to Section 1.01 above.

                                   ARTICLE II

                            MISCELLANEOUS PROVISIONS

        Section 2.01 Terms Defined. For all purposes of this Third Supplemental Indenture, except as otherwise defined herein, capitalized terms used in this Third Supplemental Indenture shall have the meanings ascribed to such terms in the Indenture.

        Section 2.02 Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all their terms shall remain in full force and effect. From and after the effectiveness of this Third Supplemental Indenture, any reference to the Indenture shall mean the Indenture as so amended by this Third Supplemental Indenture.

        Section 2.03 Governing Law. The internal laws of the State of New York shall govern this Third Supplemental Indenture, without regard to the principles of conflicts of law thereof.

        Section 2.04 Successors. All agreements of Envirosource and the Trustee in this Third Supplemental Indenture, the Indenture and the Notes shall bind their respective successors and assigns. This Third Supplemental Indenture shall be binding upon each Holder of Notes and their respective successors and assigns.

        Section 2.05 Multiple Counterparts. The parties may sign multiple counterparts of this Third Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together shall represent the same agreement.

        Section 2.06 Effective Date of this Third Supplemental Indenture. This Third Supplemental Indenture shall be effective pursuant to Section 9.04 of the Indenture immediately upon execution by Envirosource and delivery to and execution by the Trustee of this Third Supplemental Indenture. The Amendments to Sections 1.01, 1.02, 3.01, 3.02, 3.03, 4.03, 4.04, 4.05, 4.08, 4.09, 4.10, 4.11,
4.12, 4.13, 4.14, 4.15, 4.16, 5.01, 6.01, 6.02, 7.07, 8.04 and Exhibit A shall not become operative until such date and time that the Notes are accepted for exchange by Envirosource pursuant to the Offering Memorandum.

        Section 2.07 Trustee Disclaimer. The Trustee accepts the amendment of the Indenture effected by this Third Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by Envirosource, or for or with respect to (i) the validity, efficacy, or sufficiency of this Third Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by Envirosource by corporate action or otherwise, or (iii) the due execution hereof by Envirosource and the Trustee makes no representation with respect to any such matters.

        Section 2.08 Separability Clause. In case of any clause of this Third Supplemental Indenture shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                   SIGNATURES



        IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the date first above written.


                                  Envirosource, Inc.
                                  as Issuer
                            By:
                                    ---------------------------
                                    Name:
                                    Title:


                                  United States Trust Company of New York
                                  as Trustee

                            By:
                                    ---------------------------
                                    Name:
                                    Title:

                                                                         ANNEX D





                               Envirosource, Inc.

                                    as Issuer





               $50,000,000 9 3/4% Senior Notes due 2003, Series B





                            ------------------------


                          FIRST SUPPLEMENTAL INDENTURE

                               Dated as of , 2001

                                       to


                                    INDENTURE

                         Dated as of September 30, 1997



                            ------------------------


                    United States Trust Company of New York,

                                   as Trustee

        FIRST SUPPLEMENTAL INDENTURE, dated as of , 2001 (the "First Supplemental Indenture"), between Envirosource, Inc., a Delaware corporation ("Envirosource") and United States Trust Company of New York, a New York banking corporation, as trustee (the "Trustee").

        WHEREAS, Envirosource and the Trustee executed an Indenture, dated as of September 30, 1997 (the "Indenture"), in respect of Envirosource's $50,000,000 9 3/4% Senior Notes due 2003, Series B (the "Notes");

        WHEREAS, Section 9.02 of the Indenture provides that modifications and amendments to the Indenture may be made and one or more indentures supplemental to the Indenture entered into by Envirosource and the Trustee with the written consent of the holders (the "Holders") of a majority in aggregate principal amount of the Notes outstanding, except for certain specific events which require the unanimous written consent or unanimous affirmative vote of the Holders of the Notes;

        WHEREAS, Envirosource undertook an exchange offer and consent solicitation pursuant to an offering memorandum and solicitation of consents and acceptances dated June 11, 2001 as amended from time to time (the "Offering Memorandum"), offering to exchange the Holders' Notes for cash and/or senior subordinated notes, preferred stock and common stock of Envirosource and requesting, among other things, that the Holders give their written consent to implement the amendments to the Indenture set forth in this First Supplemental Indenture (the "Amendments");

        WHEREAS, certain Holders of the Notes entered into an exchange agreement with Envirosource dated June 8, 2001 pursuant to which such Holders agreed, among other things, to exchange their Notes for cash and/or senior subordinated notes, preferred stock and common stock of Envirosource and gave their written consent to the Amendments;

        WHEREAS, Envirosource has received the valid written consents of the Holders of at least a majority in aggregate principal amount outstanding of the Notes consenting to the substance of the Amendments set forth in this First Supplemental Indenture;

        WHEREAS, all conditions and requirements necessary to make this First Supplemental Indenture a valid, binding, and legal instrument in accordance with the terms of the Indenture have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized; and

        WHEREAS, in accordance with the terms of the Indenture, Envirosource has requested that the Trustee execute and deliver this First Supplemental Indenture.

        NOW, THEREFORE, in consideration of the above premises, each party agrees, for the benefit of the other and for the equal and ratable benefit of the Holders of Notes, as follows:


                                    ARTICLE I

                                   AMENDMENTS


        Section 1.01 Indenture Amendments. The Indenture is hereby amended as follows:

        (a) The table of contents of the Indenture is hereby amended by replacing the heading (i) "Taxes" in Section 4.05 with the heading "[intentionally omitted]"; (ii) "Maintenance of Properties and Insurance" in Section 4.08 with the heading "[intentionally omitted]"; (iii) "Limitation on Restricted Payments" in Section 4.09 with the heading "[intentionally omitted]"; (iv) "Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries" in
            Section 4.10 with the heading "[intentionally omitted]"; (v) "Limitation on Incurrence of Indebtedness" in Section 4.11 with the heading "[intentionally omitted]"; (vi) "Asset Sales" in Section
            4.12 with the heading "[intentionally omitted]"; (vii) "Transactions with Affiliates" in Section 4.13 with the heading "[intentionally omitted]"; (viii) "Limitation on Liens" in Section 4.14 with the heading "[intentionally omitted]"; (ix) "Limitation on Issuance of Capital Stock By Subsidiaries" in Section 4.15 with the heading "[intentionally omitted]"; and (x) "Change of Control" in Section
            4.16 with the heading "[intentionally omitted]."

        (b) Section 1.01 of the Indenture is hereby amended to delete the following definitions:

               "Additional Assets"
               "Asset Sale"
               "Average Life"
               "Capitalized Lease Obligation"
               "Cash Equivalent"
               "Change of Control"
               "Consolidated Coverage Ratio"
               "Consolidated Interest Expense"
               "Consolidated Net Income"
               "Consolidated Net Worth"
               "Conversion Systems"
               "Credit Agreement"
               "EBITDA"
               "Envirosafe Companies"
               "Guarantee"
               "IMS"
               "Incur"
               "Indebtedness"
               "Investment"
               "Net Available Cash"
               "1993 Notes"
               "Non-Convertible Capital Stock"
               "Permitted Liens"
               "Preferred Stock"
               "Principal"
               "Recapitalization"
               "Refinancing Indebtedness"
               "Reorganization Plan"
               "Restricted Payment"
               "Restricted Subsidiary"
               "Senior Indebtedness"
               "Significant Subsidiary"
               "Subordinated Obligation"
               "TDS"
               "Tangible Net Assets"
               "Unrestricted Subsidiary"
               "Voting Stock"
               "Wholly Owned Subsidiary"

        (c) The definition of "Affiliate" set forth in Section 1.01 of the Indenture is amended by deleting the last sentence of such definition.


        (d) The definition of "Redeemable Stock" set forth in Section 1.01 of the Indenture is amended by deleting the phrase "(other than upon a Change of Control or Asset Sale)" in both instances where it appears.


        (e) Section 1.02 of the Indenture is amended by deleting all of the definition terms and corresponding sections in their entirety and replacing such terms and sections with the following:

               "Authenticating Agent".................... 2.02
               "Bankruptcy Law".......................... 4.01
               "Custodian" .............................. 6.01
               "Event of Default"........................ 6.01
               "Paying Agent"............................ 2.03
               "Registrar"............................... 2.03
               "Successor Corporation"................... 5.01

        (f) Section 3.01 of the Indenture is amended by deleting the second paragraph of such section in its entirety.

        (g) Section 3.02 of the Indenture is amended by deleting the third paragraph of such section in its entirety.

        (h) Section 3.03 of the Indenture is amended by (A) deleting the phrase "Subject to the provisions of Section 4.12(c) hereof," in the first paragraph and (B) deleting "at" and replacing such term with "At" at the beginning of such paragraph.

        (i) Section 4.03(a) of the Indenture is amended by deleting the second sentence of such section.

        (j) Section 4.04 of the Indenture is amended by (A) deleting subsection
            (b) in its entirety and (B) deleting subsection (c) in its entirety and replacing it with the following:

               "(b) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, promptly upon any Officer becoming aware of (and in no event later than 30 days after the occurrence of) any Default or Event of Default, an Officers' Certificate specifying such Default, Event of Default or default and acceleration and what action the Company is taking or proposes to take with respect thereto."

        (k) Article 4 is amended by deleting the text of Sections 4.05, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15 and 4.16 in their entirety and inserting in lieu thereof "[intentionally omitted]".

        (l) Section 5.01 of the Indenture is amended by (A) replacing the term "corporation" with the term "Person" in Section 5.01(a) and (B) deleting subsections (b), (c), (d), (e) and the last paragraph of
            Section 5.01 in their entirety.

        (m) Sections 6.01 of the Indenture is amended by deleting subsections
            (c), (d), (e), (f), and (g) in their entirety.

        (n) Section 6.02 of the Indenture is amended by (A) deleting the phrase "(other than an Event of Default specified in clause (f) or (g) of Section 6.01)" and (B) deleting the third sentence of such section.

        (o) Section 7.07 of the Indenture is amended by deleting from the last paragraph of such section the words "an Event of Default specified in Section 6.01(f) or (g) hereof occurs" and replacing such words with "the commencement of a proceeding involving the Company under any Bankruptcy Law."

        (p) Section 8.04 of the Indenture is amended by deleting the first paragraph of such section and replacing it with the following:

                      "The Company may omit to comply with any term, provision or condition set forth in Sections 4.03 through 4.07 if:"

        (q) Exhibit A to the Indenture is amended by deleting paragraph 7 in its entirety and inserting in lieu thereof "[intentionally omitted]."

        Section 1.02 Mutatis Mutandi Effect. The Indenture, as supplemented, is hereby amended mutatis mutandi to reflect the addition or amendment of each of the defined terms incorporated in the Indenture pursuant to Section 1.01 above.

                                   ARTICLE II

                            MISCELLANEOUS PROVISIONS

        Section 2.01 Terms Defined. For all purposes of this First Supplemental Indenture, except as otherwise defined herein, capitalized terms used in this First Supplemental Indenture shall have the meanings ascribed to such terms in the Indenture.

        Section 2.02 Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all their terms shall remain in full force and effect. From and after the effectiveness of this First Supplemental Indenture, any reference to the Indenture shall mean the Indenture as so amended by this First Supplemental Indenture.

        Section 2.03 Governing Law. The internal laws of the State of New York shall govern this First Supplemental Indenture, without regard to the principles of conflicts of law thereof.

        Section 2.04 Successors. All agreements of Envirosource and the Trustee in this First Supplemental Indenture, the Indenture and the Notes shall bind their respective successors and assigns. This First Supplemental Indenture shall be binding upon each Holder of Notes and their respective successors and assigns.

        Section 2.05 Multiple Counterparts. The parties may sign multiple counterparts of this First Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together shall represent the same agreement.

        Section 2.06 Effective Date of this First Supplemental Indenture. This First Supplemental Indenture shall be effective pursuant to Section 9.04 of the Indenture immediately upon execution by Envirosource and delivery to and execution by the Trustee of this First Supplemental Indenture. The Amendments to Sections 1.01, 1.02, 3.01, 3.02, 3.03, 4.03, 4.04, 4.05, 4.08, 4.09, 4.10, 4.11,
4.12, 4.13, 4.14, 4.15, 4.16, 5.01, 6.01, 6.02, 7.07, 8.04 and Exhibit A shall not become operative until such date and time that the Notes are accepted for exchange by Envirosource pursuant to the Offering Memorandum.

        Section 2.07 Trustee Disclaimer. The Trustee accepts the amendment of the Indenture effected by this First Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by Envirosource, or for or with respect to (i) the validity, efficacy, or sufficiency of this First Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by Envirosource by corporate action or otherwise, or (iii) the due execution hereof by Envirosource and the Trustee makes no representation with respect to any such matters.

        Section 2.08 Separability Clause. In case of any clause of this First Supplemental Indenture shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                   SIGNATURES



        IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.


                                Envirosource, Inc.
                                as Issuer

                           By:
                                   ---------------------------
                                   Name:
                                   Title:


                                United States Trust Company of New York
                                as Trustee

                           By:
                                   ---------------------------
                                   Name:
                                   Title:

                                                                     ANNEX E









               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                       of
                       SERIES A REDEEMABLE PREFERRED STOCK


                                       of


                               ENVIROSOURCE, inc.


                         -------------------------------

                         Pursuant To Section 151 of the
                General Corporation Law of the State of Delaware

                         -------------------------------


        We the undersigned, John T. DiLacqua, the duly appointed President, and Leon Z. Heller, the duly appointed Secretary, of Envirosource, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Sections 103 and 151 thereof, do hereby state and certify that, pursuant to the authority expressly vested in the Board of Directors by Article Fourth of the Amended and Restated Certification of Incorporation of the Corporation, the Board of Directors adopted the following resolution creating a class of 270,000 shares of preferred stock designated as "Series A Redeemable Preferred Stock."

        RESOLVED, that, pursuant to the authority conferred upon the Board of Directors of the Corporation in accordance with the provisions of Article Fourth of the Amended and Restated Certificate of Incorporation, there is hereby established a class of preferred stock of the corporation, par value $0.001 per share, which class shall be designated as "Series A Redeemable Preferred Stock," which shall consist of 270,000 shares (the "Redeemable Preferred Stock"), issuable in whole shares, and which shall have the following dividend rights, voting rights, terms of redemption, redemption prices, liquidation preferences, and other rights, qualifications, limitations and restrictions:

        1.     Ranking.

The Redeemable Preferred Stock shall, with respect to dividends and rights on the liquidation, winding up and dissolution of the Corporation, rank (i) senior to the Common Stock, par value $0.001 per share (the "Common Stock"), of the Corporation and each class of capital stock of the Corporation established after the date hereof by the Board of Directors of the Corporation, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Redeemable Preferred Stock as to dividends and rights on the liquidation, winding up and dissolution of the Corporation (collectively referred to, together with the Common Stock of the Corporation, as "Junior Securities") and
(ii) on a parity with each other class of preferred stock established after the date of first issuance of the Redeemable Preferred Stock by the Board of Directors of the Corporation, the terms of which expressly provide that such class or series will rank on a parity with the Redeemable Preferred Stock as to dividends and rights on the liquidation, winding up and dissolution of the Corporation (collectively referred to as the "Parity Securities").

        2.     Dividend Rights.

        (a) Holders of Redeemable Preferred Stock, in preference to all Junior Securities of the Corporation, shall be entitled to receive, when, as and if declared by the Board of Directors, cumulative cash dividends accumulating at a per share annual rate of 12% of the Liquidation Preference (as defined herein). All accrued and unpaid dividends will compound on a semiannual basis at an annual rate of 12%. Dividends will be payable on December 15 and June 15 of each year (each, a "Dividend Payment Date"), to the holders of record of Redeemable Preferred Stock on the immediately preceding December 1 and June 1 (each, a "Record Date"). The first dividend payment on the Redeemable Preferred Stock will be payable on December 15, 2001. Dividends payable on the Redeemable Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months and will be deemed to accrue on a daily basis. Dividends on the Redeemable Preferred Stock will accrue whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date with respect to any period commencing on a Dividend Payment Date and ending one day before the next Dividend Payment Date (each, a "Dividend Period") to which they relate.

        (b) Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of Redeemable Preferred Stock on such date, not more than 90 days prior to the payment thereof, as may be fixed by the Board of Directors of the Corporation.

        (c) No dividend whatsoever shall be paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of Redeemable Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Redeemable Preferred Stock. No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid (or are deemed declared and paid) in full or declared and a sum in cash sufficient for such payment set apart for such payment on the Redeemable Preferred Stock. If full dividends are not so paid, the Redeemable Preferred Stock will share dividends pro rata with the Parity Securities. So long as any Redeemable Preferred Stock is outstanding and unless and until full cumulative dividends have been paid (or are deemed paid) in full on the Redeemable Preferred Stock: (i) no dividend (other than a dividend payable solely in shares of additional Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities; (ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities, other than a distribution consisting solely of Junior Securities;
(iii) other than shares owned by any then present or former employees, officers or directors of the Company or its Subsidiaries (each a "Permitted Holder"), no shares of Parity Securities or Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Junior Securities) by the Corporation; (iv) no warrants, rights, calls or options requiring the Corporation or any of its subsidiaries to purchase any Parity Securities or Junior Securities shall be directly or indirectly issued by the Corporation or any of its subsidiaries other than warrants, rights, calls or options granted to a Permitted Holder; and (v) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Parity Securities or Junior Securities by the Corporation. Holders of the Redeemable Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.

        3.            Rights on Liquidation.

In the event of a liquidation, dissolution or winding up of the Corporation (the foregoing, a "Liquidation"), the holders of the Redeemable Preferred Stock shall, before any amount shall be paid to or any property or assets of the Corporation distributed among the holders of any Junior Securities of the Corporation (now and hereafter authorized and issued), including the Common Stock, be entitled to receive a sum equal to $92.5926 per share (the "Liquidation Preference") together with all accrued and unpaid dividends. After payment to the holders of the Redeemable Preferred Stock of the amounts payable to them, they shall not be entitled to share in any further distribution of the property or assets of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Redeemable Preferred Stock and all other Parity Securities are not paid in full, the holders of record of the Redeemable Preferred Stock and the Parity Securities shall share equally and ratably in any distribution of assets of the Corporation in proportion to the full liquidation preference to which each is entitled. Neither the merger nor the consolidation of the Corporation into or with any other corporation, nor the merger nor the consolidation of any other corporation into or with the Corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall, without corporate action, be deemed to be a liquidation, dissolution or winding up constituting a Liquidation within the meaning of this Section 3.

        4.     Voting Rights.

        (a) The affirmative vote of the holders of a majority of the outstanding shares of Redeemable Preferred Stock, voting separately as a single class, shall be necessary to amend, alter or repeal any of the provisions of the Corporation's Certificate of Incorporation if such amendment, alteration, repeal would increase or decrease the aggregate number of authorized shares of Redeemable Preferred Stock, increase or decrease the par value of the shares of Redeemable Preferred Stock or alter or change the powers, preferences or special rights of the shares of Redeemable Preferred Stock so as to affect them adversely.

        (b) [Unless waived by the holders of a majority of the outstanding shares of Redeemable Preferred Stock, upon the failure to pay dividends on the Redeemable Preferred Stock for six consecutive Dividend Periods, the holders of a majority of the outstanding shares of Redeemable Preferred Stock, voting separately as a single class, will be entitled to elect one director to the Board of Directors for successive one-year terms until a dividend on the Redeemable Preferred Stock for one Dividend Period is paid in full. Upon such payment, the term of office of the director elected pursuant to this Section 4(b) will immediately terminate, and the number of directors constituting the entire Board of Directors will be reduced by one.] 1

        [(b)][(c)]Except as provided in Sections 4(a) [and 4(b)] hereof or as otherwise provided by law, holders of Redeemable Preferred Stock shall not be entitled or permitted to vote on any matters, including matters that may be voted upon by the holders of Common Stock. On any matters on which the holders of shares of Redeemable Preferred Stock are entitled to vote, they shall be entitled to one vote for each such share held.

        5.     Redemption.

        (a) Optional Redemption. The Corporation may, at the option of the Board of Directors, redeem at any time or from time to time, subject to contractual and other restrictions with respect thereto and from any source of funds legally available therefor, in whole or in part, in the manner provided for in Section 5(c) hereof, any or all of the shares of the Redeemable Preferred Stock at a price per share equal to the Liquidation Preference together with all accrued and unpaid dividends (the "Redemption Price") (which shall be paid within 45 days following the date of delivery of the Redemption Notice (as defined herein)). If the Corporation shall determine to redeem fewer than all shares of Redeemable Preferred Stock then outstanding, the shares to be redeemed shall be selected pro rata (as nearly as may be) so that the number of shares redeemed from each holder shall be the same portion of all the shares to be redeemed that the total number of shares then held by such holder bears to the total number of shares then outstanding. The purchase by the Corporation of shares of Redeemable Preferred Stock in the open market shall not be deemed to constitute a redemption within the meaning of this Section 5.

        (b) Mandatory Redemption. On the date that is 11 years subsequent to the date of the issuance of shares of Redeemable Preferred Stock, the Corporation shall redeem, to the extent of funds legally available therefor, in the manner provided for in Section 5(c) hereof, all of the shares of Redeemable Preferred Stock then outstanding at a price per share equal to the Redemption Price.

        (c) Procedures for Redemption. At least 10 and not more than 45 days prior to the date of any redemption, the Corporation shall deliver written notice (each, a "Redemption Notice") to each record holder of Redeemable Preferred Stock who has provided a written notice of address for delivery of such notice. Each Redemption Notice shall identify (i) the date of redemption for the Redeemable Preferred Stock, (ii) the total number of shares of Redeemable Preferred Stock to be redeemed, (iii) the number of shares of Redeemable Preferred Stock owned by such holder to be redeemed and (iv) the Redemption Price.

--------------

This Section 4(b) is applicable only if the Company file its Prepackaged Plan with the Bankruptcy Corut.

        Unless otherwise agreed by the Corporation and the holders of a majority of the Redeemable Preferred Stock to be redeemed, the closing of the redemption of the Redeemable Preferred Shares shall take place at the principal executive offices of the Corporation no sooner than 10 nor later than 45 days following the date the Redemption Notice is delivered to the holders. At the closing of any such redemption (i) the holders of Redeemable Preferred Stock shall deliver to the Corporation the certificates representing the shares of Redeemable Preferred Stock to be redeemed and (ii) the Corporation shall deliver to the holders the Redemption Price for each of the shares of Redeemable Preferred Stock so redeemed immediately available funds together with a certificate representing any shares of Redeemable Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such redemption but which were not redeemed.



                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, Envirosource, Inc. has caused this Certificate to be
duly executed on its behalf by the officers named below on this         day of
             , 2001.




                                ENVIROSOURCE, INC.

                                By:
                                   ---------------------------------------
                                   John T. DiLacqua, President



Attest:

        By:
           -----------------------------------
               Leon Z. Heller, Secretary

        Facsimile copies of the Letter of Transmittal, Consent and Acceptance, properly completed and duly executed, will be accepted. The Letter of Transmittal, Consent and Acceptance, certificates for Senior Notes and any other required documents should be sent or delivered by each holder or his broker, dealer, commercial bank or other nominee to the Exchange Agent at one of its addresses set forth below.


                 The Exchange Agent for the Exchange Offers is:

                     United States Trust Company of New York

       By Overnight Courier and By Hand:
 Delivery after 4:30 p.m. on Expiration Date:                By Hand Delivery to 4:30 p.m.:

        United States Trust Company of New                  United States Trust Company of New
                     York                                                  York
         30 Broad Street, 14th Floor                             30 Broad Street, B-Level
        New York, New York 10004-2304                          New York, New York 10004-2304

   By Accredited Investors Holding Physical                         By Registered or Certified
                 Securities,                                               Mail:
 the By Registered or Certified Mail Address
                     is:
          United States Trust Company of New                United States Trust Company of New
                     York                                                  York
                 P.O. Box 84                                           P.O. Box 112
            Bowling Green Station                                  Bowling Green Station
        New York, New York 10274-0084                          New York, New York 10274-0084

                             Telephone Number: (800) 548-6565
                       Facsimile Number: (212) 422-0183 or (646) 458-8111


        Questions or requests for assistance or additional copies of this Offering Memorandum, the Letter of Transmittal, Consent and Acceptance or other Offer Documents may be directed to the Information Agent at its addresses and telephone numbers set forth below. Beneficial Owners may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Exchange Offers.


        The Information Agent for the Exchange Offers and the solicitation of Consents and Acceptances is:




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                                       or


                          CALL TOLL-FREE (800) 322-2885



                       Email: proxy@mackenziepartners.com